Exhibit 99.6
Financial Statements
HRG GROUP, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
HRG Group, Inc.:
We have audited the accompanying consolidated balance sheets of HRG Group, Inc. and subsidiaries (the Company) as of September 30, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2017. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II. These consolidated financial statements and financial statement schedule II are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HRG Group, Inc. and subsidiaries as of September 30, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the three‑year period ended September 30, 2017, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of September 30, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated November 20, 2017 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
New York, New York
November 20, 2017
except for the effects of changes in discontinued operations, as discussed in Notes 1, 5, 15, and subsequent event, as discussed in Note 26, as to which the date is March 30, 2018.

HRG GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except per share and share amounts)

	September 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$270.1	$465.2
Trade receivables, net (Note 8)	266.0	245.6
Other receivables, net (Note 8)	19.7	23.8
Inventories, net (Note 9)	496.3	449.9
Prepaid expenses and other current assets	54.8	38.2
Current assets of businesses held for sale	28,929.2	601.0
Total current assets	30,036.1	1,823.7
Property, plant and equipment, net (Note 10)	503.9	367.4
Goodwill (Note 11)	2,277.1	2,133.3
Intangibles, net (Note 11)	1,612.0	1,534.8
Deferred charges and other assets	43.7	62.8
Noncurrent assets of businesses held for sale (Note 5)	1,376.9	27,658.1
Total assets	$35,849.7	$33,580.1

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt (Note 13)	$161.4	$239.3
Accounts payable (Note 12)	373.1	316.0
Accrued wages and salaries (Note 12)	55.4	101.8
Accrued interest (Note 12)	78.0	68.3
Other current liabilities	125.8	103.7
Current liabilities of businesses held for sale	26,851.3	412.1
Total current liabilities	27,645.0	1,241.2
Long-term debt, net of current portion (Note 13)	5,543.7	5,226.3
Employee benefit obligations (Note 17)	38.6	48.0
Deferred tax liabilities (Note 18)	493.2	512.1
Other long-term liabilities	26.2	26.0
Noncurrent liabilities of businesses held for sale	156.1	24,709.3
Total liabilities	33,902.8	31,762.9

Commitments and contingencies (Note 21)

HRG Group, Inc. shareholders' equity (Note 16):
Common stock, $0.01 par; 500,000.0 thousand shares authorized; 200,624.9 thousand and 200,789.1 thousand shares issued and outstanding at September 30, 2017 and 2016, respectively.	2.0	2.0
Additional paid-in capital	1,372.9	1,447.1
Accumulated deficit	(925.9)	(1,031.9)
Accumulated other comprehensive income	309.0	220.9
Total HRG Group, Inc. shareholders' equity	758.0	638.1
Noncontrolling interest	1,188.9	1,179.1
Total shareholders' equity	1,946.9	1,817.2
Total liabilities and equity	$35,849.7	$33,580.1
See accompanying notes to consolidated financial statements.

HRG GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Year ended September 30,
	2017	2016	2015
Revenues:
Net sales	$3,009.5	$3,029.4	$2,640.9
Net investment income	1.1	8.9	20.7
Total revenues	3,010.6	3,038.3	2,661.6
Operating costs and expenses:
Cost of goods sold	1,833.5	1,791.7	1,650.6
Selling, acquisition, operating and general expenses	894.1	911.7	1,059.8
Total operating costs and expenses	2,727.6	2,703.4	2,710.4
Operating income (loss)	283.0	334.9	(48.8)
Interest expense	(309.9)	(334.5)	(321.7)
Gain on deconsolidation of subsidiary	—	—	38.5
Other (expense) income, net	(4.2)	8.8	15.0
(Loss) income from continuing operations before income taxes	(31.1)	9.2	(317.0)
Income tax expense (benefit)	38.1	(58.4)	1.3
Net (loss) income from continuing operations	(69.2)	67.6	(318.3)
Income (loss) from discontinued operations, net of tax	342.4	(101.5)	(194.1)
Net income (loss)	273.2	(33.9)	(512.4)
Less: Net income attributable to noncontrolling interest	167.2	164.9	44.4
Net income (loss) attributable to controlling interest	$106.0	$(198.8)	$(556.8)

Amounts attributable to controlling interest:
Net loss from continuing operations	$(121.1)	$(45.8)	$(299.3)
Net income (loss) from discontinued operations	227.1	(153.0)	(257.5)
Net income (loss) attributable to controlling interest	$106.0	$(198.8)	$(556.8)

Net income (loss) per common share attributable to controlling interest:
Basic loss from continuing operations	$(0.61)	$(0.23)	$(1.51)
Basic income (loss) from discontinued operations	1.14	(0.77)	(1.30)
Basic	$0.53	$(1.00)	$(2.81)

Diluted loss from continuing operations	$(0.61)	$(0.23)	$(1.51)
Diluted income (loss) from discontinued operations	1.14	(0.77)	(1.30)
Diluted	$0.53	$(1.00)	$(2.81)
See accompanying notes to consolidated financial statements.

HRG GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In millions)

	Year ended September 30,
	2017	2016	2015
Net income (loss)	$273.2	$(33.9)	$(512.4)

Other comprehensive income (loss):
Foreign currency translation gains (losses)	29.1	(8.5)	(112.9)
Net unrealized (loss) gain on derivative instruments
Changes in derivative instruments before reclassification adjustment	(31.6)	11.1	11.4
Net reclassification adjustment for gains included in net income (loss)	(10.8)	(1.1)	(27.5)
Changes in derivative instruments after reclassification adjustment	(42.4)	10.0	(16.1)
Changes in deferred income tax asset/liability	13.3	(2.8)	5.2
Deferred tax valuation allowance adjustments	—	(0.1)	(2.2)
Net unrealized (loss) gain on hedging derivative instruments	(29.1)	7.1	(13.1)
Actuarial adjustments to pension plans
Changes in actuarial adjustments before reclassification adjustment	23.5	(41.7)	(13.6)
Net reclassification adjustment	5.5	2.4	1.4
Changes in actuarial adjustments to pension plans	29.0	(39.3)	(12.2)
Changes in deferred income tax asset/liability	(8.5)	10.8	3.6
Deferred tax valuation allowance adjustments	—	—	(3.1)
Net actuarial adjustments to pension plans	20.5	(28.5)	(11.7)
Unrealized investment gains (losses):
Changes in unrealized investment gains (losses) before reclassification adjustment	176.5	784.5	(643.8)
Net reclassification adjustment for losses included in net income	17.9	8.8	28.8
Changes in unrealized investment gains (losses) after reclassification adjustment	194.4	793.3	(615.0)
Adjustments to intangible assets	(40.3)	(258.3)	219.7
Changes in deferred income tax asset/liability	(54.5)	(185.7)	138.7
Net unrealized gains (losses) on investments	99.6	349.3	(256.6)
Changes in non-credit related other-than-temporary impairment	—	(1.4)	—
Net change to derive comprehensive income (loss) for the period	120.1	318.0	(394.3)
Comprehensive income (loss)	393.3	284.1	(906.7)
Less: Comprehensive income (loss) attributable to the noncontrolling interest:
Net income	167.2	164.9	44.4
Other comprehensive income (loss)	28.0	56.0	(108.0)
	195.2	220.9	(63.6)
Comprehensive income (loss) attributable to the controlling interest	$198.1	$63.2	$(843.1)
See accompanying notes to consolidated financial statements.

HRG GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In millions)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total Shareholders’ Equity	Noncontrolling Interest (“NCI”)	Total Equity
	Shares	Amount
Balances at September 30, 2014	202.3	$2.0	$1,472.3	$(276.3)	$243.6	$1,441.6	$815.4	$2,257.0
Net loss	—	—	—	(556.8)	—	(556.8)	44.4	(512.4)
Unrealized investment losses, net	—	—	—	—	(206.1)	(206.1)	(50.5)	(256.6)
Other unrealized losses	—	—	—	—	(7.5)	(7.5)	(5.6)	(13.1)
Actuarial adjustments to pension plans	—	—	—	—	(7.0)	(7.0)	(4.7)	(11.7)
Translation adjustment	—	—	—	—	(65.7)	(65.7)	(47.2)	(112.9)
Comprehensive loss						(843.1)	(63.6)	(906.7)
Repurchase of common stock	(1.7)	(0.1)	(22.1)	—	—	(22.2)	—	(22.2)
Proceeds from public offering of subsidiary shares, net	—	—	29.9	—	1.3	31.2	249.8	281.0
Purchases of subsidiary stock	—	—	(76.8)	—	0.7	(76.1)	15.1	(61.0)
Exercise of stock options	0.7	—	4.1	—	—	4.1	—	4.1
Stock compensation	1.4	0.1	71.0	—	—	71.1	18.9	90.0
Restricted stock surrendered for tax withholding	(1.3)	—	(19.9)	—	—	(19.9)	(1.1)	(21.0)
NCI in acquired subsidiary	—	—	—	—	—	—	0.8	0.8
Dividend paid by subsidiary to NCI	—	—	—	—	—	—	(33.9)	(33.9)
Balances at September 30, 2015	201.4	2.0	1,458.5	(833.1)	(40.7)	586.7	1,001.4	1,588.1
Net loss	—	—	—	(198.8)	—	(198.8)	164.9	(33.9)
Unrealized investment gains, net	—	—	—	—	279.3	279.3	68.6	347.9
Other unrealized gains	—	—	—	—	4.1	4.1	3.0	7.1
Actuarial adjustments to pension plans	—	—	—	—	(16.6)	(16.6)	(11.9)	(28.5)
Translation adjustment	—	—	—	—	(4.8)	(4.8)	(3.7)	(8.5)
Comprehensive income						63.2	220.9	284.1
Purchases of subsidiary stock	—	—	(34.6)	—	(0.4)	(35.0)	(19.5)	(54.5)
Exercise of stock options	0.6	—	4.4	—	—	4.4	—	4.4
Stock compensation	—		42.9	—	—	42.9	21.4	64.3
Restricted stock surrendered for tax withholding	(1.2)	—	(24.1)	—	—	(24.1)	(4.6)	(28.7)
Dividend paid by subsidiary to NCI	—	—	—	—	—	—	(40.5)	(40.5)
Balances at September 30, 2016	200.8	2.0	1,447.1	(1,031.9)	220.9	638.1	1,179.1	1,817.2
Net income	—	—	—	106.0	—	106.0	167.2	273.2
Unrealized investment gains, net	—	—	—	—	79.1	79.1	20.5	99.6
Other unrealized losses	—	—	—	—	(17.3)	(17.3)	(11.8)	(29.1)
Actuarial adjustments to pension plans	—	—	—	—	12.6	12.6	7.9	20.5
Translation adjustment	—	—	—	—	17.7	17.7	11.4	29.1
Comprehensive income						198.1	195.2	393.3
Purchases of subsidiary stock	—	—	(113.2)	—	(4.0)	(117.2)	(136.0)	(253.2)
Exercise of stock options	0.7	—	6.5	—	—	6.5	—	6.5
Stock compensation	—	—	49.0	—	—	49.0	30.6	79.6
Restricted stock surrendered for tax withholding	(0.9)	—	(30.4)	—	—	(30.4)	(10.4)	(40.8)
NCI in acquired subsidiary	—	—	13.9	—	—	13.9	(26.4)	(12.5)
Dividend paid by subsidiary to NCI	—	—	—	—	—	—	(43.2)	(43.2)
Balances at September 30, 2017	200.6	$2.0	$1,372.9	$(925.9)	$309.0	$758.0	$1,188.9	$1,946.9
See accompanying notes to consolidated financial statements.

HRG GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions)

	Year ended September 30,
	2017	2016	2015
Cash flows from operating activities:
Net income (loss)	$273.2	$(33.9)	$(512.4)
Income (loss) from discontinued operations, net of tax	342.4	(101.5)	(194.1)
Net (loss) income from continuing operations	(69.2)	67.6	(318.3)
Adjustments to reconcile net (loss) income to operating cash flows from continuing operations:
Depreciation of properties and amortization of intangibles	132.2	120.4	107.4
Impairment of intangible assets and goodwill	16.3	13.4	60.2
Loan provision and bad debt expense	1.8	12.8	88.0
Stock-based compensation	52.9	70.8	66.0
Amortization of debt issuance costs	15.5	18.3	17.2
Amortization of debt discount	1.8	2.8	4.8
Write-off of debt discount on retired debt	2.5	5.8	12.8
Deferred income taxes	21.9	(73.6)	(10.9)
Purchase accounting inventory adjustment	3.3	—	21.7
Pet safety recall inventory write-off	15.0	—	—
Gain on contingent purchase price reduction	—	—	(8.5)
Gain on deconsolidation of subsidiary	—	—	(38.5)
Gain on debt extinguishment	—	(8.0)	—
Net recognized losses on investments and derivatives	—	1.2	2.5
Dividends from subsidiaries classified as discontinued operations	12.2	12.2	12.2
Changes in operating assets and liabilities	(51.1)	30.4	37.2
Net change in cash due to continuing operating activities	155.1	274.1	53.8
Net change in cash due to discontinued operating activities	685.0	639.2	236.0
Net change in cash due to operating activities	840.1	913.3	289.8
Cash flows from investing activities:
Proceeds from investments sold, matured or repaid	—	35.1	70.8
Acquisitions, net of cash acquired	(304.7)	—	(1,309.9)
Net asset-based loan repayments	30.9	170.9	282.9
Capital expenditures	(77.8)	(61.0)	(56.6)
Proceeds from sales of assets	3.9	19.6	1.1
Capital contribution to subsidiary classified discontinued operations	—	—	(24.0)
Other investing activities, net	(1.5)	(3.0)	0.5
Net change in cash due to continuing investing activities	(349.2)	161.6	(1,035.2)
Net change in cash due to discontinued investing activities	(1,253.2)	(1,053.0)	(1,106.1)
Net change in cash due to investing activities	(1,602.4)	(891.4)	(2,141.3)
Cash flows from financing activities:
Proceeds from issuance of new debt	315.6	484.4	3,705.1
Repayment of debt, including tender and call premiums	(251.9)	(1,087.1)	(3,034.1)
Debt issuance costs	(7.0)	(9.3)	(44.8)
Purchases of subsidiary stock, net	(265.0)	(52.0)	(49.6)
Dividend paid by subsidiary to noncontrolling interest	(39.9)	(37.3)	(31.0)
Share based award tax withholding payments	(40.8)	(28.7)	(21.0)
Common stock repurchased	—	—	(22.2)
Net proceeds from issuance subsidiary common stock	—	—	281.0
Other financing activities, net	6.5	3.0	9.4
Net change in cash due to continuing financing activities	(282.5)	(727.0)	792.8
Net change in cash due to discontinued financing activities	865.5	875.7	938.0
Net change in cash due to financing activities	583.0	148.7	1,730.8
Effect of exchange rate changes on cash and cash equivalents due to Venezuela devaluation	(0.4)	—	(2.5)
Effect of exchange rate changes on cash and cash equivalents	3.1	(1.4)	(27.2)
Net change in cash and cash equivalents	(176.6)	169.2	(150.4)
Net change in cash and cash equivalents in discontinued operations	18.5	347.2	(120.0)
Net change in cash and cash equivalents in continuing operations	(195.1)	(178.0)	(30.4)
Cash and cash equivalents at beginning of period	465.2	643.2	673.6
Cash and cash equivalents at end of period	$270.1	$465.2	$643.2

Supplemental disclosure of cash flow information:
Cash paid for interest	$323.5	$397.7	$395.7
Cash paid for taxes, net	37.5	35.9	54.4
See accompanying notes to consolidated financial statements.

HRG GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share and unit measures or as otherwise specified)
(1) Basis of Presentation and Nature of Operations
HRG Group, Inc. (“HRG”, and collectively with its respective subsidiaries, the “Company”) is a holding company that conducts its operations principally through its operating subsidiaries. HRG’s shares of common stock trade on the New York Stock Exchange (“NYSE”) under the symbol “HRG.”
The Company’s reportable business segments are organized in a manner that reflects how HRG’s management views those business activities. Accordingly, the Company currently presents the results from its business operations in two reportable segments: (i) Consumer Products and (ii) Corporate and Other.
As of September 30, 2017, the Company’s Consumer Products segment represents the Company’s 59.6% controlling interest in Spectrum Brands Holdings, Inc. (“Spectrum Brands”), of which is a diversified global branded consumer products company. As of September 30, 2017, Company’s Corporate and Other segment includes the Company’s ownership of Salus Capital Partners, LLC, (“Salus”), which was created for the purpose of serving as an asset-based lender, 99.5% of NZCH Corporation (“NZCH”), a public shell company, HGI Funding, LLC (“HGI Funding”) and HGI Energy Holdings, LLC (“HGI Energy”), which are subsidiaries that the Company uses to manage a portion of its available cash and engage in other activities.
As described further below under “Insurance Operations”, as of September 30, 2017, the Company conducted its insurance operations through its 80.4% ownership of Fidelity & Guaranty Life (“FGL”), and the Company’s other wholly-owned subsidiary, Front Street Re (Delaware) Ltd., (“Front Street”), collectively (the “Insurance Operations”). As described further below, as of September 30, 2017, the Company’s Insurance Operations were classified as held for sale in the accompanying Consolidated Balance Sheets and the Insurance Operations were classified as discontinued operations in the accompanying Consolidated Statements of Operations and the Consolidated Statements of Cash Flows and reported separately for all periods presented. Any intercompany transactions between FGL and Front Street have been eliminated in the Company’s financial statements. See Note 5, Divestitures.
For the results of operations by segment, and other segment data, see Note 23, Segment and Geographic Data and Note 25, Consolidating Financial Information.
The accompanying Consolidated Financial Statements of the Company included herein have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of such information. All such adjustments are of a normal recurring nature. Although the Company believes that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures, including a description of significant accounting policies normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Certain prior period amounts have been reclassified or combined to conform to the current year presentation.
Fiscal Year End
The Company’s fiscal year ends on September 30 and the quarters end on the last calendar day of the months of December, March and June. The Company’s significant subsidiary, Spectrum Brands’ fiscal year ends September 30 and its interim fiscal quarters end every thirteenth Sunday, except for its first fiscal quarter which may end on the fourteenth Sunday following September 30. The Company does not adjust for the difference in fiscal periods between Spectrum Brands and itself, as such difference would be less than 93 days, pursuant to Regulation S-X Rule 3A-02. References herein to Fiscal 2017, 2016 and 2015 refer to the fiscal years ended September 30, 2017, 2016 and 2015, respectively.
Consumer Products Segment
The Consumer Products segment represents the Company’s 59.6% controlling interest in Spectrum Brands. Through its operating subsidiaries, Spectrum Brands is a diversified global branded consumer products company with positions in multiple product lines and categories: global pet supplies, home and garden control products, hardware and home improvement products and global auto care.
Subsequent to Fiscal 2017, effective December 29, 2017, Spectrum Brands’ Board of Directors approved a plan to explore strategic alternatives, including the planned sale of Spectrum Brands’ Global Batteries & Appliances (“GBA”) segment. Spectrum Brands expects a sale to be realized by December 31, 2018. See Note 5, Divestitures, regarding Spectrum Brands’ agreement to sell its Global Batteries and Lighting (“GBL”) business and its plans to sell its Home and Personal Care (“HPC”) business. The Company reports a business as held for sale when the criteria of Accounting Standard Codification (“ASC”) Topic 360, Property, Plant and Equipment (“ASC 360”) are met. The Company believes ASC 360’s criteria for the GBA business have been met as of December 31, 2017. As a result, Spectrum Brands’ assets and liabilities associated with the GBA business have been classified as held for sale in the accompanying Consolidated Balance Sheets and the respective operations of the GBA business have been classified as discontinued operations in the accompanying Consolidated Statements of Operations and Consolidated Statements of Cash Flows; and reported separately for all periods presented. See Note 2, Significant Accounting

Policies and Practices and Recent Accounting Pronouncements- Assets Held for Sale and Discontinued Operations. See Note 5, Divestitures for more information on the assets and liabilities classified as held for sale and discontinued operations. See Note 23, Segment and Geographic Data for more information pertaining to segments of continuing operations. Accordingly, the notes to the consolidated financial statements have been updated to exclude information pertaining to discontinued operations and reflect the only continuing operations of the Company, which includes updates to Note 1, Basis of Presentation and Nature of Operations, Note 2, Significant Accounting Policies and Practices and Recent Accounting Pronouncements, Note 4, Restructuring and Related Charges, Note 5, Divestitures, Note 7, Fair Value of Financial Instruments, Note 8, Receivables, net, Note 9, Inventories, net, Note 10, Property, Plant and Equipment, net, Note 11, Goodwill and Intangibles, net, Note 13, Debt, Note 14, Leases, Note 15, Derivative Financial Instruments, Note 17, Employee Benefit Obligations, Note 18, Income Taxes, Note 20, Stock-based Compensation, Note 21, Commitments and Contingencies, Note 23, Segment and Geographic Data, Note 24, Earnings per Share, Note 25, Consolidating Financial Information, and Note 27, Quarterly Results (Unaudited).
During Fiscal 2017, Spectrum Brands completed the acquisitions of (i) Petmatrix LLC (“Petmatrix”), a manufacturer and marketer of rawhide-free dog chews, for a purchase price of $255.2, (ii) GloFish branded operations (“GloFish”), which primarily consist of the development and licensing of fluorescent fish for sale through mass retail and online channels, for a purchase price of $49.7, and (iii) the remaining 44.0% non-controlling interest of Shaser, Inc. (“Shaser”) for a purchase price of $12.6. See Note 3, Acquisitions.
Corporate and Other Segment
In connection with the Transition Agreement, dated as of November 17, 2016, by and between HRG and Omar Asali, Mr. Asali’s employment as the President and Chief Executive Officer of HRG, as well as his service on the board of directors of the Company and its subsidiaries, ceased, effective as of April 14, 2017. On April 14, 2017, Mr. Joseph S. Steinberg, the Chairman of the Board of Directors of the Company, was appointed to the additional position of Chief Executive Officer of the Company.
On March 22, 2017, the Company appointed Mr. Ehsan Zargar, our General Counsel and Corporate Secretary, to the additional positions of Executive Vice President and Chief Operating Officer of the Company effective as of January 1, 2017.
Also, on November 28, 2016, the Company and David Maura, Managing Director and Executive Vice President of Investments of the Company, entered into a Separation and Release Agreement pursuant to which Mr. Maura resigned his employment with the Company, but will continue to serve as the Executive Chairman of Spectrum Brands and its subsidiaries and as a member of the Company’s Board of Directors.
In addition, as previously announced in November 2016, HRG’s Board of Directors initiated a process to review and evaluate strategic alternatives, which may include, but are not limited to, a merger, sale or other business combination involving HRG and/or its assets. HRG has not set a definitive schedule to complete its review of strategic alternatives and it does not intend to provide any further updates until such time as it determines in its sole discretion or as required by law. There can be no assurance that any such process will result in a transaction, or if a transaction is undertaken, as to its terms or timing. The strategic review process may be suspended or terminated at any time without notice.
Insurance Operations
Through its wholly-owned subsidiaries, Fidelity & Guaranty Life Insurance Company (“FGL Insurance”) and Fidelity & Guaranty Life Insurance Company of New York, FGL is a provider of various types of fixed annuities and life insurance products in the U.S.
Through Bermuda and Cayman-based subsidiaries, Front Street Re Ltd. (“Front Street Bermuda”) and Front Street Re (Cayman) Ltd. (“Front Street Cayman”), Front Street engages in the business of life, annuity and long-term care reinsurance.
On November 8, 2015, Anbang Insurance Group Co., Ltd. and its affiliates (collectively, “Anbang”) entered into an Agreement and Plan of Merger (the “Anbang/FGL Merger Agreement”) to acquire FGL for $26.80 per share. On April 17, 2017, FGL terminated the Anbang/FGL Merger Agreement. Prior to its termination, the Anbang/FGL Merger Agreement was amended on November 3, 2016 and on February 9, 2017, each time to extend the outside termination date. As a result of the termination of the Anbang/FGL Merger Agreement, FGL had no remaining obligations thereunder.
On May 24, 2017, FGL entered into an Agreement and Plan of Merger (the “FGL Merger Agreement”) with CF Corporation (“CF Corp”), FGL U.S. Holdings Inc., an indirect wholly owned subsidiary of CF Corp (“CF/FGL US”), and FGL Merger Sub Inc., a direct wholly owned subsidiary of CF/FGL US, pursuant to which CF Corp has agreed to acquire FGL for $31.10 per share (the “FGL Merger”).
Pursuant to the FGL Merger Agreement, the consummation of the FGL Merger is subject to the satisfaction or waiver of the following closing conditions, which have been satisfied: (i) on June 16, 2017, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (ii) on August 8, 2017, CF Corp held an extraordinary general meeting in lieu of an annual general meeting of shareholders, at which CF Corp’s shareholders approved, among other items, all of the proposals relating to the FGL Merger Agreement and the FGL Merger; (iii) on August 14, 2017, FGL filed with the SEC and mailed to its stockholders a definitive information statement in connection with the FGL Merger; (iv) on August 24, 2017, the Vermont Department of Financial Regulation granted its required regulatory approval relating to the FGL Merger; and (v) on November 8, 2017, the New York Department of Financial Services granted its required regulatory approval relating to the FGL Merger. In addition, the consummation of the FGL Merger is also subject to satisfaction or waiver of other closing conditions, including the receipt of regulatory approvals from the Iowa Insurance Division (“IID”) and the absence of any law or order enacted, issued or enforced that is in effect and that prevents or prohibits the consummation of the FGL Merger. With respect to the regulatory approvals from the IID, on November 7, 2017, the IID held a public hearing to consider whether the proposed acquisition of control of Fidelity & Guaranty Life Insurance Company complies with the standards set forth under applicable Iowa insurance laws.
FGL expects to be in a position to close the FGL Merger before the end of calendar year 2017; however, the closing of the FGL Merger and the timing thereof is subject to the IID’s regulatory review and approval process, the results of which cannot be assured. In the event the FGL Merger Agreement is terminated, under certain circumstances, FGL may be required to pay a termination fee to CF Corp in an aggregate amount of $50.0.
In a separate transaction, on May 24, 2017, Front Street entered into a Share Purchase Agreement (the “Front Street Purchase Agreement”) pursuant to which, subject to the terms and conditions set forth therein, Front Street has agreed to sell (the “Front Street Sale”) to CF/FGL US all of the issued and outstanding shares of (i) Front Street Cayman and (ii) Front Street Bermuda (collectively, the “Acquired Companies”). The purchase price is $65.0, subject to customary adjustments for transaction expenses. The definitive documentation contains customary representations, warranties and indemnification obligations. In addition, at the closing of the Front Street Sale, $6.5 of the purchase price will be deposited in escrow for a period of 15 months (as extended to satisfy pending claims at such time) to support certain indemnification obligations of Front Street to CF/FGL US. The required regulatory approvals in connection with the transaction have been received and the closing of the transaction is expected to take place before the end of calendar year 2017, subject to the satisfaction of other customary closing conditions, including the consummation of the FGL Merger. The closing of the FGL Merger is not conditioned upon the closing of the Front Street Sale. Prior to the execution of the Front Street Purchase Agreement, the operations of Front Street were reported in the Company’s Insurance segment.
In addition, on May 24, 2017, HRG, FS Holdco II Ltd. (“FS Holdco”), CF Corp and CF/FGL US entered into an agreement (the “338 Agreement”) pursuant to which CF/FGL US agreed that FS Holdco may, at its option, cause CF/FGL US and FS Holdco to make a joint election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with respect to the FGL Merger and the deemed share purchases of FGL’s subsidiaries (the “338 Tax Election”). Pursuant to the 338 Agreement, if FS Holdco elects to make the 338 Tax Election, it will be required to pay CF/FGL US $30.0, plus additional specified amounts, in excess of $6.0, determined by reference to FGL’s incremental current tax costs attributable to the 338 Tax Election, if any, and CF/FGL US will be required to pay FS Holdco additional specified amounts, in excess of $6.0, determined by reference to FGL’s incremental current tax savings attributable to the 338 Tax Election, if any. As of the date hereof, the Company expects to exercise the 338 Tax Election. As of September 30, 2017, HRG had approximately $1,840.2 of gross U.S. net operating loss (“NOL”) and capital loss carryforwards - also see Note 18, Income Taxes. If the 338 Tax Election is made, HRG expects to retain such federal NOL and capital loss carryforwards following the sale of its stock in the FGL Merger. If the Company exercises the 338 Tax Election, at September 30, 2017, the Company estimated to receive a $9.6 net payment from CF Corp to HRG, which was reflected in the estimated fair value, less cost to sell of FGL as of September 30, 2017. Nonetheless, there can be no assurance that the Company will receive the expected benefits of such election. In addition, the estimated payment described herein is preliminary and subject to change, and will not be definitively determined until the FGL Merger is closed and the 338 Tax Election is made and the parties to the 338 Agreement complete their review of the election in accordance with the terms of the 338 Agreement. Also, see Note 2, Significant Accounting Policies and Practices and Recent Accounting Pronouncements, “Use of Estimates” section.

(2) Significant Accounting Policies and Practices and Recent Accounting Pronouncements
Principles of Consolidation
The Consolidated Financial Statements include the accounts of HRG and all other entities in which HRG has a controlling financial interest and those variable interest entities (“VIEs”) where the Company is the primary beneficiary. Intercompany accounts and transactions between businesses held for use have been eliminated. Results of operations of acquired companies are included from the dates of acquisition and for VIEs, from the dates that the Company became the primary beneficiary. At September 30, 2017, the non-controlling interest component of total equity primarily represents the 40.4% share of Spectrum Brands and the 19.6% of FGL not owned by HRG.
VIE is an entity that lacks equity investors or whose equity investors do not have a controlling financial interest in the entity through their equity investments. The entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and consolidates the VIE. A corporation is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.
The Company, through its subsidiary, Salus, primarily uses VIEs for its securitization activities, in which Salus transfers whole loans into a trust or other vehicle such that the assets are legally isolated from the creditors of Salus. Assets held in a trust can only be used to settle obligations of the trust. The creditors of these trusts typically have no recourse to Salus except in accordance with the obligations under standard representations and warranties. When Salus is the servicer of whole loans held in a securitization trust, Salus has the power to direct the most significant activities of the trust. Salus consolidates a whole-loan securitization trust if it has the power to direct the most significant activities and also holds securities issued by the trust or has other contractual arrangements, other than standard representations and warranties, that could potentially be significant to the trust. See Note 6, Securitizations and Variable Interest Entities for additional information on the Company’s investment in consolidated VIEs.
Assets Held for Sale and Discontinued Operations
The Company reports a business as held for sale when the criteria of Accounting Standard Codification (“ASC”) Topic 360, Property, Plant and Equipment (“ASC 360”) are met. A business classified as held for sale is recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the business exceeds its estimated fair value less cost to sell, a loss is recognized. Assets and liabilities related to a business classified as held for sale are segregated in the current and prior balance sheets in the period in which the business is classified as held for sale. Transactions between the business held for sale and businesses held for use that are expected to continue to exist after the disposal are not eliminated to appropriately reflect the continuing operations and balances held for sale. If a business is classified as held for sale after the balance sheet date but before the financial statements are issued or are available to be issued, the business continues to be classified as held and used in those financial statements when issued or when available to be issued.
The Company reports the results of operations of a business as discontinued operations if a disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the business is sold or classified as held for sale, in accordance with ASC 360 and Accounting Standards Update (“ASU”) No. 2014-08, Presentation of Financial Statements (Topic 2015) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). The results of discontinued operations are reported in “Income (loss) from discontinued operations, net of tax” in the accompanying Consolidated Statements of Operations for current and prior periods commencing in the period in which the business meets the criteria of a discontinued operation, and include any gain or loss recognized on closing or adjustment of the carrying amount to fair value less cost to sell. Transactions between the businesses held for sale and businesses held for use that are expected to continue to exist after the disposal are not eliminated to appropriately reflect the continuing operations and balances held for sale.
The guidance above does not apply to oil and gas properties that are accounted for using the full-cost method of accounting as prescribed by the U.S. SEC (Regulation S-X, Rule 4-10, Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) unless the disposal represents all or substantially all of a full cost pool as a discontinued operation. As discussed in Note 5, Divestitures, on July 1, 2016, the Company entered into an agreement to sell all of its remaining oil and gas interests. Consequently, the Company’s investments in oil and gas properties have been reclassified as discontinued operations.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid temporary instruments purchased with original maturities of three months or less from date of purchase to be cash equivalents.
Receivables
Trade accounts receivable are carried at net realizable value. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, but generally does not require collateral. The Company monitors its customers’ credit and financial condition based on changing economic conditions and will make adjustments to credit policies as required. Provisions for losses on uncollectible trade receivables are determined based on ongoing evaluations of the Company’s receivables, principally on the basis of historical collection experience and evaluations of the risks of nonpayment or return for a given customer. Refer to Note 8, Receivables, net, for further detail.
Inventories
The Company’s inventories are valued at the lower of cost or net realizable value. Cost of inventories is determined using the first-in, first-out (“FIFO”) method. Refer to Note 9, Inventories, net, for further detail.

Property, Plant and Equipment
Property, plant and equipment are recorded at cost. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets. Property, plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset; such amortization is included in depreciation expense. The Company uses accelerated depreciation methods for income tax purposes. Useful lives for property, plant and equipment are as follows:

Asset Type	Range
Buildings and improvements	20 to 40 years
Machinery and equipment	2 to 15 years
Expenditures which substantially increase value or extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. The Company records gains and losses on the disposition or retirement of property, plant and equipment based on the net book value and any proceeds received.
Long-lived fixed assets held and used are reviewed for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. If such indicators are present, the Company performs undiscounted cash flow analyses to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows generated did not exceed the carrying value of the asset. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no triggering events identified during the year that necessitated an impairment test over property, plant and equipment. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Refer to Note 10, Property, Plant and Equipment, net, for further detail.
Goodwill
Goodwill reflects the excess of acquisition cost over the aggregate fair value assigned to identifiable net assets acquired. Goodwill is not amortized, but instead is assessed for impairment at least annually and as triggering events or indicators of potential impairment are identified. Goodwill has been assigned to reporting units for purposes of impairment testing based upon the relative fair value of the asset to each reporting unit. The Company performs its annual impairment test in the fourth quarter of its fiscal year.
Consumer Products Segment
The reporting units of Spectrum Brands are consistent with the product categories for the Consumer Products segment. The fair value of each reporting unit is compared to its carrying value, including goodwill. In estimating the fair value of their reporting units, Spectrum Brands uses a discounted cash flow methodology, which requires the estimation of future revenues, expenses, and capital expenditures and make assumptions about Spectrum Brands’ weighted average cost of capital and perpetuity growth rate, among other variables. Spectrum Brands tests the aggregate estimated fair value of the reporting units by comparison to Spectrum Brands’ total market capitalization, including both equity and debt capital. If the fair value of a reporting unit is less than its carrying value, an impairment loss would be recognized equal to that excess; however the loss recognized cannot exceed the total amount of goodwill allocated to that reporting unit. See Note 11, Goodwill and Intangibles, net for further details.
Corporate and Other
During Fiscal 2016, the Company determined that sufficient indicators of potential impairment existed to require an interim goodwill impairment analysis for the CorAmerica Capital, LLC (“CorAmerica”) reporting unit. The Company estimated the fair value of the CorAmerica reporting unit using the income approach. Under the income approach, the Company calculated the fair value of the CorAmerica reporting unit based on the present value of estimated future cash flows. Management’s estimate of implied fair value of goodwill was zero and, consequently, resulted in a goodwill impairment charge of $10.7, which was reflected in “Selling, acquisition, operating and general expenses” in the accompanying Consolidated Statements of Operations for Fiscal 2016.
During Fiscal 2015, the Company concluded that an interim impairment test of goodwill and indefinite-lived intangible assets for its Frederick’s of Hollywood Group Inc. (“FOH”) reporting unit was necessary. This conclusion was based on certain indicators of impairment, primarily related to the departure of Philip Falcone, the Company’s former Chief Executive Officer, in December of 2014, and subsequent change in strategic direction of FOH.

The Company estimated the fair value of the FOH reporting unit using a combination of the income and market multiple approaches. Under the income approach, the Company calculated the fair value of the FOH reporting unit based on the present value of estimated future cash flows. The market data utilized included publicly-traded prices and transaction values of comparable companies with operations considered to be similar to those of the Company’s reporting units. Management’s estimate of implied fair value of goodwill of $16.2 was below the carrying value for the FOH reporting unit and, consequently, resulted in a goodwill impairment charge of $28.3 for Fiscal 2015.
Intangibles
Intangibles with Indefinite Lives
Indefinite-lived intangible assets (certain trade name intangible assets) are not amortized; but instead are tested for impairment at least annually in the fourth fiscal quarter or as triggering events or indicators of potential impairment are identified.
Impairment of indefinite-lived intangible assets is assessed by comparing the estimated fair value of the identified trade names to their carrying value to determine if potential impairment exists. If the fair value is less than the carrying value, an impairment loss is recorded for the excess. The fair value of indefinite-lived intangible assets is determined using an income approach, the relief from royalty methodology, which requires management to make estimates and assumptions about future revenues, royalty rates, and the discount rate, among others.
Intangibles Impairment Test
Consumer Products
Spectrum Brands performs its annual impairment test in the fourth quarter of its fiscal year. During Fiscal 2017, the Company recognized $16.3 impairment on indefinite life intangible assets due to the reduction in value of certain tradenames in response to changes in management’s strategy. During Fiscal 2016, the Company recognized $2.7 impairment on indefinite-lived intangible assets. In connection with its annual impairment testing of indefinite-lived intangible assets, Spectrum Brands concluded that the fair values of its intangible assets exceeded their carrying values resulting in no impairment for Fiscal 2015. These impairments were reflected in “Selling, acquisition, operating and general expenses” in the accompanying Consolidated Statements of Operations.
Corporate and Other
Prior to conducting the goodwill impairment test for the FOH reporting unit discussed above, the Company first evaluated the recoverability of FOH’s intangible assets. The Company valued indefinite-lived trade names and trademarks using the income approach, specifically the relief from royalty method. Management estimated the fair value of the trade name and trademarks at $9.9 under this approach, which resulted in an impairment of $31.9 for Fiscal 2015.
Effective April 19, 2015, FOHG Holdings, LLC, FOH and their subsidiaries (together, “FOHG”) filed for bankruptcy. Prior to the bankruptcy, three of the Company’s consolidated subsidiaries were lenders to FOHG. Following the completion of the bankruptcy of FOHG, such entities ceased to be subsidiaries of HRG and the Company deconsolidated FOHG from the Consolidated Financial Statements. The Company recorded a $38.5 gain on the deconsolidation, reported in “Gain on deconsolidation of subsidiary” in the accompanying Consolidated Statements of Operations and $16.2 of impairments related to certain loans between FOHG and subsidiaries of the Company. The deconsolidation of FOHG also resulted in a decrease of goodwill and intangibles associated with FOHG of $16.2 and $9.9, respectively.
Intangibles with Definite or Estimable Useful Lives
Intangible assets are recorded at cost or at estimated fair value if acquired in a business combination. Customer lists, proprietary technology and certain trade name intangibles are amortized, using the straight-line method, over their estimated useful lives. The range and weighted average useful lives for definite-lived intangibles assets associated with Spectrum Brands’ continuing operations are as follows:

Asset Type	Range	Weighted Average
Customer relationships	2 to 20 years	17.9 years
Technology assets	6 to 18 years	11.4 years
Tradenames	5 to 13 years	6.2 years
Definite-lived intangible assets held and used are reviewed for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. If indicators of potential impairment are identified, the Company performs an undiscounted cash flow analysis to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows expected to be generated by the asset did not exceed its carrying value. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no triggering events identified during Fiscal 2017, 2016 and 2015 that necessitated an impairment test of definite-lived intangible assets.

Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses, or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. Refer to Note 11, Goodwill and Intangibles, net, for further detail.
Debt Issuance Costs
Debt issuance costs are deferred and amortized to interest expense using the effective interest method over the lives of the related debt agreements. Debt issuance costs were $76.1 and $87.0 as of September 30, 2017 and 2016, respectively, and are included in “Long-term debt, net of current portion” in the accompanying Consolidated Balance Sheets. Amortization of debt issuance costs is recognized as “Interest expense” in the accompanying Consolidated Statements of Operations. See Note 13, Debt for further detail.
Derivative Financial Instruments
Derivative financial instruments are used by the Company’s Consumer Products segment principally in the management of its interest rate, foreign currency exchange rate and raw material price exposures. The Company’s Consumer Products segment does not hold or issue derivative financial instruments for trading or speculative purposes. Derivative assets and liabilities are reported at fair value in the Consolidated Balance Sheets. When hedge accounting is elected at inception, the Company formally designates the financial instrument as a hedge of a specific underlying exposure and documents both the risk management objectives and strategies for undertaking the hedge. Depending on the nature of derivatives designated as hedging instruments, changes in fair value are either offset against the change in fair value of the hedged assets or liability through earnings or recognized in equity through other comprehensive income until the hedged item is recognized. Any ineffective portion of a financial instrument’s change in fair value is recognized in earnings. For derivatives that do not qualify for hedge accounting treatment, the change in the fair value is recognized in earnings.
For derivative instruments that are designated and qualify as cash flow hedges, the gain or loss on the effective portion of the derivative is reported as a component of Accumulated Other Comprehensive Income (“AOCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on derivatives representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income in the period that includes the enactment date. The Company has the ability and intent to recover in a tax-free manner assets (or liabilities) with book/tax basis differences for which no deferred taxes have been provided, in accordance with ASC Topic 740, Income Taxes.
The Company recognizes the effect of income tax positions only if those positions are more-likely-than-not to be sustained. Recognized income tax positions are measured at the largest amount that has a greater than 50% likelihood of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Accrued interest expense and penalties related to uncertain tax positions are recorded in “Income tax expense (benefit)” in the accompanying Consolidated Statements of Operations.
Refer to Note 18, Income Taxes, for further detail.
Stock-Based compensation
The fair values of restricted stock and restricted stock unit awards are determined based on the market price of HRG’s common stock on the grant date. The fair value of stock option awards and warrants are determined using the Black-Scholes option pricing model. HRG uses the simplified method to estimate the expected option term for stock option grants, as the Company does not have a sufficient history of stock option exercises to reliably estimate the expected option term. HRG recognizes stock based compensation expense in income on a straight line basis over the requisite service period for each separately vesting portion of such stock based compensation awards. In certain instances during Fiscal 2017, the Company repurchased restricted stock and other equity upon vesting from its current and former officers and employees to cover the minimum applicable statutory taxes. The Company classifies certain stock awards as liabilities. For these awards, the fair value is classified as a liability in the accompanying Consolidated Balance Sheets, and the liability is marked-to-market through net income at the end of each reporting period, and included in “Selling, acquisition, operating and general expenses” in the accompanying Consolidated Statements of Operations.

Spectrum Brands measures the compensation expense of its stock-based compensation awards, which consist of restricted stock units, based on the fair value of the awards at the date of grant and recognizes these costs on a straight line basis over the requisite service period of the awards. The fair value of the restricted stock units is determined based on the market price of Spectrum Brands’ shares of common stock on the grant date.
Refer to Note 20, Stock-based Compensation, for further detail.
Employee Benefit Obligations
The recognition and disclosure provisions of ASC Topic 715: “Compensation-Retirement Benefits” (“ASC 715”) requires recognition of the overfunded or underfunded status of defined benefit pension and postretirement plans as an asset or liability in the accompanying Consolidated Balance Sheets, and to recognize changes in that funded status in AOCI.
In accordance with the measurement date provisions of ASC 715, the Company measures all of its defined benefit pension and postretirement plan assets and obligations as of September 30, which is the Company’s fiscal year end.
Refer to Note 17, Employee Benefit Obligations, for further detail.
Foreign Currency Translation
Local currencies are considered the functional currencies for most of the Company’s operations outside the United States (“U.S.”). Assets and liabilities of the Company’s foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses, and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are recorded as a component of equity in AOCI, including the effects of exchange rate changes on intercompany balances of a long-term investment nature.
As of September 30, 2017 and 2016, accumulated losses related to foreign currency translation adjustments of $77.7 and $92.4 (net of taxes and non-controlling interest), respectively, were reflected in the accompanying Consolidated Balance Sheets in AOCI.
Foreign currency transaction gains and losses for transactions denominated in a currency other than the functional currency are reported in the accompanying Consolidated Statements of Operations in the period they occur. Exchange losses on foreign currency transactions aggregating $6.4, $6.8 and $26.8 for Fiscal 2017, 2016 and 2015, respectively, are included in “Other (expense) income, net” in the accompanying Consolidated Statements of Operations.
Revenue Recognition
Net Consumer and Other Product Sales
The Company recognizes revenue from product sales generally upon delivery to the customer, or at the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and risks and rewards of ownership of the product are passed, provided that, there are no uncertainties regarding customer acceptance, there is persuasive evidence that an arrangement exists, the price to the buyer is fixed or determinable, and ability to collect is deemed reasonably assured. The provision for customer returns is based on historical sales and returns and other relevant information. The Company estimates and accrues the cost of returns, which are treated as a reduction of “Net sales” in the accompanying Consolidated Statements of Operations.
The Company enters into promotional arrangements, primarily with retail customers, that entitle such retailers to earn cash rebates from the Company. These arrangements require the Company to estimate and accrue the costs of these programs, which are treated as a reduction of “Net sales” in the accompanying Consolidated Statements of Operations.
The Company also enters into promotional arrangements that target the ultimate consumer. The costs associated with such arrangements are treated as either a reduction of “Net sales” or an increase of “Cost of goods sold,” based on the type of promotional program. The Company monitors its commitments under all promotion arrangements and uses various measures, including past experience, to estimate the earned, but unpaid, promotional costs. The terms of the Company’s customer-related promotional arrangements and programs are tailored to each customer and documented through written contracts, correspondence or other communications with the individual customers.
The Company also enters into various arrangements, primarily with retail customers, which require the Company to make upfront cash payments in order to secure the right to distribute through such customers. The Company capitalizes these payments provided the payments are supported by a time or volume based arrangement with the retailer, and amortizes the associated payment over the appropriate time or volume based term of the arrangement. Capitalized payments are treated as a reduction of “Net sales” in the accompanying Consolidated Statements of Operations and a corresponding asset is reported in “Deferred charges and other assets” in the accompanying Consolidated Balance Sheets.
Net Investment Income
Dividends and interest income recorded in “Net investment income,” are recognized when earned, net of related expenses. Amortization of premiums and accretion of discounts are reflected in “Net investment income” over the contractual terms of the investments in a manner that produces a constant effective yield.

Shipping and Handling Costs
Shipping and handling costs, which are included in “Selling, acquisition, operating and general expenses” in the accompanying Consolidated Statements of Operations, include costs incurred with third-party carriers to transport products to customers and salaries and overhead costs related to activities to prepare Spectrum Brands’ products for shipment at Spectrum Brands’ distribution facilities. Spectrum Brands’ shipping and handling costs associated with Spectrum Brands’ continuing operations were $193.2, $192.5 and $162.5 during Fiscal 2017, 2016 and 2015, respectively.
Advertising Costs
Advertising costs, which are included in “Selling, acquisition, operating and general expenses” in the accompanying Consolidated Statements of Operations, include agency fees and other costs to create advertisements, as well as costs paid to third parties to print or broadcast Spectrum Brands’ advertisements and are expensed as incurred. Spectrum Brands’ incurred advertising costs associated with Spectrum Brands’ continuing operations of $30.9, $34.1 and $28.7 during Fiscal 2017, 2016 and 2015, respectively.
Research and Development Costs
Research and development costs are charged to “Selling, acquisition, operating and general expenses” in the period they are incurred. Spectrum Brands’ incurred research and development costs associated with Spectrum Brands’ continuing operations of $59.5, $58.7 and $51.3 during Fiscal 2017, 2016 and 2015, respectively.
Environmental Expenditures
Environmental expenditures that relate to current operations or to conditions caused by past operations are expensed or capitalized as appropriate. The Company determines its liability for environmental matters on a site-by-site basis and records a liability at the time when it is probable that a liability has been incurred and such liability can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers. Estimated environmental remediation expenditures are included in the determination of the net realizable value recorded for assets held for sale. Refer to Note 21, Commitments and Contingencies, for further detail.
Legal Matters and Contingencies
The Company records legal fees and accruals in accordance with ASC Topic 450, “Contingencies”. Contingencies arising from environmental remediation costs, regulatory judgments, claims, assessments, guarantees, litigation, recourse reserves, fines, penalties and other sources are recorded when deemed probable and reasonably estimable.
Restructuring and Related Charges
Restructuring charges include, but are not limited to the costs of one-time termination benefits such as severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by the Company, include, but are not limited to, other costs directly associated with exit and relocation activities, including impairment of property and other assets, departmental costs of full-time incremental employees, and any other items related to the exit or relocation activities. Costs for such activities are estimated by management after evaluating detailed analyses of the costs to be incurred.
Liabilities from restructuring and related charges are recorded for estimated costs of facility closures, significant organizational adjustments and measures undertaken by management to exit certain activities. Costs for such activities are estimated by management after evaluating analyses of the costs to be incurred. Such liabilities or asset reductions could include amounts for items such as severance costs and related benefits, lease termination payments and any other items directly related to the exit activities. Impairment of property and equipment and other current or long-term assets as a result of restructuring related initiatives are recognized as a reduction of the appropriate asset.
Restructuring and related charges associated with manufacturing and related initiatives are recorded in “Cost of goods sold”. Restructuring and related charges reflected in cost of goods sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives and other costs directly related to the manufacturing component of a restructuring initiative. Restructuring and related charges associated with administrative functions are recorded in operating expenses, such as initiatives impacting sales, marketing, distribution or other non-manufacturing related functions reflected in “Selling, acquisition, operating and general expenses”. Restructuring and related charges reflected in operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the administrative functions and other costs directly related to the administrative components of the restructuring initiatives implemented.
See Note 4, Restructuring and Related Charges, for further detail.

Acquisition and Integration Related Charges
Acquisition and integration related charges include, but are not limited to, transaction costs (such as banking, legal, accounting and other professional fees directly related to both consummated acquisitions and acquisition targets), termination and related costs for transitional and certain other employees, integration related professional fees and other post business combination expenses associated with integration activity.
Interest Expense
Interest expense on the Company’s short-term and long-term debt is recognized as due and any associated premiums, discounts, and costs are amortized (accreted) over the term of the related borrowing utilizing the effective interest method. Interest expense also includes fees on the Company’s credit facilities.
Earnings per Share (“EPS”)
The Company computes net income (loss) per common share in accordance with ASC Topic 260, “Earnings per Share.” Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average shares outstanding for the period. Diluted net income (loss) per share is calculated in the same manner, but shares outstanding are adjusted to reflect the potential dilution that would occur if unvested options, warrants, restricted stock units and unvested restricted stock awards were vested. The dilutive effects of such stock-based compensation awards are calculated using the treasury stock method. In periods where losses are recorded, inclusion of potentially dilutive securities in the calculation would decrease the loss per common share and therefore they are not added to the weighted average number of shares outstanding due to their anti-dilutive effect.
Refer to Note 24, Earnings per Share, for further detail.
Comprehensive Income (Loss)
Comprehensive income (loss) includes foreign currency translation gains and losses on assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature and transactions designated as a hedge of a net investment in a foreign subsidiary, deferred gains and losses on derivative financial instruments designated as cash flow hedges, actuarial adjustments to pension plans, and unrealized gains (losses) and non-credit related to other-than-temporary impairments (“OTTI”) on investment securities classified as available for sale (“AFS”) of businesses held for sale. Net unrealized gains and losses on investment securities classified as AFS by the businesses held for sale are reduced by deferred income taxes and adjustments to intangible assets that would have resulted had such gains and losses been realized. The foreign currency translation gains and losses for Fiscal 2017, 2016 and 2015 were primarily attributable to the impact of translation of the net assets of Spectrum Brands’ European and Latin American operations, which primarily have functional currencies in Euros, Pounds Sterling, Mexican Peso and Brazilian Real.
Refer to Note 16, Shareholders’ Equity, for further detail.
Fair Value Measurements
The Company’s measurement of fair value is based on assumptions used by market participants in pricing the asset or liability, which may include inherent risk, restrictions on the sale or use of an asset or non-performance risk, which may include the Company’s own credit risk. The Company’s estimate of an exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability (“exit price”) in the principal market, or the most advantageous market in the absence of a principal market, for that asset or liability, as opposed to the price that would be paid to acquire the asset or receive a liability (“entry price”). The Company categorizes financial instruments carried at fair value into a three-level fair value hierarchy, based on the priority of inputs to the respective valuation technique. The three-level hierarchy for fair value measurement is defined as follows:
Level 1 — Values are unadjusted quoted prices for identical assets and liabilities in active markets accessible at the measurement date.
Level 2 — Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices from those willing to trade in markets that are not active, or other inputs that are observable or can be corroborated by market data for the term of the instrument. Such inputs include market interest rates and volatilities, spreads and yield curves.
Level 3 — Certain inputs are unobservable (supported by little or no market activity) and significant to the fair value measurement. Unobservable inputs reflect the Company’s best estimate of what hypothetical market participants would use to determine a transaction price for the asset or liability at the reporting date based on the best information available in the circumstances.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lower level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.
When a determination is made to classify an asset or liability within Level 3 of the fair value hierarchy, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. Because certain securities trade in less liquid or illiquid markets with limited or no pricing information, the determination of fair value for these securities is inherently more difficult. However, Level 3 fair value investments may include, in addition to the unobservable or Level 3 inputs, observable components, which are components that are actively quoted or can be validated to market-based sources.
Reclassifications
Certain prior year amounts have been reclassified or combined to conform to the current year presentation. These reclassifications and combinations had no effect on previously reported results of operations or accumulated deficit.
Newly Adopted Accounting Standards
In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which simplifies the test for goodwill impairment by removing Step 2 from the goodwill impairment test. If goodwill impairment is realized, the amount recognized will be the amount by which the carrying amount exceeds the reporting unit’s fair value; however the loss recognized cannot exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 must be applied on a prospective basis and will become effective for public entities in the first quarter of the year ended September 30, 2021, with early adoption available. The Company elected to adopt the standard immediately, with no impact to the Consolidated Financial Statements.
In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. This ASU makes changes to the VIE model and voting interest (“VOE”) model consolidation guidance. The Company adopted this ASU using a modified retrospective approach during Fiscal 2017. The adoption of this ASU had no effect on the Company’s Consolidated Financial Statements.
Recent Accounting Pronouncements Not Yet Adopted
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. ASU 2014-09 requires revenue recognition to depict the transfer of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new revenue recognition model requires identifying the contract and performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 can be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the updates recognized at the date of the initial application along with additional disclosures. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) Deferral of the Effective Date, which amends the previously issued ASU 2014-09 to provide for a one year deferral from the original effective date. As a result, the ASU 2014-09 will become effective for the Company beginning in the first quarter of its fiscal year ending September 30, 2019. The Company has performed a preliminary assessment over the impact of the pronouncement and is currently performing detailed assessments over its contracts with customers and the impact to its processes and control environment. The Company has not measured the impact of adoption at this point in its assessment and has not concluded on the overall materiality of the impact of adoption to the Company’s consolidated financial statements, or the method of adoption, but has not identified any matters that are considered significant for further disclosure.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which supersedes the lease requirements in ASC 840, Leases. ASU 2016-02 requires lessees to recognize lease assets and liabilities on the balance sheet, as well as disclosing key information about leasing arrangements. Although the new ASU 2016-02 requires both operating and finance leases to be disclosed on the balance sheet, a distinction between the two types still exists as the economics of leases can vary. ASU 2016-02 can be applied using a modified retrospective approach, with a number of optional practical expedients relating to the identification and classification of leases that commenced before the effective date, along with the ability to use hindsight in the evaluation of lease decisions, that entities may elect to apply. As a result, the ASU 2016-02 will become effective for the Company beginning in the first quarter of its fiscal year ending September 30, 2020, with early adoption applicable. The Company has not measured the impact of adoption at this point in its assessment and has not concluded on the overall materiality of the impact of adoption to the Company’s consolidated financial statements, or determined the method and timing of adoption.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which intends to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. As a result, the ASU 2016-15 will become effective for the Company beginning in the first quarter of its fiscal year ending September 30, 2019, with early adoption applicable. The Company is in the process of evaluating the impact of this update on its financial condition, results of operations or liquidity.
In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory (“ASU 2016-16”), which removes the prohibition against the immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory. ASU 2016-16 is effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. As a result, the ASU 2016-16 will become effective for the Company in the first quarter of fiscal year ending September 30, 2019, with early adoption applicable. The Company is in the process of evaluating the impact of this update on its financial condition, results of operations or liquidity.
In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interest Held through Related Parties That Are under Common Control (“ASU 2016-17”), which alters how a decision maker needs to consider indirect interest in a variable interest entity (“VIE”) held through an entity under common control. ASU 2016-17 is effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. As a result, the ASU 2016-17 will become effective for the Company in the first quarter of fiscal year ending September 30, 2019, with early adoption applicable. The Company is in the process of evaluating the impact of this update on its financial condition, results of operations or liquidity.
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, a consensus of the FASB Emerging Issues Task Force (“ASU 2016-18”), which provides guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows. ASU 2016-18 is effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. As a result, the ASU 2016-18 will become effective for the Company in the first quarter of fiscal year ending September 30, 2019, with early adoption applicable. The Company is in the process of evaluating the impact of this update on its financial condition, results of operations or liquidity.
In March 2017, the FASB issued ASU No. 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”), which requires an employer to disaggregate the service cost component from the other components of net periodic pension costs within the statement of operations. ASU 2017-07 provides guidance requiring the service cost component to be recognized consistent with other compensation costs arising from service rendered by employees during the period, and all other components to be recognized separately outside of the subtotal of income from operations. ASU 2017-07 is applied on a retrospective basis, and will become effective for public entities in first quarter of the fiscal year ending September 30, 2019; with early adoption available. The Company is currently assessing the impact this pronouncement will have on the consolidated financial statements and have not yet concluded on the materiality or timing of the adoption.
In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities (Topic 815), which changes the designation and measurement guidance for qualifying hedging relationships and presentation of hedge results. The amendments in this update make certain targeted improvements to simplify the application of the hedge accounting guidance in current GAAP, better aligning the entity’s risk management activities and financial reporting for hedging relationships. The ASU can only be applied prospectively, and will become effective for the Company beginning in the first quarter of the fiscal year ending September 30, 2020, with early adoption available. The Company is in the process of evaluating the impact of this update on its financial condition, results of operations or liquidity.

(3) Acquisitions
In accordance with ASC Topic 805, Business Combinations (“ASC 805”), the Company accounts for acquisitions by applying the acquisition method of accounting. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their fair values as of the closing date of the acquisition.
PetMatrix
On June 1, 2017, Spectrum Brands completed the acquisition of PetMatrix, a manufacturer and marketer of rawhide-free dog chews consisting primarily of the DreamBone® and SmartBones® brands. The results of PetMatrix’s operations since June 1, 2017 are included in the Company’s Consolidated Statements of Operations within the Consumer Products segment for Fiscal 2017.

Spectrum Brands has recorded an allocation of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the June 1, 2017 (the acquisition date). The excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets was recorded as goodwill, which includes value associated with the assembled workforce. The calculation of purchase price and purchase price allocation is as follows:

Purchase Price
Cash consideration	$255.2

Purchase Price Allocation
Cash and cash equivalents	$0.2
Receivables, net	7.8
Inventories, net	16.0
Property, Plant and Equipment, net	0.8
Goodwill	123.8
Intangibles, net	110.4
Other assets	0.9
Accounts payable and other current liabilities	(4.7)
Net assets acquired	$255.2
The purchase price allocation resulted in goodwill of $123.8, which is deductible for tax purposes. The values allocated to intangible assets and the weighted average useful lives are as follows:

	Carrying Amount	Weighted Average Useful Life (Years)
Tradenames	$75.0	Indefinite
Technology	21.0	14
Customer relationships	12.0	16
Non-compete agreement	2.4	5
Total intangibles acquired	$110.4
Spectrum Brands performed a valuation of the acquired inventories, tradenames, technologies, customer relationships and non-compete agreements. The following is a summary of significant inputs to the valuation:
Inventory - Acquired inventory consists of branded finished goods that were valued based on the comparative sales method, which estimates the expected sales price of the finished goods inventory, reduced for all costs expected to be incurred in its completion or disposition and a profit on those costs.
Tradenames - Spectrum Brands valued indefinite-lived trade names, DreamBone® and SmartBones®, using an income approach, the relief-from-royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade names were not owned. Royalty rates were selected based on consideration of several factors, including prior transactions, related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trade names.
Technology - Spectrum Brands valued technology using an income approach, the relief-from-royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions, related licensing agreements and the importance of the technology and profit levels, among other considerations. Spectrum Brands anticipates using these technologies through the legal life of the underlying patents; therefore, the expected useful life of these technologies is based on the remaining life of the underlying patents.
Customer relationships - Spectrum Brands valued customer relationships using an income approach, the multi-period excess earnings method. In determining the fair value of the customer relationships, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used, which are estimated using annual expected growth rates of 2.0% to 20.0%. Spectrum Brands assumed a customer retention rate of up to 98.0%, which is supported by historical retention rates. Income taxes were estimated at 35.0% and amounts were discounted using a rate of 12.0%.
Non-compete agreements - Spectrum Brands valued the non-compete agreement using the income approach that compares the prospective cash flows with and without the non-compete agreement in place. The value of the non-compete agreement is the difference between the discounted cash flows of the business under each of these two alternative scenarios, considering both tax expenditure and tax amortization benefits.

Pro forma results have not been presented as the PetMatrix acquisition is not considered individually significant to the consolidated results of the Company.
GloFish
On May 12, 2017, Spectrum Brands entered into an asset purchase agreement with Yorktown Technologies LP, for the acquisition of assets consisting of the GloFish branded operations, including transfer of the GloFish® brand, related intellectual property and operating agreements. The GloFish operations primarily consist of the development and licensing of fluorescent fish for sale through mass retail and online channels. The results of GloFish’s operations since May 12, 2017 are included in the Company’s Consolidated Statements of Operations for Fiscal 2017.
Spectrum Brands has recorded an allocation of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the May 12, 2017 acquisition date. The excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets was recorded as goodwill, which includes value associated with the assembled workforce, including an experienced research team. The calculation of purchase price and purchase price allocation is as follows:

Purchase Price
Cash consideration	$49.7

Purchase Price Allocation
Receivables, net	$0.4
Property, plant and equipment, net	0.6
Goodwill	11.2
Intangibles, net	37.8
Accounts payable and other current liabilities	(0.3)
Total net assets acquired	$49.7
The purchase price allocation resulted in goodwill of $11.2, which is deductible for tax purposes. The values allocated to intangible assets and the weighted average useful lives are as follows:

	Carrying Amount	Weighted Average Useful Life (Years)
Tradenames	$6.1	Indefinite
Technology	30.2	13
Customer relationships	1.5	10
Total intangibles acquired	$37.8
Spectrum Brands performed a valuation of the acquired tradenames, technologies and customer relationships. The following is a summary of significant inputs to the valuation:
Tradenames - Spectrum Brands valued indefinite-lived trade names using an income approach, the relief-from-royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade names were not owned. Royalty rates were selected based on consideration of several factors, including prior transactions, related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trade names.
Technology - Spectrum Brands valued technology using an income approach, the relief-from-royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions, related licensing agreements and the importance of the technology and profit levels, among other considerations. Spectrum Brands anticipates using these technologies through the legal life of the underlying patents; therefore, the expected useful life of these technologies is based on the remaining life of the underlying patents.
Customer relationships - Spectrum Brands valued customer relationships using a replacement cost. The replacement cost approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationships after deducting the cost to recreate key customer relationships. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Income taxes were estimated at 35.0% and amounts were discounted using a rate of 12.0%.
Pro forma results have not been presented with respect to the GloFish acquisition because such acquisition is not considered individually significant to the consolidated results of the Company.
Shaser

On May 18, 2017, Spectrum Brands completed the purchase of the remaining 44.0% non-controlling interest of Shaser with a purchase price of $12.6. Effective May 18, 2017, Shaser is a wholly owned subsidiary of Spectrum Brands and all recognized non-controlled interest associated with Shaser is part of Spectrum Brands’ equity.
Acquisition and Integration Costs
Acquisition and integration costs include costs directly associated with the completion of the purchase of net assets or equity interest of a business such as a business combination, equity investment, joint venture or purchase of non-controlling interest. Included costs include transactions costs; advisory, legal, accounting, valuation, and other professional fees; and integration of acquired operations onto Spectrum Brands’ shared service platform and termination of redundant positions and locations. The following table summarizes acquisition and integration related charges associated with Spectrum Brands’ continuing operations for Fiscal 2017, 2016 and 2015:

	Fiscal
	2017	2016	2015
Hardware & Home Improvement Business	$5.6	$12.6	$7.9
PetMatrix	4.5	—	—
Armored AutoGroup Parent Inc.	2.4	14.1	21.8
GloFish	1.0	—	—
Salix Animal Health LLC	0.7	1.9	10.6
European IAMS and Eukanuba pet food business	0.2	3.5	9.3
Other	1.3	2.6	6.9
Total acquisition and integration related charges	$15.7	$34.7	$56.5

(4) Restructuring and Related Charges
During Fiscal 2017, Spectrum Brands implemented a rightsizing initiative in the global pet supplies product category to streamline certain operations and reduce operating costs (the “Pet Rightsizing Initiative”). The initiative includes headcount reductions and the rightsizing of certain facilities. Total costs associated with this initiative are expected to be approximately $11.0, of which $8.2 has been incurred to date. The balance is anticipated to be incurred through September 30, 2018.
During Fiscal 2017, Spectrum Brands implemented an initiative in the hardware and home improvement product category to consolidate certain operations and reduce operating costs (the “HHI Distribution Center Consolidation”). The initiative includes headcount reductions and the exit of certain facilities. Total costs associated with the initiative are expected to be approximately $50.0, of which $27.4 has been incurred to date. The balance is anticipated to be incurred through September 30, 2018.
During Fiscal 2016, Spectrum Brands implemented a series of initiatives in the global auto care product category to consolidate certain operations and reduce operating costs (the “GAC Business Rationalization Initiatives”). These initiatives include headcount reductions and the exit of certain facilities. Total costs associated with these initiatives are expected to be approximately $32.0, of which $29.5 has been incurred to date. The balance is anticipated to be incurred through December 31, 2017.
During Fiscal 2014, Spectrum Brands implemented a series of initiatives throughout the hardware and home improvement product category unit to reduce operating costs and exit low margin business outside the U.S. (the “HHI Business Rationalization Initiatives”). These initiatives include headcount reductions, the exit of certain facilities and the sale of a portion of the Hardware & Home Improvement operations. Total costs associated with these initiatives of $16.6 has been incurred and completed as of September 30, 2016.
During Fiscal 2013, Spectrum Brands implemented a series of initiatives to reduce operating costs. These initiatives consisted of headcount reductions in the global pet supplies product categories and within corporate (the “Global Expense Rationalization Initiatives”). Total costs associated with these initiatives of $47.0 has been incurred and completed as of September 30, 2016.
Spectrum Brands has entered or may enter into small, less significant initiatives and restructuring activities to reduce costs and improve margins throughout the organization (“Other Restructuring Activities”). Individually these activities are not substantial, and occur over a shorter time period (less than 12 months).

The following table summarizes restructuring and related charges associated with Spectrum Brands’ continuing operations during Fiscal 2017, 2016 and 2015, and where those charges are classified in the accompanying Consolidated Statements of Operations:

	Fiscal
Initiatives:	2017	2016	2015
HHI distribution center consolidation	$27.4	$—	$—
GAC business rationalization initiative	24.2	5.3	—
Pet rightsizing initiative	8.2	—	—
Global Expense Rationalization	0.3	4.6	9.0
HHI business rationalization initiative	—	2.2	9.5
Other restructuring activities	0.3	1.9	1.0
Total restructuring and related charges	$60.4	$14.0	$19.5
Reported as:
Cost of goods sold	$18.1	$0.2	$1.4
Selling, acquisition, operating and general expenses	42.3	13.8	18.1
The following table summarizes restructuring and related charges associated with Spectrum Brands’ continuing operations for Fiscal 2017, 2016 and 2015, and cumulative costs of restructuring initiatives as of September 30, 2017, by cost type. Termination costs consist of involuntary employee termination benefits and severance pursuant to a one-time benefit arrangement recognized as part of a restructuring initiative. Other costs consist of non-termination type costs related to restructuring initiatives such as incremental costs to consolidate or close facilities, relocate employees, cost to retrain employees to use newly deployed assets or systems, lease termination costs, and redundant or incremental transitional operating costs and customer fines and penalties during transition, among others:

	Fiscal
Cost Type:	2017	2016	2015	Cumulative costs through September 30, 2017	Future costs to be incurred
Termination benefits	$11.2	$2.4	$1.8	$11.1	$5.1
Other costs	49.2	11.6	17.7	54.6	25.0
Total restructuring and related charges	$60.4	$14.0	$19.5	$65.7	$30.1

(5) Divestitures
The following table summarizes the components of “Income (loss) from discontinued operations, net of tax” in the accompanying Consolidated Statements of Operations for Fiscal 2017, 2016 and 2015:

	Fiscal
	2017	2016	2015
Income (loss) from discontinued operations, net of tax attributable to Insurance Operations	$170.3	$(218.9)	$75.9
Income from discontinued operations, net of tax attributable to GBA business	172.1	76.6	98.6
Income (loss) from discontinued operations, net of tax attributable to Compass Production Partners, LP (“Compass”)	—	40.8	(368.6)
Income (loss) from discontinued operations, net of tax	$342.4	$(101.5)	$(194.1)
Insurance Operations
As previously discussed in Note 1, Basis of Presentation and Nature of Operations, the Insurance Operations were classified as held for sale in the accompanying Consolidated Balance Sheets and as discontinued operations in the accompanying Consolidated Statements of Operations.

The following table summarizes the major categories of assets and liabilities of the Insurance Operations classified as held for sale in the accompanying Consolidated Balance Sheets at September 30, 2017 and 2016:

	September 30, 2017	September 30, 2016
Assets
Investments, including loans and receivables from affiliates	$23,211.1	$21,160.6
Funds withheld receivables	742.7	671.6
Cash and cash equivalents	914.5	896.0
Accrued investment income	231.3	213.7
Reinsurance recoverable	2,358.8	2,344.4
Deferred acquisition costs and value of business acquired, net	1,163.6	1,065.5
Other assets	125.4	295.3
Write-down of assets of businesses held for sale to fair value less cost to sell	(421.2)	(362.8)
Total assets of businesses held for sale	$28,326.2	$26,284.3
Liabilities
Insurance reserves	$24,989.6	$23,404.6
Debt	405.0	398.8
Accounts payable and other current liabilities	56.2	63.1
Deferred tax liabilities	68.0	9.9
Other liabilities	831.9	677.4
Total liabilities of businesses held for sale	$26,350.7	$24,553.8
In accordance with ASC 360, Property, Plant and Equipment, long-lived assets classified as held for sale are measured at the lower of their carrying value or fair value less cost to sell at the balance sheet date. At September 30, 2017, the carrying value of the Company’s interest in FGL was $402.2 higher than FGL’s estimated fair value less cost to sell of $1,471.3. As a result, during Fiscal 2017, the Company recorded a $39.4 write-down of assets of business held for sale, which was in addition to the $362.8 write-down previously recorded at September 30, 2016. At September 30, 2017, the carrying value of the Company’s interest in Front Street was $19.0 higher than Front Street’s estimated fair value less cost to sell of $65.0. As a result, during Fiscal 2017, the Company recorded a $19.0 write-down of assets of Front Street’s business held for sale.
The following table summarizes the components of “Net income (loss) from discontinued operations” in the accompanying Consolidated Statements of Operations for Fiscal 2017, 2016 and 2015:

	Fiscal
	2017	2016	2015
Revenues:
Insurance premiums	$43.9	$72.5	$59.9
Net investment income	1,050.7	985.9	923.0
Net investment gains (losses)	377.4	131.6	(128.8)
Insurance and investment product fees and other	169.5	130.5	93.1
Total revenues	1,641.5	1,320.5	947.2
Operating costs and expenses:
Benefits and other changes in policy reserves	925.9	893.9	649.0
Selling, acquisition, operating and general expenses	148.2	127.9	124.9
Amortization of intangibles	197.5	78.6	41.8
Total operating costs and expenses	1,271.6	1,100.4	815.7
Operating income	369.9	220.1	131.5
Interest expense	(24.4)	(22.0)	(23.6)
Write-down of assets of businesses held for sale to fair value less cost to sell	(58.4)	(362.8)	—
Net income (loss) before income taxes	287.1	(164.7)	107.9
Income tax expense (a)	116.8	54.2	32.0
Net income (loss)	170.3	(218.9)	75.9
Less: net income attributable to noncontrolling interest	43.7	19.0	23.1
Net income (loss) - attributable to controlling interest	$126.6	$(237.9)	$52.8
(a) Included in the income tax expense for Fiscal 2016 was a $15.2 of income tax expense primarily related to the establishment of a deferred tax liability of $367.9 at September 30, 2016, which was a result of classifying the Company’s ownership interest in FGL as held for sale following the Anbang/FGL Merger Agreement, partially offset by the recognition of a $94.7 deferred tax asset related to realized capital losses primarily from the Compass Sale and $258.0 reduction of valuation allowances on HRG’s net operating and capital loss carryforwards expected to offset the FGL taxable gain at September 30, 2016. The remaining liability is expected to be offset by losses recognized in continuing operations except for $15.2 of estimated alternative minimum taxes. Based on the Company’s current intent to exercise the 338 Tax Election related to the FGL Merger, the Company reversed the previously recorded deferred tax liability and deferred tax asset valuation allowance reduction, which resulted in the recognition of a $15.2 income tax benefit in Fiscal 2017.

Consumer Products Segment - GBA business
As previously discussed in Note 1, Description of Business and Basis of Presentation, Spectrum Brands’ GBA business was classified as held for sale in the accompanying Consolidated Balance Sheets and as discontinued operations in the accompanying Consolidated Statements of Operations and Consolidated Statements of Cash Flows. The following table summarizes the assets and liabilities of Spectrum Brands’ GBA business classified as held for sale as of September 30, 2017 and September 30, 2016:

	September 30, 2017	September 30, 2016
Assets
Trade receivables, net	$260.1	$237.0
Other receivables, net	24.0	32.7
Inventories, net	279.2	290.7
Prepaid expenses and other current assets	39.7	40.6
Property, plant and equipment, net	196.8	176.0
Deferred charges and other assets	19.3	15.0
Goodwill	348.9	345.2
Intangibles, net	811.9	837.6
Total assets of businesses held for sale	$1,979.9	$1,974.8
Liabilities
Current portion of long-term debt	$17.3	$18.7
Accounts payable	355.9	265.3
Accrued wages and salaries	37.6	43.3
Other current liabilities	89.8	84.8
Long-term debt, net of current portion	51.7	41.5
Deferred income taxes	38.2	33.9
Other long-term liabilities	66.2	80.1
Total liabilities of businesses held for sale	$656.7	$567.6
The following table summarizes the components of “Net income from discontinued operations” in the accompanying Consolidated Statements of Operations for Fiscal 2017, 2016 and 2015:

	Fiscal
	2017	2016	2015
Revenues:
Net sales	$1,997.9	$2,010.3	$2,092.2
Operating costs and expenses:
Cost of goods sold	1,299.2	1,328.0	1,400.2
Selling, acquisition, operating and general expenses	465.5	443.8	464.1
Total operating costs and expenses	1,764.7	1,771.8	1,864.3
Operating income	233.2	238.5	227.9
Interest expense	50.2	68.0	86.2
Other expense, net	0.8	3.9	4.9
Income from discontinued operations before income taxes	182.2	166.6	136.8
Income tax expense	10.1	90.0	38.2
Net income from discontinued operations	172.1	76.6	98.6
Net income from discontinued operation attributable to noncontrolling interest	71.6	32.4	41.4
Net income from discontinued operations attributable to controlling interest	$100.5	$44.2	$57.2
Interest expense consists of interest from debt directly held by subsidiaries of the business held for sale, including interest from capital leases, and interest on term loans required to be paid down using proceeds received on disposal on sale of a business within 365 days with the exception for funds used for capital expenditures and acquisitions. There has been no impairment loss recognized as the fair value or expected proceeds from the disposal of the businesses is anticipated to be in excess of the asset carrying values.
Energizer Holdings, Inc.
On January 15, 2018, Spectrum Brands entered into a definitive acquisition agreement (the “GBL Sale Agreement”) with Energizer Holdings, Inc. (“Energizer”) pursuant to which Energizer has agreed to acquire from Spectrum Brands its GBL business for an aggregate purchase price of $2,000.0 in cash, subject to customary purchase price adjustments.
The GBL Sale Agreement provides that Energizer will purchase the equity of certain subsidiaries of Spectrum Brands, and acquire certain assets and assume certain liabilities of other subsidiaries used or held for the purpose of the GBL business.

In the GBL Sale Agreement, Spectrum Brands and Energizer have made customary representations and warranties and have agreed to customary covenants relating to the acquisition. Among other things, prior to the consummation of the acquisition, Spectrum Brands will be subject to certain business conduct restrictions with respect to its operation of the GBL business.
Spectrum Brands and Energizer have agreed to indemnify each other for losses arising from certain breaches of the GBL Sale Agreement and for certain other matters. In particular, Spectrum Brands has agreed to indemnify Energizer for certain liabilities relating to the assets retained by Spectrum Brands, and Energizer has agreed to indemnify Spectrum Brands for certain liabilities assumed by Energizer, in each case as described in the GBL Sale Agreement.
Spectrum Brands and Energizer have agreed to enter into related agreements ancillary to the acquisition that will become effective upon the consummation of the acquisition, including a customary transition services agreement and reverse transition services agreement.
The consummation of the acquisition is subject to certain customary conditions, including, among other things, (i) the absence of a material adverse effect on GBL, (ii) the expiration or termination of required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the receipt of certain other antitrust approvals in certain specified foreign jurisdictions (the conditions contained in (ii) and (iii) together, the “Antitrust Conditions”), (iv) the accuracy of the representations and warranties of the parties (generally subject to a customary material adverse effect standard (as described in the GBL Sale Agreement) or other customary materiality qualifications), (v) the absence of governmental restrictions on the consummation of the acquisition in certain jurisdictions, and (vi) material compliance by the parties with their respective covenants and agreements under the GBL Sale Agreement. The consummation of the transaction is not subject to any financing condition. The transaction is expected to be consummated prior to December 31, 2018.
The GBL Sale Agreement also contains certain termination rights, including the right of either party to terminate the GBL Sale Agreement if the consummation of the acquisition has not occurred on or before July 15, 2019 (the “Termination Date”). Further, if the acquisition has not been consummated by the Termination Date and all conditions precedent to Energizer’s obligation to consummate the acquisition have otherwise been satisfied except for one or more of the Antitrust Conditions, then Energizer would be required to pay Spectrum Brands a termination fee of $100.0.
The GBL business is part of Spectrum Brands’ GBA business, which also includes shared operations and assets of the remaining components of Spectrum Brands’ HPC business. Spectrum Brands is actively marketing its HPC business with interested parties for a separate transaction(s) expected to be entered into and consummated prior to December 31, 2018.
Compass
On July 1, 2016, HGI Energy entered into an agreement to sell its equity interests in Compass to a third party (such agreement, the “Compass Sale Agreement”). During Fiscal 2016, the transactions contemplated by the Compass Sale Agreement were consummated. This sale represented the disposal of all of the Company’s oil and gas properties, which were accounted for using the full-cost method prior to their disposal. The Company has determined that the completion of HGI Energy’s sale of its equity interests in Compass to a third party represented a strategic shift for the Company and, accordingly, has presented the results of operations for Compass as discontinued operations in the accompanying Consolidated Statements of Operations.

The following table summarizes the components of “Net income (loss) from discontinued operations” attributable to Compass in the accompanying Consolidated Statements of Operations for Fiscal 2016 and 2015.

	Fiscal
	2016	2015
Revenues:
Oil and natural gas revenues	$40.2	$107.4

Operating costs and expenses:
Oil and natural gas direct operating costs	38.2	85.9
Selling, acquisition, operating and general expenses	22.8	62.0
Impairments and bad debt expense	93.2	485.1
Total operating costs and expenses	154.2	633.0
Operating loss	(114.0)	(525.6)
Interest expense	(5.9)	(9.9)
Gain upon gaining control of equity method investment	—	141.2
Gain on sale of oil and gas properties	105.6	—
Other income, net	1.5	25.7
Gain on disposal	53.6	—
Net income (loss)	40.8	(368.6)
Less: net income (loss) attributable to noncontrolling interest	0.1	(1.1)
Net income (loss) attributable to common and participating preferred stockholders	$40.7	$(367.5)

(6) Securitizations and Variable Interest Entities
Collateralized Loan Obligations
In February 2013, September 2013 and February 2015, Salus completed a collateralized loan obligation (“CLO”) securitization of up to $578.5 notional aggregate principal amount. At September 30, 2017 and 2016, the outstanding notional aggregate principal amount of $28.9 and $39.7, respectively, was taken up by unaffiliated entities, $48.1 and $65.9, respectively, was taken up by FGL and also included in “Assets of businesses held for sale” in the accompanying Consolidated Balance Sheets, and $22.2 and $30.3, respectively, was taken up by Salus and is eliminated upon consolidation. The CLO’s subordinated debt is non-recourse to the Company. As of September 30, 2017, the CLO’s assets consisted of $2.0 of cash that is being held back to cover wind-down and legal expenses. The subordinated tranches carry residual interest subject to maintenance of certain covenants. Due to losses incurred in the CLO, at September 30, 2016 and September 30, 2015, the CLO was not accruing interest on the subordinated debt.
Included within “Deferred charges and other assets” in the accompanying Consolidated Balance Sheets as of September 30, 2016 were asset-based loans of $29.3 that served as collateral to the obligations of the CLO. At September 30, 2017, there were no asset-based loans that served as collateral to the obligations of the CLO.
The table below summarizes select information related to the CLO vehicle in which Salus held a variable interest at September 30, 2017 and 2016:

	September 30,
	2017	2016
Maximum loss exposure	$—	$29.3

Asset-based loans receivable	$—	$29.3
Cash and other assets	2.0	13.7
Total assets of consolidated VIE	$2.0	$43.0

Subordinated long-term debt	$99.2	$135.2
Total liabilities of consolidated VIE	$99.2	$135.2

(7) Fair Value of Financial Instruments
Spectrum Brands utilizes valuation techniques that attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. Spectrum Brands’ derivative assets and liabilities are valued on a recurring basis using internal models, which are based on market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities, which are generally based on quoted or observed market prices and classified as Level 2. The fair value of certain derivatives is estimated using pricing models based on contracts with similar terms and risks. Modeling techniques assume market correlation and volatility, such as using prices of one delivery point to calculate the price of the contract’s different delivery point. The nominal value of interest rate transactions is discounted using applicable forward interest rate curves. In addition, by applying a credit reserve which is calculated based on credit default swaps or published default probabilities for the actual and potential asset value, the fair value of Spectrum Brands’ derivative assets reflects the risk that the counterparties to these contracts may default on the obligations. Likewise, by assessing the requirements of a reserve for non-performance which is calculated based on the probability of default by Spectrum Brands, it adjusts its derivative liabilities to reflect the price at which a potential market participant would be willing to assume Spectrum Brands’ liabilities. Spectrum Brands has not changed its valuation techniques in measuring the fair value of any derivative assets and liabilities during the year.
Spectrum Brands’ consolidated assets and liabilities measured at fair value associated with Spectrum Brands’ continuing operations are summarized according to the hierarchy previously described as follows:

	September 30, 2017				September 30, 2016
	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3	Fair Value
Derivative Assets	$—	$1.5	$—	$1.5	$—	$0.2	$—	$0.2
Derivative Liabilities	—	3.3	—	3.3	—	1.7	—	1.7
See Note 15, Derivative Financial Instruments, for additional detail.
Non-Recurring Fair Value Measurements
Goodwill, intangible assets and other long-lived assets are tested annually or more frequently if an event occurs that indicates an impairment loss may have been incurred using fair value measurements with unobservable inputs (Level 3).
Financial Assets and Liabilities Not Measured at Fair Value
The carrying amount, estimated fair value and the level of the fair value hierarchy of the Company’s financial instrument assets and liabilities which are not measured at fair value in the accompanying Consolidated Balance Sheets are summarized as follows:

	September 30, 2017
	Level 1	Level 2	Level 3	Fair Value	Carrying Amount
Total debt	$—	$5,839.0	$92.0	$5,931.0	$5,705.1

	September 30, 2016
	Level 1	Level 2	Level 3	Fair Value	Carrying Amount
Asset-based loans, included in prepaid expenses and other current assets	$—	$—	$33.3	$33.3	$33.3
Total debt	—	5,639.9	121.9	5,761.8	5,465.6
The carrying value of cash and cash equivalents, receivables and payables approximate fair value due to their short duration and, accordingly, they are not presented in the tables above. The fair value of debt set forth above is generally based on quoted or observed market prices.
Valuation Methodology
Asset-based loans
The fair value of the asset-based loans originated by Salus approximate their net carrying value. Such loans carry a variable rate that are typically revolving in nature and can be settled at the demand of either party. Nonaccrual loans are considered impaired for reporting purposes and are measured and recorded at fair value on a non-recurring basis. As the loans are collateral dependent, Salus measures such impairment based on the estimated fair value of eligible proceeds. This is generally based on estimated market prices, which may be obtained from a variety of sources, including in certain instances from appraisals prepared by third parties. The impaired loan balance represents those nonaccrual loans for which impairment was recognized during the year.

(8) Receivables, net
“Receivables, net” associated with Spectrum Brands’ continuing operations in the accompanying Consolidated Balance Sheets consist of the following:

	September 30,
	2017	2016
Trade accounts receivable	$289.5	$266.9
Less: Allowance for doubtful trade accounts receivable	23.5	21.3
Total trade accounts receivable, net	266.0	245.6
Other receivables	19.7	23.8
Total receivables, net	$285.7	$269.4
The following is an analysis of the allowance for doubtful trade accounts receivable:

Period	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Other Adjustments	Balance at End of Period
Fiscal 2017	$21.3	$4.1	$(2.9)	$1.0	$23.5
Fiscal 2016	15.8	8.2	(2.9)	0.2	21.3
Fiscal 2015	17.3	0.1	(1.4)	(0.2)	15.8
The Company has a broad range of customers including many large retail outlet chains, three of which exceeded 10% of consolidated net sales and/or trade receivables. These three customers represented 37.7%, 37.1% and 37.7% of Company’s “Net sales” during Fiscal 2017, 2016 and 2015, respectively; and 36.2% and 22.6% of Company’s “Trade receivables, net” in the accompanying Consolidated Balance Sheets at September 30, 2017 and 2016, respectively.
Spectrum Brands has entered into various factoring agreements and early pay programs with its customers to sell its trade receivables under non-recourse agreements in exchange for cash proceeds. A loss on sales is recognized for any discount and factoring fees associated with the transfer. Spectrum Brands utilizes factoring arrangements as an integral part of their financing for working capital. These transactions are treated as a sale and are accounted for as a reduction in trade receivables because the agreements transfer effective control over and risk related to the receivables to buyers. In some instances, Spectrum Brands may continue to service the transferred receivable after the factoring has occurred, but in most cases Spectrum Brands does not service any factored accounts. Any servicing of the trade receivable does not constitute significant continuing involvement or preclude the recognition of a sale. Spectrum Brands does not carry any material servicing assets or liabilities. Cash proceeds from these arrangements are reflected as operating activities. The aggregate gross amount factored under these facilities was $1,158.2, $1,087.3 and $974.6 for Fiscal 2017, 2016 and 2015, respectively. The cost of factoring such trade receivables was $7.6, $6.2 and $2.8 for Fiscal 2017, 2016 and 2015, respectively, which are reported in “Selling, acquisition, operating and general expenses” in the accompanying Consolidated Statements of Operations.

(9) Inventories, net
“Inventories, net” associated with Spectrum Brands’ continuing operations in the accompanying Consolidated Balance Sheets consist of the following:

	September 30,
	2017	2016
Raw materials	$95.7	$96.8
Work-in-process	35.5	26.0
Finished goods	365.1	327.1
Total inventories, net	$496.3	$449.9

(10) Property, Plant and Equipment, net
Property, plant and equipment, net in the accompanying Consolidated Balance Sheets consist of the following:

	September 30,
	2017	2016
Land, buildings and improvements	$146.6	$141.5
Machinery, equipment and other	380.8	328.8
Capitalized leases	210.3	74.6
Construction in progress	40.4	35.6
Properties, plant and equipment at cost	778.1	580.5
Less: Accumulated depreciation	274.2	213.1
Total properties, plant and equipment, net	$503.9	$367.4
Depreciation expense from property, plant and equipment for Fiscal 2017, 2016 and 2015 was $70.2, $59.9, and $53.5, respectively.

(11) Goodwill and Intangibles, net
A summary of the changes in the carrying amounts of goodwill and intangible assets associated with Spectrum Brands’ continuing operations are as follows:

		Intangible Assets
	Goodwill	Indefinite Lived	Definite Lived	Total
Balance at September 30, 2015	$2,138.9	$957.6	$637.7	$1,595.3
Adjustments	3.3	—	3.2	3.2
Impairments (Note 2)	(10.7)	(2.7)	—	(2.7)
Periodic amortization	—	—	(60.6)	(60.6)
Effect of translation	1.8	(1.0)	0.6	(0.4)
Balance at September 30, 2016	2,133.3	953.9	580.9	1,534.8
Adjustments	—	—	(0.9)	(0.9)
Acquisitions (Note 3)	135.0	81.1	67.1	148.2
Impairments (Note 2)	—	(16.3)	—	(16.3)
Periodic amortization	—	—	(62.0)	(62.0)
Effect of translation	8.8	5.6	2.6	8.2
Balance at September 30, 2017	$2,277.1	$1,024.3	$587.7	$1,612.0
The fair values of the hardware and home improvement, global pet supplies, home and garden control and global auto care product categories, which are also Spectrum Brands’ reportable segments, exceeded their carrying values by 93.2%, 38.6%, 352.3% and 12.4%, respectively. As a result, no impairment was recognized and there were no reporting units that were deemed at risk of impairment.
Definite Lived Intangible Assets
Amortizable intangible assets associated with Spectrum Brands’ continuing operations as of September 30, 2017 and 2016 consist of the following:

	September 30, 2017			September 30, 2016
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Customer relationships	$671.7	$(222.3)	$449.4	$653.4	$(183.5)	$469.9
Technology assets	194.6	(59.7)	134.9	181.3	(76.8)	104.5
Trade names	18.5	(15.1)	3.4	18.3	(11.8)	6.5
	$884.8	$(297.1)	$587.7	$853.0	$(272.1)	$580.9
Certain trade names intangible assets have an indefinite life and are not amortized. The balance of trade names not subject to amortization was $1,024.3 and $953.9 as of September 30, 2017 and 2016, respectively. During Fiscal 2017, Spectrum Brands recognized $16.3 impairment on indefinite life intangible assets due to the reduction in value of certain tradenames in response to changes in management’s strategy. During Fiscal 2016, Spectrum Brands recognized $2.7 impairment on indefinite-lived intangible assets. In connection with its annual impairment testing of indefinite-lived intangible assets, Spectrum Brands concluded that the fair values of its intangible assets exceeded their carrying values resulting in no impairment for Fiscal 2015.
See Note 2, Significant Accounting Policies and Practices and Recent Accounting Pronouncements, for further detail.
Amortization expense associated with Spectrum Brands’ continuing operations for Fiscal 2017, 2016 and 2015 was $62.0, $60.6 and $53.8, respectively. Excluding the impact of any future acquisitions or changes in foreign currency, the Company anticipates the annual amortization expense of intangible assets for the next five fiscal years will be as follows:

Fiscal Year	Estimated Amortization Expense
2018	$57.5
2019	57.4
2020	55.0
2021	49.7
2022	48.0

(12) Accounts payable and other current liabilities
“Accounts payable and other current liabilities” in the accompanying Consolidated Balance Sheets consist of the following:

	September 30,
	2017	2016
Accounts payable	$373.1	$316.0
Other current liabilities	125.8	103.7
Accrued wages and salaries	55.4	101.8
Accrued interest	78.0	68.3
Total accounts payable and other current liabilities	$632.3	$589.8

(13) Debt
The Company’s consolidated debt consists of the following:

	September 30, 2017		September 30, 2016
	Amount	Rate	Amount	Rate	Interest Rate
HRG
7.875% Senior Secured Notes, due July 15, 2019	$864.4	7.9%	$864.4	7.9%	Fixed rate
7.75% Senior Unsecured Notes, due January 15, 2022	890.0	7.8%	890.0	7.8%	Fixed rate
HGI Funding
2017 Loan, due July 13, 2018	50.0	3.7%	—	—%	Variable rate, see below
HGI Energy
HGI Energy Notes, due June 30, 2018*	92.0	1.5%	92.0	0.7%	Fixed rate
	1,896.4		1,846.4
Spectrum Brands
USD Term Loan, due June 23, 2022	1,244.2	3.4%	1,005.5	3.6%	Variable rate, see below
CAD Term Loan, due June 23, 2022	59.0	4.9%	54.9	4.6%	Variable rate, see below
Euro Term Loan, due June 23, 2022	—	—%	63.0	3.5%	Variable rate, see below
6.375% Notes, due November 15, 2020	—	—%	129.7	6.4%	Fixed rate
6.625% Notes, due November 15, 2022	570.0	6.6%	570.0	6.6%	Fixed rate
6.125% Notes, due December 15, 2024	250.0	6.1%	250.0	6.1%	Fixed rate
5.75% Notes, due July 15, 2025	1,000.0	5.8%	1,000.0	5.8%	Fixed rate
4.00% Notes, due October 1, 2026	500.9	4.0%	477.0	4.0%	Fixed rate
Other notes and obligations	4.7	8.0%	3.9	7.5%	Variable rate
Obligations under capital leases	199.7	5.7%	67.4	5.3%	Various
Salus
Unaffiliated long-term debt of consolidated variable-interest entity	28.9	—%	39.7	—%	Variable rate, see below
Long-term debt of consolidated variable-interest entity with FGL*	48.1	—%	65.9	—%	Variable rate, see below
Unaffiliated secured borrowings under non-qualifying loan participations	—	—%	2.0	—%	Fixed rate
Total	5,801.9		5,575.4
Original issuance discounts on debt, net of premiums	(20.7)		(22.8)
Unamortized debt issue costs	(76.1)		(87.0)
Total debt	5,705.1		5,465.6
Less current maturities and short-term debt	161.4		239.3
Non-current portion of debt	$5,543.7		$5,226.3
* The debt balances included in the accompanying Consolidated Balance Sheets and in the table above reflect transactions between the businesses held for sale and businesses held for use that are expected to continue to exist after the completion of any disposition resulting from the FGL Merger and Front Street Sale. Such transactions are not eliminated in the accompanying Consolidated Financial Statements in order to appropriately reflect the continuing operations and balances held for sale.
Aggregate scheduled maturities of debt and capital lease obligations as of September 30, 2017 are as follows:

Fiscal Year	Capital lease obligations	HRG debt - Parent Only	Consolidated
2018	$6.3	$—	$161.4
2019	7.4	864.4	889.5
2020	7.8	—	20.9
2021	9.9	—	100.0
2022	7.6	890.0	2,148.4
Thereafter	160.7	—	2,481.7
Long-term debt	$199.7	$1,754.4	$5,801.9
HRG
7.875% Notes
As of September 30, 2017 and 2016, the Company had an outstanding balance of $864.4 of 7.875% senior secured notes due 2019 (the “7.875% Notes”). Interest on the 7.875% Notes is payable semiannually, in January and July.

Until January 15, 2018, the Company may redeem some or all of the 7.875% Notes at certain fixed redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest. At any time on or after January 15, 2018, the Company may redeem some or all of the 7.875% Notes at 100% of the principal amount plus accrued and unpaid interest.
The indenture governing the 7.875% Notes contains covenants limiting, among other things, and subject to certain qualifications and exceptions, the Company’s ability, and, in certain cases, the ability of the Company’s subsidiaries, to incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make certain restricted payments; sell assets; engage in transactions with affiliates; or consolidate or merge with, or sell substantially all of the Company’s assets to, another person. The Company is also required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios that are based on the fair market value of the collateral, including the Company’s equity interests in Spectrum Brands and its other subsidiaries such as HGI Funding. At September 30, 2017, the Company was in compliance with all covenants under the indenture governing the 7.875% Notes.
7.75% Notes
As of September 30, 2017 and 2016, the Company had an outstanding balance of $890.0 of 7.75% senior notes due 2022 (the “7.75% Notes”). Interest on the 7.75% Notes is payable semiannually, in January and July.
Until January 15, 2020, the Company may redeem the 7.75% Notes at certain fixed redemption prices expressed as a percentage of the principal amount, plus accrued and unpaid interest. At any time on or after January 15, 2020, the Company may redeem some or all of the 7.75% Notes at 100.0% of the principal amount plus accrued and unpaid interest.
HGI Funding
2017 Loan
On January 13, 2017, the Company, through a wholly-owned subsidiary of HGI Funding, entered into a loan agreement, pursuant to which it may borrow up to an aggregate amount of $150.0 (the “2017 Loan”). The 2017 Loan bears interest at an adjusted International Exchange London Interbank Offered Rate (“LIBOR”), plus 2.35% per annum, payable quarterly and a commitment fee of 75 bps. The 2017 Loan matures on July 13, 2018, with an option for early termination by the borrower. At September 30, 2017, the 2017 Loan was secured by 4.2 million shares of Spectrum Brands owned by a subsidiary of HGI Funding. The Company incurred $1.1 of financing costs in connection with the 2017 Loan. As of September 30, 2017, the Company had drawn $50.0 under the 2017 Loan. The 2017 Loan contains a customary mandatory prepayment clause, which requires the borrower to pay back any amounts borrowed under the 2017 Loan if certain events occur, including, but not limited to, a breach of the terms of the agreement by the borrower, a change of control of the borrower or the issuer of the pledged securities or a delisting of the pledged securities.
HGI Energy
In February 2013, in connection with the Company’s acquisition of an interest in Compass, HGI Energy entered into note purchase agreements with FGL and Front Street for $100.0 notional aggregate principal amount due February 14, 2021 (the “Old HGI Energy Notes”). The Old HGI Energy Notes to FGL earned interest at 9.0% per annum, payable semi-annually in arrears on January 1 and July 1. Following the Compass Sale, the Old HGI Energy Notes were canceled and replaced with $92.0 notional aggregate amount of new notes of HGI Energy (the “HGI Energy Notes”), which were then transferred from FGL to a reinsurance funds withheld account at Front Street, for which Front Street bears the economic risk. As a result of the transaction, HGI Energy recognized $8.0 gain on the extinguishment of debt included in “Other (expense) income, net” in accompanying Consolidated Statements of Operations, while FGL and Front Street recognized $8.0 of net investment loss included in “Income (loss) from discontinued operations, net of tax” in the accompanying Consolidated Statements of Operations.
On May 8, 2017, the HGI Energy Notes were amended to (i) extend the stated maturity date to the earlier of (x) June 30, 2018 and (y) five business days following the date of any occurrence of acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group, other than HRG or its subsidiaries, of common stock representing more than 50.0% of FGL’s issued an outstanding common stock; and (ii) increase the rate of interest paid by the HGI Energy Notes from 0.7% to 1.5%, effective August 22, 2017.
Spectrum Brands
Term Loans and Revolver Facility
On June 23, 2015, Spectrum Brands, Inc., a subsidiary of Spectrum Brands (“SBI”) entered into term loan facilities pursuant to a Senior Credit Agreement consisting of (i) a $1,450.0 U.S. dollar denominated term loan facility due June 23, 2022 (the “USD Term Loan”), (ii) a $75.0 CAD term loan due June 23, 2022 (“CAD Term Loan”) and (iii) a €300.0 Euro denominated term loan facility due June 23, 2022 (“Euro Term Loan” and together with “USD Term Loan” and “CAD Term Loan”, the “Term Loans”) and (iv) entered into a $500.0 Revolver Facility due June 23, 2020 (the “Revolver Facility”). The proceeds from the Term Loans and draws on the Revolver were used to repay SBI’s then-existing senior term credit facility, repay SBI’s outstanding 6.75% senior unsecured notes due 2020 (the “6.75% Notes”), repay and replace SBI’s then-existing asset based revolving loan facility, and to pay fees and expenses in connection with the refinancing and for general corporate purposes.

On October 6, 2016, Spectrum Brands entered into the first amendment to the Credit Agreement under its Term Loans and Revolver Facility (the “Credit Agreement”) reducing the interest rate margins applicable to the USD Term Loan to either adjusted LIBOR, subject to a 0.75% floor plus margin of 2.50% per annum, or base rate with a 1.75% floor plus margin of 1.50% per annum. Spectrum Brands recognized $1.0 of costs in connection with amending the Credit Agreement that has been recognized as interest expense.
On March 6, 2017, Spectrum Brands entered into a second amendment to the Credit Agreement expanding the overall capacity of the Revolver Facility to $700.0, reducing the interest rate margin to either adjusted LIBOR plus margin ranging from 1.75% to 2.25%, or base rate plus margin ranging from 0.75% to 1.25%, reducing the commitment fee to 35bps, and extending the maturity to March 2022. Spectrum Brands recognized $2.6 of costs in connection with amending the cash revolver that has been deferred as debt issuance costs.
On April 7, 2017, Spectrum Brands entered into a third amendment to the Credit Agreement reducing the interest rate margins applicable to the USD Term Loans to either adjusted LIBOR plus margin of 2.00% per annum, or base rate plus margin of 1.00%. Spectrum Brands recognized $0.6 of costs in connection with amending the Credit Agreement that has been recognized as interest expense.
On May 16, 2017, Spectrum Brands entered into a fourth amendment to the Credit Agreement increasing its USD Term Loan by $250.0 of incremental borrowings and removing the floor which both LIBOR and base rates were subject to. Spectrum Brands recognized $2.7 as costs in connection with the increased borrowing that has been deferred as debt issuance costs.
On May 24, 2017, Spectrum Brands extinguished its Euro Term Loan and recognized non-cash interest expense of $0.6 for previously deferred debt issuance costs in connection with the extinguishment.
Following the amendments to the Credit Agreement (discussed above), the Term Loans and Revolver Facility are subject to variable interest rates, (i) the USD Term Loan is subject to either adjusted LIBOR, plus margin of 2.00% per annum, or base rate plus margin of 1.00% per annum; (ii) the CAD Term Loan is subject to either Canadian Dollar Offered Rate, subject to a 0.75% floor plus 3.50% per annum, or base rate with a 1.75% floor plus 2.50% per annum; (iii) the Euro Term Loan was subject to either Euro Interbank Offered Rate, subject to a 0.75% floor plus 2.75% per annum; and (iv) the Revolver Facility is subject to either adjusted LIBOR plus margin ranging from 1.75% to 2.25% per annum, or base rate plus margin ranging from 0.75% to 1.25% per annum.
Subject to certain mandatory prepayment events, the Term Loans are subject to repayment according to scheduled amortizations, with the final payments of all amounts outstanding, plus accrued and unpaid interest, due at maturity. The Senior Credit Agreement contains customary affirmative and negative covenants, including, but not limited to, restrictions on SBI and its restricted subsidiaries’ ability to incur indebtedness, create liens, make investments, pay dividends or make certain other distributions, and merge or consolidate or sell assets, in each case subject to certain exceptions set forth in the Senior Credit Agreement.
The Credit Agreement, solely with respect to the Revolver Facility, contains a financial covenant test on the last day of each fiscal quarter on the maximum total leverage ratio. This is calculated as the ratio of (i) the principal amount of third party debt for borrowed money (including unreimbursed letter of credit drawings), capital leases and purchase money debt, at period-end, less cash and cash equivalents, to (ii) adjusted EBITDA for the trailing twelve months. The maximum total leverage ratio should be no greater than 6.0 to 1.0. As of September 30, 2017, Spectrum Brands was in compliance with all covenants under the Credit Agreement.
Pursuant to a guarantee agreement, SB/RH Holdings, LLC (“SB/RH Holdings”), a wholly-owned subsidiary of Spectrum Brands, and the material wholly-owned domestic subsidiaries of SBI have guaranteed SBI’s obligations under the Senior Credit Agreement and related loan documents. Pursuant to a security agreement, SBI and such subsidiary guarantors have pledged substantially all of their respective assets to secure such obligations and, in addition, SB/RH Holdings has pledged the capital stock of SBI to secure such obligations. The Senior Credit Agreement also provides for customary events of default including payment defaults and cross-defaults to other material indebtedness.
In connection with the Revolver Facility, SBI incurred $5.7 of fees that were capitalized as debt issuance costs and are being amortized over the remaining life of the Revolver Facility. As of September 30, 2017, SBI had aggregate borrowing availability of $680.5, net of outstanding letters of credit of $18.0 and a $1.5 allocated to a foreign subsidiary of Spectrum Brands.
4.00% Notes
On September 20, 2016, SBI issued €425.0 aggregate principal amount of the 4.00% Notes due October 1, 2026 (“4.00% Notes”). The 4.00% Notes are guaranteed by SB/RH Holdings as well as by SBI’s existing and future domestic subsidiaries.
SBI may redeem all or a part of the 4.00% Notes, at any time on or after October 1, 2021 at specified redemption prices. In addition, prior to October 1, 2021, SBI may redeem the notes at a redemption price equal to 100% of the principal amounts plus a “make-whole” premium. SBI is also entitled to redeem up to 35% of the aggregate principal amount of the notes before October 1, 2019 with an amount of cash equal to the net proceeds that SBI raises in equity offerings at specified redemption prices. Further, the indenture governing the 4.00% Notes (the “2026 Indenture”) requires SBI to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of SBI, as defined in the 2026 Indenture.

The 2026 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.
In addition, the 2026 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2026 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 4.00% Notes. If any other event of default under the 2026 Indenture occurs and is continuing, the trustee for the 2026 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 4.00% Notes, may declare the acceleration of the amounts due under those notes.
Spectrum Brands recorded $7.7 of fees in connection with the offering of the 4.00% Notes during Fiscal 2016, which have been capitalized as debt issuance costs and are being amortized over the remaining life of the 4.00% Notes.
5.75% Notes
On May 20, 2015, in connection with the acquisition of the Armored AutoGroup Parent Inc. (“AAG”) Business, SBI issued $1,000.0 aggregate principal amount of 5.75% senior notes due July 15, 2025 (the “5.75% Notes”) at par value. The 5.75% Notes are guaranteed by SB/RH Holdings, as well as by SBI’s existing and future domestic subsidiaries.
SBI may redeem all or a part of the 5.75% Notes, at any time on or after July 15, 2020, at specified redemption prices. In addition, prior to July 15, 2020, SBI may redeem the notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium. SBI is also entitled to redeem up to 35% of the aggregate principal amount of the notes before July 15, 2018 with an amount of cash equal to the net proceeds that SBI raises in equity offerings at specified redemption prices. Further, the indenture governing the 5.75% Notes (the “2025 Indenture”) requires SBI to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of SBI, as defined in the 2025 Indenture.
The 2025 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.
In addition, the 2025 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2025 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 5.75% Notes. If any other event of default under the 2025 Indenture occurs and is continuing, the trustee for the 2025 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 5.75% Notes, may declare the acceleration of the amounts due under those notes.
Spectrum Brands recorded $19.7 of fees in connection with the offering of the 5.75% Notes, which have been capitalized as debt issuance costs and are being amortized over the remaining life of the 5.75% Notes.
6.125% Notes
On December 4, 2014, SBI issued $250.0 aggregate principal amount of 6.125% Notes at par value, due December 15, 2024 (the “6.125% Notes”). The 6.125% Notes are guaranteed by SB/RH Holdings, as well as by SBI’s existing and future domestic subsidiaries.
SBI may redeem all or a part of the 6.125% Notes, at any time on or after December 15, 2019, at specified redemption prices. Prior to December 15, 2019, SBI may redeem the notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium. SBI is also entitled to redeem up to 35% of the aggregate principal amount of the notes before December 15, 2017 with an amount of cash equal to the net proceeds that SBI raises in equity offerings at specified redemption prices. Further, the indenture governing the 6.125% Notes (the “2024 Indenture”) requires SBI to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of SBI, as defined in the 2024 Indenture.
The 2024 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.
In addition, the 2024 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2024 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 6.125% Notes. If any other event of default under the 2024 Indenture occurs and is continuing, the trustee for the 2024 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 6.125% Notes, may declare the acceleration of the amounts due under those notes.
Spectrum Brands recorded $4.6 of fees in connection with the offering of the 6.125% Notes, which have been capitalized as debt issuance costs and are being amortized over the remaining life of the 6.125% Notes.
6.375% Notes and 6.625% Notes
On December 17, 2012, in connection with the acquisition of Hardware & Home Improvement (“HHI”) business, Spectrum Brands assumed $520.0 aggregate principal amount of 6.375% Notes at par value, due November 15, 2020, and $570.0 aggregate principal amount of 6.625% Notes, due November 15, 2022 (the “6.625% Notes”). In connection with the issuance of the 4.00% Notes previously discussed, Spectrum Brands repurchased $390.3 aggregate principal amount of the 6.375% Notes in a cash tender offer. In connection with the tender, Spectrum Brands recognized $6.5 of fees and expenses and a $15.6 tender premium as interest expense; and wrote off $5.8 of previously capitalized debt issuance costs as a non-cash charge to interest expense during Fiscal 2016. On October 20, 2016, Spectrum Brands redeemed the remaining outstanding aggregate principal on the 6.375% Notes of $129.7 with a make whole premium of $4.6 recognized as interest expense and $1.9 in non-cash interest expense for previously deferred debt issuance costs for Fiscal 2017. The 6.625% Notes are unsecured and guaranteed by SB/RH Holdings, as well as by existing and future domestic restricted subsidiaries.
Spectrum Brands may redeem all or a part of the 6.625% Notes, upon not less than 30 or more than 60 days notice, at specified redemption prices. Further, the indenture governing the 6.625% Notes (the “2020/22 Indenture”) requires Spectrum Brands to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of Spectrum Brands, as defined in such indenture. Subsequent to Fiscal 2017 and effective November 15, 2017, the 6.625% Notes became callable by Spectrum Brands.
The 2020/22 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.
In addition, the 2020/22 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments when due or on acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2020/22 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 6.625% Notes. If any other event of default under the 2020/22 Indenture occurs and is continuing, the trustee for the 2020/22 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 6.625% Notes, may declare the acceleration of the amounts due under those notes.
Spectrum Brands recorded $14.1 of fees in connection with the offering of the 6.625% Notes, which were capitalized as debt issuance costs and amortized over the remaining lives of the 6.625% Notes.
Salus
Salus acted as co-lender under some of the asset-based loans that it originated, and such loans were structured to meet the definition of a “participating interest” as defined under ASC 860-10, Transfers and Servicing. Salus is no longer originating new loans. For loans originated with co-lenders that have terms that result in such a co-lender not having a qualifying “participating interest,” Salus recognizes the whole, undivided loan. Salus also reflects a secured borrowing owing to the co-lender representing their share in the undivided whole loan. As of September 30, 2016, Salus had $2.0 of such secured borrowings to unaffiliated co-lenders outstanding related to non-qualifying “participating interests.” As of September 30, 2017, Salus had no secured borrowings to unaffiliated co-lenders outstanding related to non-qualifying “participating interests.”
For additional information related to the reduction in senior secured and subordinated CLO debt, see Note 6, Securitization and Variable Interest Entities.

(14) Leases
Lease Commitments
The Company has leases primarily pertaining to land, buildings, and equipment that expire at various times through February 2034. The Company’s minimum rent payments under operating leases are recognized on a straight-line basis over the term of the leases. Future minimum rental commitments under non-cancelable operating leases, primarily relating to Spectrum Brands, net of contractual third-party sublease, are as follows:

	Operating Leases of Business Held for Use	Operating Leases of Businesses Held for Sale
2018	$25.9	$9.8
2019	22.4	8.5
2020	16.2	7.8
2021	11.8	6.6
2022	8.4	5.3
Thereafter	25.8	6.8
Total minimum lease payments	$110.5	$44.8
The Company’s total rent expense was $28.0, $42.1 and $36.6 during Fiscal 2017, 2016 and 2015, respectively.

(15) Derivative Financial Instruments
Cash Flow Hedges
Interest Rate Swaps. Spectrum Brands uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counterparties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is designated. At September 30, 2017, Spectrum Brands had a series of U.S. dollar denominated interest rate swaps outstanding which effectively fix the interest on variable rate debt, exclusive of lender spreads, at 1.76% for a notional principal amount of $300.0 through May 2020. As of September 30, 2016, Spectrum Brands had a series of U.S. dollar denominated interest rate swaps outstanding which effectively fix the interest on variable rate debt, exclusive of lender spreads at 1.36% for a notional principal amount of $300.0 through April 2017. The derivative net losses estimated to be reclassified from AOCI into earnings over the next 12 months is $0.3, net of tax. Spectrum Brands’ interest rate swaps financial instruments at September 30, 2017 and 2016 were as follows:

	September 30, 2017		September 30, 2016
	Notional Amount	Remaining Years	Notional Amount	Remaining Years
Interest rate swaps - fixed	$300.0	2.6	$300.0	0.5
Commodity Swaps. Spectrum Brands is exposed to risk from fluctuating prices for brass used in its manufacturing processes at its HHI business. Spectrum Brands hedges a portion of the risk associated with the purchase of these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. At September 30, 2017, Spectrum Brands had a series of brass swap contracts outstanding through February 2019. The derivative net gains estimated to be reclassified from AOCI into earnings over the next 12 months is $0.2, net of tax. Spectrum Brands had the following commodity swap contracts associated with Spectrum Brands’ continuing operations outstanding as of September 30, 2017 and 2016:

	September 30, 2017		September 30, 2016
	Notional Amount	Contract Value	Notional Amount	Contract Value
Brass swap contracts	1.3 Tons	$6.6	1.0 Tons	$4.0
Foreign exchange contracts. Spectrum Brands periodically enters into forward foreign exchange contracts to hedge a portion of the risk from forecasted foreign currency denominated third party and intercompany sales or payments. These obligations generally require Spectrum Brands to exchange foreign currencies for U.S. Dollars, Euros, Australian Dollars, Canadian Dollars (“CAD”) or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange rates related to sales of product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to “Net sales” or purchase price variance in “Cost of goods sold”, respectively, in the accompanying Consolidated Statements of Operations. At September 30, 2017, Spectrum Brands had a series of foreign exchange derivative contracts outstanding through June 2019. The derivative net losses estimated to be reclassified from AOCI into earnings over the next 12 months is $1.0, net of tax. At September 30, 2017 and 2016, Spectrum Brands had foreign exchange derivative contracts associated with Spectrum Brands’ continuing operations designated as cash flow hedges with a notional value of $67.5 and $29.9, respectively.
Net Investment Hedge
On September 20, 2016, SBI issued €425.0 aggregate principal amount of 4.00% Notes. See Note 13, Debt for further details. Spectrum Brands’ 4.00% Notes are denominated in Euros and have been designated as a net investment hedge of the translation of Spectrum Brands’ net investments in Euro denominated subsidiaries at the time of issuance. As a result, the translation of the Euro denominated debt is recognized in AOCI with any ineffective portion recognized as foreign currency translation gains or losses in the accompanying Consolidated Statements of Operations when the aggregate principal exceeds the net investment in its Euro denominated subsidiaries. Net gains or losses from the net investment hedge are reclassified from AOCI into earnings upon a liquidation event or deconsolidation of Euro denominated subsidiaries. As of September 30, 2017, the hedge was fully effective and no ineffective portion was recognized in earnings.
Derivative Contracts Not Designated as Hedges for Accounting Purposes
Foreign exchange contracts. Spectrum Brands periodically enters into forward and swap foreign exchange contracts to economically hedge a portion of the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require Spectrum Brands to exchange foreign currencies for U.S. Dollars, CAD, Euros, Pounds Sterling, Taiwanese Dollars, Hong Kong Dollars or Australian Dollars. These foreign exchange contracts are economic hedges of a related liability or asset recorded in the accompanying Consolidated Balance Sheets. The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. At September 30, 2017, Spectrum Brands had a series of forward exchange contracts outstanding through October 2017. At September 30, 2017 and 2016, Spectrum Brands had $62.9 and $62.0, respectively, of notional value for such foreign exchange derivative contracts associated with Spectrum Brands’ continuing operations outstanding.
Fair Value of Derivative Instruments
The fair value of outstanding derivatives associated with Spectrum Brands’ continuing operations recorded in the accompanying Consolidated Balance Sheets were as follows:

		September 30,
Asset Derivatives	Classification	2017	2016
Derivatives designated as hedging instruments:
Commodity swaps	Other receivables, net	$0.6	$0.1
Interest rate swaps	Deferred charges and other assets	0.4	—
Foreign exchange contracts	Other receivables, net	0.2	—
Total asset derivatives designated as hedging instruments		1.2	0.1
Derivatives not designated as hedging instruments:
Foreign exchange contracts	Other receivables, net	0.3	0.1
Total asset derivatives		$1.5	$0.2

		September 30,
Liability Derivatives	Classification	2017	2016
Derivatives designated as hedging instruments:
Foreign exchange contracts	Accounts payable	$2.3	$0.2
Foreign exchange contracts	Other long-term liabilities	0.3	0.1
Interest rate swaps	Other current liabilities	0.5	0.8
Interest rate swaps	Accrued interest	0.2	0.4
Commodity swaps	Accounts payable	—	0.1
Total liability derivatives designated as hedging instruments		3.3	1.6
Derivatives not designated as hedging instruments:
Foreign exchange contracts	Accounts payable	—	0.1
Total liability derivatives		$3.3	$1.7

Spectrum Brands is exposed to the risk of default by the counterparties with which Spectrum Brands transacts and generally does not require collateral or other security to support financial instruments subject to credit risk. Spectrum Brands monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives that are concentrated with certain domestic and foreign financial institution counterparties. Spectrum Brands considers these exposures when measuring its credit reserve on its derivative assets, which was less than $0.1 as of September 30, 2017 and 2016.
Spectrum Brands’ standard contracts do not contain credit risk related contingent features whereby Spectrum Brands would be required to post additional cash collateral as a result of a credit event. However, Spectrum Brands is typically required to post collateral in the normal course of business to offset its liability positions. As of September 30, 2017 and 2016, there was no cash collateral outstanding. In addition, as of September 30, 2017 and 2016, Spectrum Brands had no posted standby letters of credit related to such liability positions.
The following tables summarize the impact of the effective portion of designated hedges and the gain (loss) recognized in the accompanying Consolidated Statements of Operations for Fiscal 2017, 2016 and 2015:

Fiscal 2017	Classification	Effective Portion
		Gain (Loss) in AOCI	Gain (Loss) reclassified to Continuing Operations	Reclassified to Discontinued Operations
Interest rate swaps	Interest expense	$(0.7)	$(1.3)	$—
Commodity swaps	Cost of goods sold	6.2	0.7	4.7
Net investment hedge	Other (expense) income, net	(24.0)	—	—
Foreign exchange contracts	Net sales	0.4	—	—
Foreign exchange contracts	Cost of goods sold	(13.5)	0.1	6.6
		$(31.6)	$(0.5)	$11.3

Fiscal 2016	Classification	Effective Portion
		Gain (Loss) in AOCI	Gain (Loss) reclassified to Continuing Operations	Reclassified to Discontinued Operations
Interest rate swaps	Interest expense	$(0.4)	$(1.9)	$—
Commodity swaps	Cost of goods sold	4.5	(1.4)	(2.3)
Net investment hedge	Other (expense) income, net	0.6	—	—
Foreign exchange contracts	Net sales	(0.4)	(0.2)	—
Foreign exchange contracts	Cost of goods sold	6.8	1.2	5.7
		$11.1	$(2.3)	$3.4

Fiscal 2015	Classification	Effective Portion
		Gain (Loss) in AOCI	Gain (Loss) reclassified to Continuing Operations	Reclassified to Discontinued Operations
Interest rate swaps	Interest expense	$(3.4)	$(1.9)	$—
Commodity swaps	Cost of goods sold	(7.1)	(0.5)	(0.2)
Foreign exchange contracts	Net sales	0.1	0.1	—
Foreign exchange contracts	Cost of goods sold	21.8	25.4	4.6
		$11.4	$23.1	$4.4
The unrealized loss on derivative contracts in AOCI expected to be recognized during the fiscal year ending September 30, 2018 (“Fiscal 2018”) is $8.9.
During Fiscal 2017, 2016 and 2015, Spectrum Brands recognized the following gains and losses on derivatives associated with Spectrum Brands’ continuing operations:

		Fiscal
	Classification	2017	2016	2015
Foreign exchange contracts	Other (expense) income, net	$1.9	$3.1	$(4.9)

(16) Shareholders’ Equity
Accumulated Other Comprehensive Income
The cumulative amounts of the components of accumulated other comprehensive income reflected in the accompanying Consolidated Statements of Shareholders’ Equity, as of September 30, 2017, 2016 and 2015, were as follows:

	Unrealized Investment Gains, net	Non-credit Related Other-than- temporary Impairments	Other Unrealized Gains (Losses) — Cash Flow Hedges	Actuarial Adjustments to Pension Plans	Cumulative Translation Adjustments	Total
Cumulative components at September 30, 2017:
Gross amounts (after reclassification adjustments)	$1,134.9	$(2.4)	$(35.4)	$(58.7)	$(135.1)	$903.3
Intangible assets adjustments	(298.9)	0.4	—	—	—	(298.5)
Tax effects	(291.6)	0.2	9.5	3.6	3.5	(274.8)
Noncontrolling interest	(106.5)	—	10.1	21.5	53.9	(21.0)
	$437.9	$(1.8)	$(15.8)	$(33.6)	$(77.7)	$309.0
Cumulative components at September 30, 2016:
Gross amounts (after reclassification adjustments)	$940.5	$(2.4)	$7.0	$(87.7)	$(164.2)	$693.2
Intangible assets adjustments	(258.6)	0.4	—	—	—	(258.2)
Tax effects	(237.1)	0.2	(3.8)	12.1	3.5	(225.1)
Noncontrolling interest	(86.0)	—	(1.7)	30.4	68.3	11.0
	$358.8	$(1.8)	$1.5	$(45.2)	$(92.4)	$220.9
Cumulative components at September 30, 2015:
Gross amounts (after reclassification adjustments)	$147.2	$(1.0)	$(3.0)	$(48.4)	$(155.7)	$(60.9)
Intangible assets adjustments	(0.3)	0.4	—	—	—	0.1
Tax effects	(51.4)	0.2	(0.9)	1.3	3.5	(47.3)
Noncontrolling interest	(17.4)	—	1.3	18.6	64.9	67.4
	$78.1	$(0.4)	$(2.6)	$(28.5)	$(87.3)	$(40.7)
Restricted Net Assets of Subsidiaries
The Company considered the guidance in the Securities and Exchange Commission’s Regulation S-X related to restricted net assets of subsidiaries. In accordance with Rule 4-08(e) of Regulation S-X, the Company has determined that certain net assets of its subsidiaries are considered restricted under this guidance and exceed 25 percent of HRG’s consolidated net assets. HRG’s interest in net assets of its subsidiaries that were considered to be restricted at September 30, 2017 was $2,273.9 and consisted of net assets of FS Holdco II Ltd. (inclusive of businesses classified as held for sale) and Spectrum Brands, less noncontrolling interest, which were restricted as to transfer to HRG in the form of cash dividends, loans or advances under regulatory or debt covenant restrictions.
Stock Repurchase Program
On May 8, 2014, our board of directors authorized us to enter into a repurchase program, which replaced our prior share repurchase program. This share repurchase program authorized us to repurchase up to $100.0 of shares of our common stock, subject to certain restrictions and provisions. This program does not have an expiration date. We may from time to time, and at any time, elect to increase the amount of shares authorized under our repurchase program, authorize a new repurchase program or repurchase shares of our Common Stock in privately negotiated transactions or we may determine to terminate, suspend, discontinue, modify and/or reinstate one or more of such programs.
A summary of the stock repurchase activity under a $100.0 stock repurchase program authorized by HRG’s Board of Directors in Fiscal 2017, 2016 and 2015 is summarized as follows (share amounts in thousands):

	Shares repurchased	Weighted-Average Price per Share	Amount Repurchased
Cumulative balance through September 30, 2017 (a)	6,900	$12.71	$87.7
Cumulative balance through September 30, 2016 (a)	6,900	$12.71	$87.7
Cumulative balance through September 30, 2015 (a)	6,900	$12.71	$87.7
(a) Represents cumulative stock purchases under the $100.0 stock repurchase program since the program’s adoption in May 2014.

The purchase price for the shares of the Company’s stock repurchased is reflected as a reduction to shareholders’ equity. Upon repurchase, the Company retires the stock and records the excess of the cost of the treasury stock over its par value entirely to additional paid-in capital.

(17) Employee Benefit Obligations
Defined Benefit Plans
HRG
HRG has a noncontributory defined benefit pension plan (the “HRG Pension Plan”) covering certain former U.S. employees. During 2006, the HRG Pension Plan was frozen which caused all existing participants to become fully vested in their benefits.
Additionally, HRG has an unfunded supplemental pension plan (the “Supplemental Plan”) which provides supplemental retirement payments to certain former senior executives of HRG. The amounts of such payments equal the difference between the amounts received under the HRG Pension Plan and the amounts that would otherwise be received if HRG Pension Plan payments were not reduced as the result of the limitations upon compensation and benefits imposed by Federal law. Effective December 1994, the Supplemental Plan was frozen.
Spectrum Brands
Spectrum Brands has various defined benefit pension plans (the “Spectrum Brands Pension Plans”) covering some of its employees. The Spectrum Brands Pension Plans generally provide benefits of stated amounts for each year of service. Spectrum Brands funds its pension plans in accordance with the requirements of the defined benefit pension plans and, where applicable, in amounts sufficient to satisfy the minimum funding requirements of applicable laws. Additionally, in compliance with Spectrum Brands’ funding policy, annual contributions to defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries.
Spectrum Brands sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate.
The following tables provide additional information on the Company’s pension plans as of September 30, 2017 and 2016, which principally relate to Spectrum Brands’ continuing operations:

	Fiscal
	2017	2016
Change in benefit obligation
Projected benefit obligation, beginning of year	$104.9	$87.8
Service cost	2.9	2.4
Interest cost	2.2	2.7
Actuarial (gain) loss	(12.0)	15.9
Curtailments	(0.2)	—
Benefits paid	(4.7)	(3.4)
Foreign currency exchange rate changes	4.1	(0.5)
Projected benefit obligation, end of year	$97.2	$104.9
Change in plan assets
Fair value of plan assets, beginning of year	$57.2	$56.1
Actual return on plan assets	1.1	1.9
Employer contributions	4.8	2.5
Benefits paid	(4.7)	(3.4)
Foreign currency exchange rate changes	2.2	0.1
Fair value of plan assets, end of year	$60.6	$57.2
Accrued Benefit Cost / Funded Status	$(36.6)	$(47.7)
Weighted average assumptions:
Discount rate	1.1% to 7.5%	1.0% to 8.7%
Expected return on plan assets	1.1% to 7.0%	1.0% to 7.0%
Rate of compensation increase	1.4% to 7.0%	2.3% to 7.0%
The net underfunded status as of September 30, 2017 and 2016 of $36.6 and $47.7, respectively, is recognized in the accompanying Consolidated Balance Sheets within “Employee benefit obligations.” Included in AOCI as of September 30, 2017 and 2016 were unrecognized net losses of $33.6, net of tax expense of $3.6 and noncontrolling interest of $21.5, and $45.2, net of tax expense of $12.1 and noncontrolling interest of $30.4, respectively, which have not yet been recognized as components of net periodic pension cost. The net loss in AOCI expected to be recognized during Fiscal 2018 is $2.0.
The following table contains the components of net periodic benefit costs during Fiscal 2017, 2016 and 2015:

	Fiscal
	2017	2016	2015
Components of net periodic cost:
Service cost	$2.9	$2.4	$2.4
Interest cost	2.2	2.7	2.8
Expected return on assets	(2.3)	(2.3)	(2.5)
Curtailment gain	(0.2)	0.1	0.4
Recognized net actuarial loss	2.3	0.6	0.9
Net periodic cost	$4.9	$3.5	$4.0
Weighted average assumptions:
Discount rate	1.0% to 8.7%	1.0% to 7.0%	2.0% to 7.5%
Expected return on plan assets	1.0% to 7.0%	1.0% to 7.0%	2.0% to 7.3%
Rate of compensation increase	2.3% to 7.0%	2.3% to 5.5%	2.3% to 5.5%
The discount rate is used to calculate the projected benefit obligation. The discount rate used is based on the rate of return on government bonds as well as current market conditions of the respective countries where the plans are established. The expected return on plan assets is based on the Company’s expectation of the long-term average rate of return of the capital market in which the plans invest. The expected return reflects the target asset allocations and considers the historical returns earned for each asset category.
The following benefit payments were expected to be paid as of September 30, 2017:

Fiscal Year
2018	$3.4
2019	3.7
2020	3.8
2021	3.9
2022	3.9
2023 to 2027	22.6
The Company has established formal investment policies for the assets associated with these plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each asset class. Specific asset class targets are based on the results of periodic asset/liability studies. The investment policies permit variances from the targets within certain parameters. The plan assets currently do not include holdings of common stock of HRG or its subsidiaries.
Below is a summary allocation of all pension plan assets as of September 30, 2017 and 2016:

	Fiscal
	2017	2016
Asset Type
Equity securities	6%	14%
Fixed income securities	17%	13%
Other	77%	73%
Total	100%	100%

The fair value of pension plan assets by asset category as of September 30, 2017 and 2016 were as follows:

	September 30, 2017
	Level 1	Level 2	Level 3	Total
Defined Benefit Plan Assets:
Equity securities
U.S. equity securities	$—	$2.1	$—	$2.1
Foreign equity securities	—	1.4	—	1.4
Fixed income securities
U.S. fixed income securities	—	8.1	—	8.1
Foreign fixed income securities	—	2.4	—	2.4
Real estate	—	—	—	—
Life insurance contracts	—	37.6	—	37.6
Other	—	0.5	—	0.5
Foreign cash & cash equivalents	8.5	—	—	8.5
Total defined benefit plan assets	$8.5	$52.1	$—	$60.6

	September 30, 2016
	Level 1	Level 2	Level 3	Total
Defined Benefit Plan Assets:
Equity securities
U.S. equity securities	$—	$5.5	$—	$5.5
Foreign equity securities	—	2.3	—	2.3
Fixed income securities
U.S. fixed income securities	—	5.4	—	5.4
Foreign fixed income securities	—	2.3	—	2.3
Real estate	—	—	—	—
Life insurance contracts	—	34.6	—	34.6
Other	—	1.1	—	1.1
Foreign cash & cash equivalents	6.0	—	—	6.0
Total defined benefit plan assets	$6	$51.2	$—	$57.2
Defined Contribution Plans
During Fiscal 2017, 2016 and 2015, HRG, Spectrum Brands and Salus sponsored and defined contributions plans in which eligible participants may defer a fixed amount or a percentage of their eligible compensation, subject to limitations. During Fiscal 2017, 2016 and 2015, each of HRG, Spectrum Brands and Salus made discretionary matching contributions of eligible compensation. Spectrum Brands also sponsored defined contribution plans for employees of certain foreign subsidiaries. Contributions are discretionary and evaluated annually. Aggregate contributions charged to operations for the defined contribution plans for Fiscal 2017, 2016 and 2015 were $8.2, $8.2 and $8.1, respectively.

(18) Income Taxes
Income tax expense (benefit) was calculated based upon the following components of (loss) income from continuing operations before income taxes:

	Fiscal
	2017	2016	2015
(Loss) income from continuing operations before income taxes:
United States	$(72.3)	$(25.5)	$(346.6)
Outside the United States	41.2	34.7	29.6
Total (loss) income from continuing operations before income taxes	(31.1)	$9.2	(317.0)

The components of income tax expense (benefit) were as follows:

	Fiscal
	2017	2016	2015
Current:
Federal	$6.6	$0.1	$1.7
Foreign	9.1	10.6	6.3
State	0.5	4.5	4.2
Total current	16.2	15.2	12.2
Deferred:
Federal	39.5	(55.2)	(18.8)
Foreign	(10.5)	(19.6)	11.6
State	(7.1)	1.2	(3.7)
Total deferred	21.9	(73.6)	(10.9)
Income tax expense (benefit)	$38.1	$(58.4)	$1.3
The differences between income taxes expected at the U.S. Federal statutory income tax rate of 35.0% and reported income tax expense (benefit) are summarized as follows:

	Fiscal
	2017	2016	2015
Expected income tax (benefit) expense at the Federal statutory rate	$(10.9)	$3.2	$(111.0)
State and local income taxes	2.4	12.2	(5.2)
Valuation allowance for deferred tax assets	81.5	(65.0)	180.3
Residual tax on foreign earnings	(4.0)	8.3	11.5
Foreign rate differential	(18.8)	(14.9)	(0.5)
Foreign tax law changes	—	(3.7)	—
Impact of Internal Revenue Code ("IRC") Section 9100 relief	—	(16.4)	—
Share based compensation adjustments	(4.8)	0.5	(0.4)
Benefit from adjustment to tax basis in assets	—	(8.5)	—
Permanent items	2.7	9.9	17.1
Exempt foreign income	—	—	(4.7)
Unrecognized tax benefits	4.0	5.6	0.7
State tax law and rate changes	—	—	(54.5)
Tax attributes	(6.6)	2.1	9.2
Gain on deconsolidation	—	—	(23.3)
Non-deductible goodwill impairment	—	—	9.9
Purchase accounting benefit	—	—	(22.8)
Outside basis difference	4.6	6.4	(4.9)
Return to provision adjustments and other, net	(12.0)	1.9	(0.1)
Reported income tax expense (benefit)	$38.1	$(58.4)	$1.3
Effective tax rate	(122.5)%	(634.8)%	(0.4)%
For Fiscal 2017, the Company’s effective tax rate of (122.5)% differed from the expected U.S. statutory tax rate of 35.0% and was primarily impacted by U.S. pretax losses where the tax benefits were not more-likely-than-not to be realized resulting in the recording of valuation allowance. Partially offsetting this increase in effective tax rate were the effects of income earned by Spectrum Brands outside of the U.S. that is subject to statutory rates lower than 35.0%. In addition, Spectrum Brands recognized a $6.6 tax benefit for the recognition of additional federal and state tax credits.
For Fiscal 2016, the Company’s effective tax rate of (634.8)% differed from the expected U.S. statutory tax rate of 35.0% primarily due to the release of domestic valuation allowance of $111.1 by Spectrum Brands resulting from the expected utilization of a portion of Spectrum Brands’ U.S. NOL carryforwards that were previously recorded with valuation allowance, partially offset by an increase in valuation allowance needed for current year losses from the Corporate and Other segment in the U.S. that are not more-likely-than-not to be realized.
For Fiscal 2015, the Company’s effective tax rate of (0.4)% differed from the expected U.S. statutory tax rate of 35.0% and was impacted by pretax losses including significant impairment and bad debt expense in the Corporate and Other segment in the U.S., and certain pretax losses from foreign jurisdictions for which the Company concluded that the tax benefits are not more-likely-than-not to be realized, resulting in the recording of valuation allowances. In addition, for Fiscal 2015, the Company recognized a $22.8 income tax benefit from the reversal of a portion of Spectrum Brands’ U.S. valuation allowance on deferred tax assets in connection with the acquisition of AAG.
The following table summarizes the components of deferred income tax assets and liabilities:

	September 30,
	2017	2016
Deferred tax assets:
Employee benefits	$57.9	$91.6
Property, plant and equipment	31.4	8.8
Inventories and receivables	35.4	32.9
Marketing and promotional accruals	15.8	17.6
Net operating loss, credit and capital loss carry forwards	1,033.3	1,012.3
Prepaid royalty	—	6.0
Unrealized losses	16.7	4.2
Outside basis difference	49.0	51.1
Intangibles	8.5	3.7
Other	29.8	36.2
Total deferred tax assets	1,277.8	1,264.4
Less: Valuation allowance	946.7	532.3
Net deferred tax assets	331.1	732.1

Deferred tax liabilities:
Property, plant and equipment	(34.0)	(20.1)
Outside basis differences on held for sale assets	—	(367.8)
Intangibles	(662.8)	(770.2)
Investment in partnership	(91.5)	—
Unrealized gains	(5.7)	—
Investments	—	(39.2)
Redemption of long term debt	(8.4)	(10.2)
Other	(5.2)	(20.1)
Total deferred tax liabilities	(807.6)	(1,227.6)
Net deferred tax liability	$(476.5)	$(495.5)
Reported as:
Deferred tax assets	$16.7	$16.8
Deferred tax liabilities	493.2	512.1
In accordance with ASC Topic 740, the Company establishes valuation allowances for deferred tax assets that, in its judgment, are not more-likely-than-not realizable. These judgments are based on projections of future income, including tax-planning strategies, by individual tax jurisdiction. Changes in industry and economic conditions and the competitive environment may impact the accuracy of these projections. In accordance with ASC Topic 740, during each reporting period, the Company assesses the likelihood that its deferred tax assets will be realized and determines if adjustments to its valuation allowances are appropriate. As a result of this assessment, for Fiscal 2017, 2016 and 2015, the Company had a net charge (release) of valuation allowance to earnings totaling $81.5, $(65.0) and $180.3, respectively, as more fully described below.
HRG
HRG’s valuation allowance at September 30, 2017 and 2016 totaled $703.2 and $313.1, respectively (inclusive of $58.1 and $48.8, respectively, attributable to FGL’s non-life subsidiaries). During Fiscal 2017, HRG increased its net valuation allowance for deferred tax assets by $390.1, of which $352.7 was due to the reversal of the previously recorded deferred tax liability and deferred tax asset valuation allowance reduction related to the FGL Merger (discussed below), as a result of the Company’s current intent to exercise the 338 Tax Election related to the FGL Merger. See Note 1, Basis of Presentation and Nature of Operations and Note 5, Divestitures for additional information about the FGL Merger. As a result, U.S. Federal NOL and capital loss carryforwards attributable to FGL non-life subsidiaries is expected to be retained by HRG after the completion of the FGL Merger. Additionally, HRG increased its valuation allowance for deferred tax assets by $36.5 as a result of recognizing a deferred tax asset during Fiscal 2017 on HRG’s investment in Front Street. During Fiscal 2016, HRG decreased its net valuation allowance for deferred tax assets by $281.4, of which $352.7 was primarily related to the reversal of valuation allowance against certain U.S. federal net deferred tax assets as a result of recognizing a deferred tax liability on HRG’s investment in FGL, which resulted from classifying the Company’s ownership interest in FGL as held for sale, and was included in “Net income (loss) from discontinued operations”. Partially offset by an increase of $145.3, which was allocated to accumulated other comprehensive income consistent with the source of taxable income available for realization. Included in the net decrease in valuation allowance was an increase of $89.5, which resulted from the tax effect related to Fiscal 2016 losses from the Corporate and Other segment.

During Fiscal 2015, HRG increased its valuation allowance for deferred tax assets by $309.0, of which $248.6 was related to an increase in valuation allowance against U.S. net deferred taxes and $60.4 was related to an increase in valuation allowance against state net deferred taxes.
At September 30, 2017 and 2016, HRG had approximately $1,524.3 and $1,304.1, respectively, of gross U.S. Federal NOL carryforwards (inclusive of $151.1 and $133.6, respectively, attributable to FGL’s non-life subsidiaries), which, if unused, will expire in tax years ending December 31, 2028 through 2037. HRG had approximately $315.9 and $322.4 of gross U.S. federal capital loss carryforwards (inclusive of $15.0 and $6.0, respectively, attributable to FGL’s non-life subsidiaries) at September 30, 2017 and 2016, respectively, which, if unused, will expire in tax years ended December 31, 2017 through 2022. At September 30, 2016, HRG had approximately $93.9 of tax benefits related to U.S. state NOL carryforwards, which decreased to $0.0 at September 30, 2017 due to HRG applying a 0% state apportionment factor.
The majority of NOL, capital loss and tax credit carryforwards of HRG was historically subject to valuation allowances, as HRG concluded that all or a portion of the related tax benefits are not more-likely-than-not to be realized. Approximately $395.0 of gross U.S. Federal NOL, and capital loss carryforwards of HRG are subject to limitations under Sections 382 and 383 of IRC. Such limitations resulted from ownership changes of more than 50 percentage points over a three-year period. HRG has considered the impact of the 2013 Section 382 ownership change and the related limitations in assessing its need for a valuation allowance. There has been no further ownership change since the September 30, 2013 ownership change.
Spectrum Brands
To the extent necessary, Spectrum Brands intends to utilize earnings of foreign subsidiaries in order to support the plans of the Spectrum Brands management to voluntarily accelerate pay down of U.S. debt, fund distributions to its shareholders, fund U.S. acquisitions and satisfy ongoing U.S. operational cash flow requirements. Spectrum Brands annually estimates the available earnings, permanent reinvestment classification and the availability of and Spectrum Brands management’s intent to use alternative mechanisms for repatriation for each jurisdiction in which Spectrum Brands does business. Accordingly, Spectrum Brands is providing residual U.S. and foreign deferred taxes on these earnings to the extent they cannot be repatriated in a tax-free manner.
During Fiscal 2017, Spectrum Brands concluded that sufficient evidence existed that substantially all of its non-US subsidiaries had invested or would invest their respective undistributed earnings indefinitely or that the earnings would be remitted in a tax-free manner. As a result, Spectrum Brands recognized approximately $1.6 in tax benefit to continuing operations for reducing the deferred tax liability on those earnings that had been established in prior years. Spectrum Brands provided residual tax expense through continuing operations of $5.7 on earnings deemed to be repatriated under U.S. tax law for Fiscal 2017. The tax benefit was recognized as an addition to NOL and credit carryforwards deferred tax assets.
During Fiscal 2016, Spectrum Brands provided $1.9 of tax benefit through continuing operations on undistributed foreign earnings and $3.0 in tax expense on earnings deemed to be repatriated under subpart F of the U.S. tax law. The residual domestic taxes from foreign earnings were recognized as a reduction to NOL and credit carryforwards deferred tax assets.
During Fiscal 2015, Spectrum Brands recognized $23.3 of deferred tax assets related to its investment in one of its foreign subsidiaries because it was expected to reverse in the foreseeable future. The deferred tax asset reversed during Fiscal 2016. Spectrum Brands also recorded a $14.4 reduction in its NOL deferred tax assets, with a corresponding reduction in the valuation allowance, to reflect losses used as a result of prior year adjustments.
Remaining undistributed earnings of Spectrum Brands’ foreign operations were $302.5 at September 30, 2017, and are intended to remain permanently invested. Accordingly, no residual income taxes have been provided on those earnings. If at some future date these earnings cease to be permanently invested, Spectrum Brands may be subject to U.S. income taxes and foreign withholding and other taxes on such amounts, which cannot be reasonably estimated at this time.
At September 30, 2017, Spectrum Brands had U.S. federal NOL carryforwards of $703.5 with a federal tax benefit of $246.2, tax benefits related to state NOLs of $70.8 and capital loss carryforwards of $19.8 with a federal and state tax benefit of $7.5. Spectrum Brands has an additional $4.3 of federal and state NOLs for which benefits will be recorded to additional paid-in capital when those carryforwards are used. These NOLs expire through years ending in 2037. As of September 30, 2017, Spectrum Brands had foreign NOLs of $169.2 and tax benefits of $47.4, which will expire beginning in Fiscal 2018. Certain of the foreign NOLs have indefinite carryforward periods. Spectrum Brands is subject to an annual limitation on the use of its NOL carryforwards that arose prior to its emergence from bankruptcy in the fiscal year ended September 30, 2009. Spectrum Brands has had multiple changes of ownership, as defined under IRC Section 382 of the Internal Revenue Code of 1986 as amended, that limits the utilization of Spectrum Brands’ U.S. federal and state NOLs and other tax attributes. The annual limitation is based on a number of factors, including the value of the Spectrum Brands’ stock (as defined for tax purposes) on the date of the ownership change, its net unrealized gain position on that date, the occurrence of realized gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes), if any. In addition, separate return year limitations apply to limit Spectrum Brands’ utilization of the acquired Russell Hobbs U.S. federal and state NOLs to future income of the Russell Hobbs subgroup. Due to these limitations, Spectrum Brands estimates, as of September 30, 2017, that $468.9 of U.S. federal NOLs with a federal tax benefit of $164.1 and $16.7 of the tax benefit related to state NOLs will expire unused even if Spectrum Brands generates sufficient income to otherwise use all of its NOLs. Spectrum Brands also projects, as of September 30,

2017, that $45.7 of tax benefits related to its foreign NOLs will not be used. Spectrum Brands has provided a full valuation allowance against these deferred tax assets.
The ultimate realization of the deferred tax assets depends on the ability of Spectrum Brands to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions.
Spectrum Brands has earned pretax profits in the U.S. each of the last three years. Large, profitable U.S. businesses were acquired in Fiscal 2015 and Fiscal 2013, and Spectrum Brands debt levels and blended interest rates have decreased over time. The combination of U.S. operating results and the changes in Spectrum Brands U.S. operating profile led Spectrum Brands to conclude during Fiscal 2016 that it is more-likely-than-not its U.S. deferred tax assets will be used to reduce taxable income, except for tax attributes subject to ownership change limitations, capital losses, and certain state operating losses and credits that will expire unused.
Spectrum Brands released $111.1 of domestic valuation allowance during Fiscal 2016. Approximately $25.1 of the domestic valuation allowance released by Spectrum Brands resulted from additional deferred tax assets created by the adoption of ASU No. 2016-09, effective as of October 1, 2015. In December 2015, the Company received a ruling from the Internal Revenue Service (“IRS”) which resulted in $87.8 of U.S. NOLs being restored and a release of $16.2 of domestic valuation allowance from additional deferred tax assets created by the IRS ruling. Spectrum Brands recorded tax expense of $14.7 related to additional valuation allowance on state NOLs during Fiscal 2017.
As of September 30, 2017, Spectrum Brands’ valuation allowance was $243.5, of which $217.1 was related to U.S. net deferred tax assets and $26.4 was related to foreign net deferred tax assets. As of September 30, 2016, Spectrum Brands’ valuation allowance related to continuing operations was $222.7, of which $203.7 was related to U.S. net deferred tax assets and $19.0 was related to foreign net deferred tax assets. During Fiscal 2017, Spectrum Brands increased its valuation allowance for deferred tax assets by $20.8, of which $13.4 was related to an increase in valuation allowance against U.S. net deferred tax assets and $7.4 related to an increase in the valuation allowance against foreign net deferred tax assets. During Fiscal 2016, Spectrum Brands decreased its valuation allowance for deferred tax assets by $63.7, of which $65.0 related to a decrease in valuation allowance against U.S. net deferred tax assets and $1.3 related to an increase in the valuation allowance against foreign net deferred tax assets. During Fiscal 2015, Spectrum Brands recorded valuation allowances of $17.0 against the deferred tax assets of various Latin America entities as it is more-likely-than-not that Spectrum Brands will not obtain tax benefits from these assets.
Uncertain Tax Positions
The total amount of unrecognized tax benefits (“UTBs”) at September 30, 2017 and 2016 were $20.9 and $16.5, respectively. If recognized in the future, $20.9 of UTBs would impact the effective tax rate. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. At September 30, 2017 and 2016, the Company’s accrued balances of interest and penalties on uncertain tax positions totaled $2.9 and $3.0, respectively. For Fiscal 2017, 2016 and 2015, interest and penalties decreased income tax expense by $0.1, increased by $0.5 and decreased by $0.8, respectively.
HRG files U.S. federal consolidated and state and local combined and separate income tax returns. HRG’s federal consolidated and state combined income tax returns include FGL’s non-life subsidiaries and do not include Spectrum Brands, Front Street, or FGL’s life insurance subsidiaries, each of which files their own respective consolidated federal, and combined and separate state and local income tax returns.
The Company believes its UTBs for uncertain tax positions are adequate, consistent with the principles of ASC Topic 740. The Company regularly assesses the likelihood of additional tax assessments by jurisdiction and, if necessary, adjusts its UTBs based on new information or developments.
The following table summarizes changes to the Company’s UTB reserves, excluding related interest and penalties:

	Fiscal
	2017	2016	2015
Unrecognized tax benefits at beginning of year	$16.5	$12.4	$7.6
Gross increase — tax positions in prior period	4.0	4.0	4.1
Gross decrease — tax positions in prior period	(0.5)	(0.4)	(0.5)
Gross increase — tax positions in current period	1.2	1.1	1.4
Settlements	—	(0.6)	—
Lapse of statutes of limitations	(0.3)	—	(0.2)
Unrecognized tax benefits at end of year	$20.9	$16.5	$12.4
The IRS completed an audit of HRG’s 2013 federal consolidated tax return in February 2017 and agreed to a $37.0 adjustment to increase the NOL carryforwards. HRG received the final closing letter in February 2017.
Additionally, HRG also finalized its New York State audit with the New York State Department of Taxation and Finance for tax years ended December 31, 2011 through 2013. The New York City tax return for years ended December 31, 2011 through 2013 are currently under audit and are awaiting resolution from New York State.

Spectrum Brands files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. Spectrum Brand’s major taxing jurisdictions are the U.S., United Kingdom and Germany. In the U.S., federal tax filings for years prior to and including Spectrum Brands’ fiscal year ended September 30, 2013 are closed. However, the federal NOLs from Spectrum Brands’ fiscal years ended September 30, 2013 and prior are subject to IRS examination until the year that such NOL carryforwards are utilized and those years are closed for audit. Filings in various U.S. state and local jurisdictions are also subject to audit and to date, no significant audit matters have arisen. At September 30, 2017, certain of the Spectrum Brands’ legal entities were undergoing income tax audits. Spectrum Brands cannot predict the ultimate outcome of the examinations; however, it is reasonably possible that during the next twelve months some portion of previously unrecognized tax benefits could be recognized.

(19) Related Party Transactions
In November 2012, the Company had entered a reciprocal services agreement (the “Services Agreement”) with Harbinger Capital Partners LLC and certain of its affiliated funds (“HCP”), which was at that time the beneficial owner of more than 10% of the outstanding shares of common stock of HRG, with respect to the provision of services that may include providing office space and operational support and each party making available their respective employees to provide services as reasonably requested by the other party, subject to any limitations contained in applicable employment agreements and the terms of the Services Agreement. The Services Agreement was terminated effective as of March 1, 2015. The Company recognized $3.3 of expenses under this Service Agreement with respect to Fiscal 2015 and no other payments since that date.
On November 25, 2014, the Company and Mr. Falcone, who was at that time through HCP the beneficial owner of more than 10% of the outstanding shares of common stock of HRG, entered into a Separation and General Release Agreement (the “Separation Agreement”) pursuant to which, in connection with his resignation from HRG, Mr. Falcone was paid $20.5 as a one-time payment, $16.5, which constituted the unpaid portion of Mr. Falcone’s Fiscal 2014 annual bonus (in cash, rather than a combination of cash and equity) and $3.3 which constituted a pro-rata bonus for Fiscal 2015 (in cash, rather than a combination of cash and equity) for service through December 1, 2014 based on anticipated results. Mr. Falcone’s warrant was amended to provide for their continued vesting, in accordance with their prior vesting schedule, as if Mr. Falcone remained employed with the Company through each applicable vesting date. In exchange, Mr. Falcone executed a general release of claims in favor of the Company and agreed to various restrictive covenants, including covenants relating to non-competition, non-solicitation, non-disparagement, confidentiality, and further cooperation.
During Fiscal 2015, Jefferies LLC (“Jefferies”), a wholly owned subsidiary of Leucadia National Corporation (“Leucadia”), which through subsidiaries beneficially owns more than 10% of the Company’s outstanding shares of Common Stock, acted as an initial purchaser for the Company’s issuance of senior notes. In HRG’s offering of 7.875% Notes and 7.75% Notes, Jefferies received $0.7 and $0.3, respectively, in discounts and commissions as a participating initial purchaser.
In May 2015, Spectrum Brands made an offering of $1,000.0 of its 5.75% Notes, whereby Jefferies received aggregate discounts and commissions paid by Spectrum Brands of approximately $2.6 as a participating initial purchaser. Jefferies also received aggregate discounts and commissions of approximately $1.5 as a participating underwriter in Spectrum Brands’ $575.0 offering of common stock in May 2015. In addition, Jefferies was one of the financing institutions that committed to provide “back stop” bridge facilities in an aggregate amount of $1,500.0 in connection with the financing of the AAG acquisition and received aggregate fees paid by Spectrum Brands of approximately $2.1. In Fiscal 2016, Jefferies acted as one of the initial purchasers of Spectrum Brands’ offering of €425.0 of its 4.00% Notes due 2026, for which Jefferies received $0.3 in discounts, commissions and reimbursements of expenses.
On September 25, 2015, CorAmerica assigned its interests under certain purchase agreements regarding outlet center developments to entities and accounts related to Fortress Investment Group LLC (“Fortress”), which, through affiliates, had acquired interests greater than 10% ownership in the Company as of September 30, 2016. The aggregate consideration for such assignment included a $0.4 fee.
On October 7, 2015, FGL entered into an Engagement Letter with Jefferies pursuant to which Jefferies agreed (on a non-exclusive basis) to provide financial advisory services to FGL in connection with a transaction involving a merger or other similar transaction with respect to at least a majority of the capital stock of FGL. HRG was also a party to the Engagement Letter. Under the Engagement Letter, Jefferies is entitled to receive a fee which represents a percentage of the value of the transaction, plus reimbursement for all reasonable out-of-pocket expenses incurred by Jefferies in connection with their engagement. FGL has also agreed to indemnify Jefferies for certain liabilities in connection with their engagement. HRG is required to reimburse FGL for compensation paid by FGL to Jefferies under certain circumstances. Specifically, if compensation to Jefferies becomes payable in respect of a transaction that involves a disposition of shares of FGL held by HRG (and not other stockholders of FGL), HRG will reimburse FGL for the full amount of such compensation. If compensation to Jefferies becomes payable in respect of a transaction that involves a disposition of shares of FGL held by HRG and a disposition of not more than 50% of the shares of FGL held by stockholders of FGL other than HRG, HRG will reimburse FGL for its pro rata portion of such compensation (based on its relative number of shares compared to those held by stockholders of FGL other than HRG). On May 8, 2017, the parties executed an amendment to extend the term of the Engagement Letter.

On October 9, 2015, HGI Funding entered into a Stock Purchase Agreement, by and among HGI Funding, HC2 Holdings, Inc. (“HC2”) and the purchasers party thereto, whereby HGI Funding sold its remaining equity interest in HC2 for an aggregate purchase price of $35.1. Jefferies agreed to purchase 1.2 million shares in the transaction at a purchase price of $7.50. In addition, Mr. Falcone purchased through an HCP fund 540 thousand shares in the transaction at a purchase price of $7.50 per share.
On October 23, 2015, Front Street Cayman sold bonds issued by Phoenix Life Insurance Company and received approximately $14.0 in aggregate proceeds from the sale. Jefferies acted as the principal in the transaction.
FGL has invested in CLO securities issued by Fortress Credit Opportunities III CLO LP (“FCO III”) and also invested in securities issued by Fortress Credit BSL Limited (“Fortress BSL”). The parent of both FCO III and Fortress BSL is Fortress, which had acquired interests greater than 10% ownership in HRG as of September 30, 2016. Such CLOs had an aggregate total carrying value of $176.3 and $227.5 as of September 30, 2017 and 2016, respectively. The Company’s net investment income from such securities was $11.6, $11.0 and $9.5 for the Fiscal 2017, 2016 and 2015, respectively, and was included in “Income (loss) from discontinued operations, net of tax” in the accompanying Consolidated Statements of Operations.
On October 16, 2017, the Company entered into an engagement letter with Jefferies pursuant to which Jefferies agreed to act as co-advisor to the Company (with the other co-advisors acting as lead financial advisor to the Company) with respect to the Company’s review of strategic alternatives. Under this engagement letter, Jefferies is entitled to receive up to a $3.0 transaction fee, which may be increased by another $1.0 at the sole discretion of the Company, and reimbursement for all reasonable out of pocket expenses incurred by Jefferies in connection therewith. In addition, the Company has agreed to indemnify Jefferies for certain liabilities in connection with such engagement.

(20) Stock-based Compensation
The Company recognized consolidated stock-based compensation expense of $52.9, $70.8 and $66.0 during Fiscal 2017, 2016 and 2015, respectively. Stock-based compensation expense is principally included in “Selling, acquisition, operating and general expenses” in the accompanying Consolidated Statements of Operations.
A summary of stock option awards outstanding as of September 30, 2017 and related activity during the year then ended are as follows (option amounts in thousands):

	HRG
Stock Option Awards	Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Stock options outstanding at September 30, 2016	4,231	$9.48	$3.80
Granted	318	15.39	5.96
Exercised	(573)	11.28	4.48
Stock options outstanding at September 30, 2017	3,976	9.69	3.88
Stock options vested and exercisable at September 30, 2017	3,580	9.12	3.67
Stock options outstanding and expected to vest	3,976	9.69	3.88
A summary of restricted stock awards, restricted stock units and performance restricted stock units outstanding as of September 30, 2017 and related activity during the year then ended, under HRG and Spectrum Brands are as follows (share and unit amounts in thousands):

	HRG
Restricted Stock Awards	Shares	Weighted Average Grant Date Fair Value
Nonvested restricted stock outstanding at September 30, 2016	1,975	$12.74
Granted	25	15.71
Exercised / Released	(1,857)	12.73
Nonvested restricted stock outstanding at September 30, 2017	143	13.36

	HRG		Spectrum Brands
Restricted Stock Units	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Restricted stock units outstanding at September 30, 2016	42	$12.33	577	$94.97
Granted	—	—	697	127.00
Vested/Exercised	(42)	12.33	(501)	109.03
Forfeited or Expired	—	—	(12)	118.89
Restricted stock units outstanding at September 30, 2017	—	—	761	114.67
A summary of warrants outstanding as of September 30, 2017 and related activity during the year then ended, under HRG’s incentive plan are as follows (unit amounts in thousands):

	HRG
Warrants	Units	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Warrants outstanding at September 30, 2016	1,200	$13.13	$3.22
Exercised	(600)	13.13	3.22
Warrants outstanding at September 30, 2017	600	13.13	3.22
Warrants outstanding and expected to vest	600	13.13	3.22
A summary of time-based and performance-based grants as of September 30, 2017 and related activity during the year then ended, under HRG and Spectrum Brands are as follows (share amounts in thousands):

	HRG			Spectrum Brands
Time-based grants	Units	Weighted Average Grant Date Fair Value	Fair Value at Grant Date	Units	Weighted Average Grant Date Fair Value	Fair Value at Grant Date
Stock option awards	318	$5.96	$1.9	—	$—	$—
Restricted stock awards	25	15.71	0.4	—	—	—
Restricted stock units	—	—	—	296	133.05	39.4
Total time-based grants	343		$2.3	296		$39.4

	Spectrum Brands
Performance-based grants	Units	Weighted Average Grant Date Fair Value	Fair Value at Grant Date
Vesting in less than 12 months	1	$137.54	$0.1
Vesting in 12 to 24 months	106	122.65	13.0
Vesting in more than 24 months	294	122.43	36.0
Total performance-based grants	401	122.39	$49.1
Additional Disclosures
On September 15, 2011, the Company’s stockholders approved the HRG Group, Inc. 2011 Omnibus Equity Award Plan (formerly, Harbinger Group Inc. 2011 Omnibus Equity Award Plan, as amended (the “2011 HRG Plan”)). The 2011 HRG Plan provides for the issuance of stock options or stock appreciation rights (“SARs”) for up to 17 million shares of common stock. Such authorization was increased by 7 million shares upon the approval of an amendment to the 2011 Plan by HRG’s shareholders at the annual meeting held on May 30, 2015. Further, at that meeting, HRG’s shareholders approved the adoption of the Harbinger Group Inc. 2014 Warrant Award Plan, authorizing the issuance of 3 million warrants on HRG common stock to HRG’s former Chief Executive Officer, Mr. Philip Falcone, representing the right to purchase approximately 3 million shares of HRG’s common stock, at an exercise price of $13.13 per share. A portion of the warrants, representing 600 thousand shares, vested immediately upon approval of the grant, and the remainder would vest over a period of 4 years. The estimated grant date fair value of this award was $9.6. The 2011 HRG Plan prohibits granting stock options with exercise prices and SARs with grant prices lower than the fair market value of the common stock on the date of grant, except in connection with the issuance or assumption of awards in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations. As of September 30, 2017, 8,721 thousand shares were available for issuance under the 2011 HRG Plan.

During Fiscal 2017, stock option awards and restricted stock awards with a total fair value of $30.4 vested. The total intrinsic value of share options exercised during Fiscal 2017 was $3.2, for which HRG received cash of $6.5 in settlement.
Under HRG’s executive compensation plan for Fiscal 2017, executives will be paid in cash. In addition, at the discretion of the Board, executives may from time to time be granted stock, stock options, and shares of restricted stock.
As of September 30, 2017, HRG had $1.1 of total unrecognized compensation cost related to unvested share-based compensation agreements previously granted, which is expected to be recognized over a weighted-average period of 1.27 years.
The fair values of restricted stock and restricted stock unit awards are determined based on the market price of HRG’s common stock on the grant date. The fair value of stock option awards and warrants are determined using the Black-Scholes option pricing model.
The following assumptions were used in the determination of these grant date fair values for options awarded using the Black-Scholes option pricing model:

	2017	2016	2015
Risk-free interest rate	1.80% to 2.25%	1.65% to 1.74%	1.57% to 1.87%
Assumed dividend yield	—%	—%	—%
Expected option term	5.0 to 6.5 years	5.0 to 5.5 years	5.0 to 6.5 years
Volatility	35.1% to 37.5%	37.4% to 37.9%	36.3% to 39.0%
The weighted-average remaining contractual term of HRG’s outstanding stock option awards and warrants at September 30, 2017, was 4.19 years.
On April 14, 2017, Mr. Asali ceased his employment with the Company and resigned from the Board of Directors of the Company and its subsidiaries. For Fiscal 2017, Mr. Asali received a cash bonus of $3.0 on March 31, 2017, and Mr. Asali’s options and restricted stock that were scheduled to vest and settle on November 29, 2017 vested and settled on March 31, 2017.
On October 21, 2010, Spectrum Brands’ board of directors adopted the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (the “2011 Plan”). The 2011 Plan has been subsequently amended to increase the shares issuable to 7,127 thousand shares of common stock of Spectrum Brands, net of cancellations.
Spectrum Brands measures share based compensation expense of restricted stock units based on the fair value of the awards, as determined by the market price of the Spectrum Brands’ shares on the grant date and recognizes these costs on a straight-line basis over the requisite service period of the awards. Certain restricted stock units are performance-based awards that are dependent upon achieving specified financial metrics over a designated period of time.
The total market value Spectrum Brands’ restricted stock units on the dates of the grants was approximately $88.5. The remaining unrecognized pre-tax compensation cost related to restricted stock units at September 30, 2017 was $20.9.
In addition to restricted stock units, Spectrum Brands also provides for a portion of its annual incentive compensation plan to be paid in its common stock, in lieu of cash payment, and is considered a liability plan. Total share based compensation expense associated with the annual management incentive compensation plan was $12.9, $8.9 and $7.4 for Fiscal 2017, 2016 and 2015, respectively.

(21) Commitments and Contingencies
Legal and Environmental Matters
The Company and its subsidiaries are involved in litigation and claims arising out of their prior businesses and arising in the ordinary course out of their current businesses, which include, among other things, indemnification and other claims and litigations involving HRG’s and its subsidiaries’ business practices, transactions, workers compensation matters, environmental matters, and personal injury claims. However, based on currently available information, including legal defenses available to the Company, and given the Company’s existing accruals and related insurance coverage, the Company does not believe that the outcome of these legal, environmental and regulatory matters will have a material effect on its financial position, results of operations or cash flows.
HRG
HRG is a defendant in various litigation matters generally arising out of its legacy businesses. HRG does not believe that any of the matters or proceedings presently pending will have a material adverse effect on its results of operations, financial condition, liquidity or cash flows. See discussion above under the heading “Legal and Environmental Matters”.
Spectrum Brands
Spectrum Brands is a defendant in various litigation matters generally arising out of the ordinary course of business. Spectrum Brands does not believe that any of the matters or proceedings presently pending will have a material adverse effect on its results of operations, financial condition, liquidity or cash flows.

Environmental. Spectrum Brands has provided for the estimated costs of $4.4 as of September 30, 2017 and 2016 associated with environmental remediation activities at some of its current and former manufacturing sites. Spectrum Brands believes that any additional liability in excess of the amounts provided that may result from resolution of these matters, will not have a material adverse effect on the financial condition, results of operations or cash flows of Spectrum Brands.
Product Liability. Spectrum Brands may be named as a defendant in lawsuits involving product liability claims. Spectrum Brands has recorded and maintains an estimated liability in the amount of management’s estimate for aggregate exposure for such liabilities based upon probable loss from loss reports, individual cases, and losses incurred but not reported. As of September 30, 2017 and 2016, Spectrum Brands recognized $5.3 and $5.6 in product liability accruals, respectively, included in “Accounts payable and other current liabilities” in the accompanying Consolidated Balance Sheets. Spectrum Brands believes that any additional liability in excess of the amounts provided that may result from resolution of these matters, will not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of Spectrum Brands.
Product Warranty. Spectrum Brands recognizes an estimated liability for standard warranty on certain products when revenue on the sale of the warranted products is recognized. Estimated warranty costs incorporate replacement parts, products and delivery, and are recorded as a cost of goods sold at the time of product shipment based on historical and projected warranty claim rates, claims experience and any additional anticipated future costs on previously sold products. Spectrum Brands recognized $6.4 and $7.0 of warranty accruals as of September 30, 2017 and 2016, respectively, included in “Accounts payable and other current liabilities” in the accompanying Consolidated Balance Sheets.
Product Safety Recall. On June 10, 2017, Spectrum Brands initiated a voluntary safety recall of various rawhide chew products for dogs sold by Spectrum Brands due to possible chemical contamination. As a result, during Fiscal 2017, Spectrum Brands recognized a loss related to the recall of $35.8, which comprised of inventory write-offs of $15.0 for inventory at our distribution centers and production facilities that were either disposed or to be disposed, customer losses of $7.1 for returned or disposed product held by our customers, and $13.7 of incremental costs to dispose of product and operational expenses incurred during a temporary shutdown of production facilities. Spectrum Brands suspended production at facilities impacted by the product safety recall, completed a comprehensive manufacturing review and subsequently recommenced production during the fourth quarter of Fiscal 2017. The amounts for customer losses reflect the cost of the affected products returned to or replaced by Spectrum Brands and the expected cost to reimburse customers for costs incurred by them related to the recall. The incremental costs incurred directly by Spectrum Brands do not include lost earnings associated with interruption of production at Spectrum Brands’ facilities, or the costs to put into place corrective and preventative actions at those facilities. As of September 30, 2017, Spectrum Brands had an outstanding accrual of $5.8 associated with expected customer losses and disposal costs. Spectrum Brands’ estimates for losses related to the recall are provisional and were determined based on an assessment of information currently available and may be revised in subsequent periods as Spectrum Brands continues to work with its customers to substantiate claims received to date and any additional claims that may be received. There have been no lawsuits or claims filed against Spectrum Brands related to the recalled product.
FGL (Business Held for Sale)
FGL is involved in various pending or threatened legal proceedings, including purported class actions, arising in the ordinary course of business. In some instances, these proceedings include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief. In the opinion of FGL’s management and in light of existing insurance and other potential indemnification, reinsurance and established accruals, such litigation is not expected to have a material adverse effect on FGL’s financial position, although it is possible that the results of operations and cash flows could be materially affected by an unfavorable outcome in any one period.
FGL has assessed amounts by the state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. At September 30, 2017, FGL had accrued $2.1 for guaranty fund assessments that is expected to be offset by estimated future premium tax deductions of $2.0.
FGL has received inquiries from a number of state regulatory authorities regarding its use of the U.S. Social Security Administration’s Death Master File (the “Death Master File”) and compliance with state claims practices regulation. Legislation requiring insurance companies to use the Death Master File to identify potential claims has been enacted in a number of states. As a result of these legislative and regulatory developments, in May 2012, FGL undertook an initiative to use the Death Master File and other publicly available databases to identify persons potentially entitled to benefits under life insurance policies, annuities and retained asset accounts. In addition, FGL has received audit and examination notices from several state agencies responsible for escheatment and unclaimed property regulation in those states and in some cases has challenged the audits including litigation against the Controller for the State of California which is subject to a stay and separate litigation against the Treasurer for the State of Illinois. FGL believes its current accrual will cover the reasonably estimated liability arising out of these developments, however costs that cannot be reasonably estimated as of the date of this filing are possible as a result of ongoing regulatory developments and other future requirements related to these matters.
On June 30, 2017, a putative class action complaint was filed against FGL in the United States District Court for the District of Maryland, captioned Brokerage Insurance Partners v. Fidelity & Guaranty Life Insurance Company, Fidelity & Guaranty Life,

FS Holdco II Ltd, and John Doe, No.17-cv-1815. The complaint alleges that FGL breached the terms of its agency agreement with Brokerage Insurance Partners (“BIP”) and other agents by changing certain compensation terms. The complaint asserts, among other causes of action, breach of contract, defamation, tortious interference with contract, negligent misrepresentation, and violating of the Racketeer Influenced and Corrupt Organizations Act (“RICO”). The complaint seeks to certify a class composed of all persons who entered into an agreement with FGL to sell life insurance and who sold at least one life insurance policy between January 1, 2015 and January 1, 2017. The complaint seeks unspecified compensatory, consequential, and punitive damages in an amount not presently determinable, among other forms of relief. On September 1, 2017, FGL filed a counterclaim against BIP and John and Jane Does 1-10, asserting, among other causes of action, breach of contract, fraud, civil conspiracy and violations of RICO. As of the date of this report, FGL does not have sufficient information to determine whether it has exposure to any losses that would be either probable or reasonably estimable with respect to this matter.
On July 5, 2013, Plaintiff Eddie L. Cressy filed a putative class complaint captioned Cressy v. Fidelity Guaranty [sic] Life Insurance Company, et. al. (“Cressy”) in the Superior Court of California, County of Los Angeles (the “LA Court”), Case No. BC-514340. The complaint was filed after the Plaintiff was unable to maintain an action in federal court. The complaint asserted, inter alia, that the Plaintiff and members of the putative class relied on defendants’ advice in purchasing allegedly unsuitable equity-indexed insurance policies.
On January 2, 2015, the Court entered Final Judgment in Cressy, certifying the class for settlement purposes, and approving the class settlement reached on April 4, 2014. On August 10, 2015, FGL tendered $1.3 to the Settlement Administrator for a claim review fund. FGL implemented an interest enhancement feature for certain policies as part of the class settlement, which enhancement began on October 12, 2015. On October 24, 2016, the parties filed a joint motion to amend the January 2, 2015 final order and judgment, to extend the deadline for settlement completion from October 24, 2016 to December 5, 2016. On December 5, 2016, Plaintiff Cressy filed a Notice of Filing Declaration of Settlement Administrator and Status of Completion of Settlement; the Declaration of Settlement Administrator included a certification by the Settlement Administrator that FGL had complied in all respects with the class settlement and that all eligible claims had been paid and the interest enhancement had been implemented pursuant to the terms of the class settlement. On March 24, 2017, the Court entered a Minute Order indicating that it was satisfied that the parties had fully and finally performed all of the terms of the settlement and recorded the matter as complete without the need for any further hearings.
On January 7, 2015, a putative class action complaint (“Ludwick Litigation”) was filed in the United States District Court, Western District of Missouri (the “District Court”), captioned Dale R. Ludwick, on behalf of Herself and All Others Similarly Situated (the “Plaintiff”) v. HRG, FGL Insurance, Raven Re, and Front Street Cayman (together, the “Defendants”). The complaint alleged violations of the RICO, requested injunctive and declaratory relief and sought unspecified compensatory damages for the putative class in an amount not presently determinable, treble damages, and other relief, and claims the Plaintiff overpaid for her annuity. On February 12, 2016, the District Court granted the Defendants’ joint motion to dismiss the Plaintiff’s claims. On March 3, 2016, the Plaintiff filed a Notice of Appeal to the United States Court of Appeals for the Eighth Circuit (the “Court of Appeals”). On April 13, 2017, the Court of Appeals affirmed the District Court’s decision to dismiss the Plaintiff’s claims. The Plaintiff’s time to seek discretionary review of this matter expired on July 12, 2017. As of the date of this report, FGL does not have sufficient information to determine whether FGL has exposure to any losses that would be either probable or reasonably estimable beyond the $1.8 expense incurred by FGL to date.
Guarantees
Throughout its history, the Company has entered into indemnifications in the ordinary course of business with customers, suppliers, service providers, business partners and, in certain instances, when it sold businesses. Additionally, the Company has indemnified its directors and officers who are, or were, serving at the request of the Company in such capacities. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of past operations, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial statements. The Company has no reason to believe that future costs to settle claims related to its former operations will have a material impact on its financial position, results of operations or cash flows.
Unfunded Investment Commitments
FGL has unfunded investment commitments of $196.6 as of September 30, 2017 based upon the timing of when investments are executed compared to when the actual investments are funded, as some investments require that funding occur over a period of months or years.

(22) Insurance Subsidiary - Financial Information
FGL’s insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners (“NAIC”) that are prepared in accordance with Statutory Accounting Principles (“SAP”) prescribed or permitted by such authorities, which may vary materially from U.S. GAAP. Prescribed SAP includes the Accounting Practices and Procedures Manual of the NAIC as well as state laws, regulations and administrative rules. Permitted SAP encompasses all accounting practices not so prescribed. The principal differences between statutory financial statements and financial statements prepared in accordance with U.S. GAAP are that statutory financial statements do not reflect value of business acquired and deferred acquisition cost, some bond portfolios may be carried at amortized cost, assets and liabilities are presented net of reinsurance, contractholder liabilities are generally valued using more conservative assumptions and certain assets are non-admitted. Accordingly, statutory operating results and statutory capital and surplus may differ substantially from amounts reported in the U.S. GAAP basis financial statements for comparable items.
FGL’s principal insurance subsidiaries’ statutory financial statements are based on a December 31 year end. Statutory net income and statutory capital and surplus of FGL’s wholly owned insurance subsidiaries were as follows:

	Subsidiary (state of domicile)(a)
	FGL Insurance (IA)	FGL NY Insurance (NY)
Statutory Net Income (Loss):
Year ended December 31, 2016	$20.9	$4.1
Year ended December 31, 2015	(52.9)	(1.2)
Year ended December 31, 2014	104.6	1.9

Statutory Capital and Surplus:
December 31, 2016	$1,323.0	$64.2
December 31, 2015	1,239.0	59.5
(a) FGL NY Insurance is a subsidiary of FGL Insurance, and the columns should not be added together.
The amount of statutory capital and surplus necessary to satisfy the applicable regulatory requirements is less than FGL Insurance’s and FGL NY Insurance’s respective statutory capital and surplus.
Life insurance companies are subject to certain Risk-Based Capital (“RBC”) requirements as specified by the NAIC. The RBC is used to evaluate the adequacy of capital and surplus maintained by an insurance company in relation to risks associated with: (i) asset risk, (ii) insurance risk, (iii) interest rate risk and (iv) business risk. FGL monitors the RBC of its insurance subsidiaries. As of December 31, 2016 and 2015, each of FGL’s insurance subsidiaries had exceeded the minimum RBC requirements.
FGL’s insurance subsidiaries are restricted by state laws and regulations as to the amount of dividends they may pay to their parent without regulatory approval in any year, the purpose of which is to protect affected insurance policyholders, depositors or investors. Any dividends in excess of limits are deemed “extraordinary” and require approval. Based on statutory results as of December 31, 2016, in accordance with applicable dividend restrictions, FGL Insurance could pay “ordinary” dividends of $132.3 to Fidelity & Guaranty Life Holdings, Inc. (“FGH”) in calendar year 2017 less any dividends paid during the immediately preceding 12 month period. In September 2017, FGL Insurance declared and paid an ordinary dividend of $25.0 to FGH. FGL Insurance did not declare or pay any other dividends to FGH during Fiscal 2016. Therefore, for the period of October 1 to December 31, 2017, FGL Insurance is able to declare ordinary dividends up to $107.3 with respect to its 2016 statutory results, subject to management’s discretion.
On November 1, 2013, FGL Insurance re-domesticated from Maryland to Iowa. After re-domestication, FGL Insurance elected to apply Iowa-prescribed accounting practices that permit Iowa-domiciled insurers to report equity call options used to economically hedge fixed index annuity (“FIA”) index credits at amortized cost for statutory accounting purposes and to calculate FIA statutory reserves such that index credit returns will be included in the reserve only after crediting to the annuity contract. This resulted in a $0.1 and $46.8 increase to statutory capital and surplus at December 31, 2016 and 2015, respectively. Also, the Iowa Insurance Division granted FGL Insurance a permitted statutory accounting practice to reclassify its negative unassigned surplus balance of $805.8 to additional paid in capital as of April 6, 2011, the date the Company acquired FGL Insurance, which had the effect of setting FGL Insurance’s statutory unassigned surplus to zero as of this date. The prescribed and permitted statutory accounting practices have no impact on the Company’s consolidated financial statements which are prepared in accordance with U.S. GAAP.
FGL Insurance’s statutory carrying value of Raven Re reflects the effect of permitted practices Raven Re received to treat the available amount of a letter of credit as an admitted asset which increased Raven Re’s statutory capital and surplus by $195.0 and $220.0 at December 31, 2016 and 2015, respectively. Raven Re is also permitted to follow Iowa prescribed statutory accounting practice for its reserves on reinsurance assumed from FGL Insurance which increased Raven Re’s statutory capital and surplus by $4.0 and $4.1 at December 31, 2016 and 2015, respectively. Without such permitted statutory accounting practices Raven Re’s statutory capital and surplus (deficit) would be $8.3 and $(13.7) as of December 31, 2016 and 2015, respectively, and its risk-based capital would fall below the minimum regulatory requirements. The letter of credit facility was collateralized by NAIC 1 rated fixed maturity securities. If the permitted practice was revoked, the letter of credit could be replaced by the collateral assets with the issuer’s consent. FGL Insurance’s statutory carrying value of Raven Re at December 31, 2016 and 2015 was $207.3 and $210.3, respectively.
As of December 31, 2016, FGL NY Insurance did not follow any prescribed or permitted statutory accounting practices that differ from the NAIC’s statutory accounting practices.

Securities held on deposit with various state regulatory authorities had a fair value of $19,765.4 and $18,074.6 at September 30, 2017 and 2016, respectively. FGL Insurance is domesticated in Iowa and under Iowa regulations, insurance companies are required to hold securities on deposit in an amount no less than the FGL Insurance’s legal reserve as prescribed by Iowa regulations.

(23) Segment and Geographic Data
The Company follows the accounting guidance which establishes standards for reporting information about operating segments in interim and annual financial statements. The Company’s reportable business segments are organized in a manner that reflects how HRG’s management views those business activities. Accordingly, the Company currently presents the results from its business operations in two reporting segments: (i) Consumer Products and (ii) Corporate and Other. Refer to Note 25, Consolidating Financial Information, for disclosure of total assets for each segment.
The Company’s Corporate and Other segment includes the Company’s ownership of Salus, NZCH, HGI Funding and HGI Energy. The following schedules present the Company’s segment information for Fiscal 2017, 2016 and 2015:

	Fiscal
	2017	2016	2015
Revenues:
Consumer Products	$3,009.5	$3,029.4	$2,598.2
Corporate and Other	1.1	8.9	63.4
Total revenues	$3,010.6	$3,038.3	$2,661.6

Depreciation and amortization:
Consumer Products	$131.6	$119.7	$106.4
Corporate and Other	0.6	0.7	1.0
Consolidated depreciation and amortization	$132.2	$120.4	$107.4

Operating income:
Consumer Products	$328.1	$417.7	$246.2
Corporate and Other and eliminations	(45.1)	(82.8)	(295.0)
Consolidated operating income	283.0	334.9	(48.8)
Interest expense	(309.9)	(334.5)	(321.7)
Gain on deconsolidation of subsidiary	—	—	38.5
Other (expense) income, net	(4.2)	8.8	15.0
(Loss) income from continuing operations before income taxes	(31.1)	9.2	(317.0)
Income tax expense (benefit)	38.1	(58.4)	1.3
Net (loss) income from continuing operations	(69.2)	67.6	(318.3)
Income (loss) from discontinued operations, net of tax	342.4	(101.5)	(194.1)
Net income (loss)	273.2	(33.9)	(512.4)
Less: Net income attributable to noncontrolling interest	167.2	164.9	44.4
Net income (loss) attributable to controlling interest	$106.0	$(198.8)	$(556.8)

	Fiscal
	2017	2016	2015
Capital expenditures:
Consumer Products	$77.8	$60.8	$55.1
Corporate and Other	—	0.2	1.5
Consolidated capital expenditures	$77.8	$61.0	$56.6

	September 30,
	2017	2016
Total long-lived assets:
Consumer Products	$503.1	$366.1
Corporate and Other	0.8	1.3
Consolidated total long-lived assets	$503.9	$367.4

	Fiscal
	2017	2016	2015
Net change in cash due to continuing operating activities:
Consumer Products	$340.8	$461.7	$205.6
Corporate and Other	(185.7)	(187.6)	(151.8)
Consolidated net change in cash due to continuing operating activities	$155.1	$274.1	$53.8
The Company’s geographic data disclosures are as follows:
Net consumer product sales to external customers:

	Fiscal
	2017	2016	2015
United States	$2,417.8	$2,410.2	$2,051.5
Outside the United States	591.7	619.2	546.7
Consolidated net consumer product sales to external customers	$3,009.5	$3,029.4	$2,598.2
Long-lived assets:

	September 30,
	2017	2016
United States	$361.9	$236.8
Outside the United States	142.0	130.6
Consolidated long-lived assets	$503.9	$367.4

(24) Earnings per Share
The following table sets forth the computation of basic and diluted earnings per share (“EPS”) (share amounts in thousands):

	Fiscal
	2017	2016	2015
Net loss from continuing operations attributable to controlling interest	$(121.1)	$(45.8)	$(299.3)
Net income (loss) from discontinued operations attributable to controlling interest	227.1	(153.0)	(257.5)
Net income (loss) attributable to controlling interest	$106.0	$(198.8)	$(556.8)

Weighted-average common shares outstanding - basic and diluted	199,990	198,374	198,142

Net income (loss) per common share attributable to controlling interest:
Basic loss from continuing operations	$(0.61)	$(0.23)	$(1.51)
Basic income (loss) from discontinued operations	1.14	(0.77)	(1.30)
Basic	$0.53	$(1.00)	$(2.81)

Diluted loss from continuing operations	$(0.61)	$(0.23)	$(1.51)
Diluted income (loss) from discontinued operations	1.14	(0.77)	(1.30)
Diluted	$0.53	$(1.00)	$(2.81)
The number of shares of common stock outstanding used in calculating the weighted average thereof reflects the actual number of HRG common stock outstanding, excluding unvested restricted stock.
The following were excluded from the calculation of “Diluted net loss per common share attributable to controlling interest” because the as-converted effect of the unvested restricted stock and stock units, stock options and warrants would have been anti-dilutive (share amounts in thousands):

	Fiscal
	2017	2016	2015
Unvested restricted stock and restricted stock units	466	1,914	2,667
Stock options	1,727	1,300	1,334
Anti-dilutive warrants	154	—	—

For Fiscal 2016 and Fiscal 2015, there were $1.2 and $1.8 outstanding warrants to purchase HRG common stock at an exercise price of $13.125 per share that were excluded from the calculation of “Diluted net (loss) income per common share attributable to controlling interest” because the exercise price per share was above the average stock price for Fiscal 2016 and Fiscal 2015, respectively.

(25) Consolidating Financial Information
The following schedules present the Company’s accompanying Consolidated Balance Sheets information at September 30, 2017 and 2016, and accompanying Consolidated Statements of Operations information for Fiscal 2017, 2016 and 2015. These schedules present the individual segments of the Company and their contribution to the Consolidated Financial Statements. Amounts presented will not necessarily be the same as those in the individual financial statements of the Company’s subsidiaries due to adjustments for purchase accounting, income taxes and noncontrolling interests.
The Corporate and Other column primarily reflects the parent company’s investment in its subsidiaries, invested cash portfolio and corporate long term debt, and the results of Salus and HGI Energy, as well as CorAmerica and FOH from their respective acquisition dates through the dates CorAmerica and FOH were deconsolidated. Reflected in Corporate and Other is also $67.4 of negative book value of HGI Asset Management Holdings LLC as of September 30, 2017, which is primarily attributable to historical loan losses incurred by Salus. The elimination adjustments are for intercompany assets and liabilities, adjustments to align segment accounting policies with the consolidated basis, interest and dividends, the parent company’s investment in capital stocks of subsidiaries, and various reclasses of debit or credit balances to the amounts in consolidation. Purchase accounting adjustments have been pushed down to the appropriate subsidiary.

HRG Group, Inc. - Consolidating Balance Sheets Information

September 30, 2017	Consumer Products	Corporate and Other	Discontinued Operations	Eliminations and adjustments	Total
Assets:
Current assets:
Investments in subsidiaries and affiliates	$—	$2,631.7	$—	$(2,631.7)	$—
Cash and cash equivalents	168.2	101.9	—	—	270.1
Trade receivables, net	266.0	—	—	—	266.0
Other receivables, net	19.4	0.3	—	—	19.7
Inventories, net	496.3	—	—	—	496.3
Prepaid expenses and other current assets	54.2	0.6	—	—	54.8
Current assets of businesses held for sale	603.0	—	28,326.2	—	28,929.2
Total current assets	1,607.1	2,734.5	28,326.2	(2,631.7)	30,036.1
Property, plant and equipment, net	503.1	0.8	—	—	503.9
Goodwill	2,277.1	—	—	—	2,277.1
Intangibles, net	1,612.0	—	—	—	1,612.0
Deferred charges and other assets	43.5	0.2	—	—	43.7
Noncurrent assets of businesses held for sale	1,376.9	—	—	—	1,376.9
Total assets	$7,419.7	$2,735.5	$28,326.2	$(2,631.7)	$35,849.7

Liabilities and Equity:
Current liabilities:
Current portion of long-term debt	$19.4	$50.0	$—	$92.0	$161.4
Accounts payable	371.6	1.5	—	—	373.1
Accrued wages and salaries	49.9	5.5	—	—	55.4
Accrued interest	48.5	28.9	—	0.6	78.0
Other current liabilities	123.4	2.4	—	—	125.8
Current liabilities of businesses held for sale	500.6	—	26,350.7	—	26,851.3
Total current liabilities	1,113.4	88.3	26,350.7	92.6	27,645.0
Long-term debt, net of current portion	3,752.3	1,743.3	—	48.1	5,543.7
Employee benefit obligations	34.4	4.2	—	—	38.6
Deferred tax liabilities	493.2	—	—	—	493.2
Other long-term liabilities	23.6	2.6	—	—	26.2
Affiliated debt and payables	—	140.7	—	(140.7)	—
Noncurrent liabilities of businesses held for sale	156.1	—	—	—	156.1
Total liabilities	5,573.0	1,979.1	26,350.7	—	33,902.8
Total shareholders’ equity	1,095.4	758.0	1,536.3	(2,631.7)	758.0
Noncontrolling interests	751.3	(1.6)	439.2	—	1,188.9
Total shareholders’ equity	1,846.7	756.4	1,975.5	(2,631.7)	1,946.9
Total liabilities and equity	$7,419.7	$2,735.5	$28,326.2	$(2,631.7)	$35,849.7

September 30, 2016	Consumer Products	Corporate and Other	Discontinued Operations	Eliminations and adjustments	Total
Assets:
Current assets:
Investment in subsidiaries and affiliates	$—	$2,405.3	$—	$(2,405.3)	$—
Cash and cash equivalents	275.3	189.9	—	—	465.2
Trade receivables, net	245.6	—	—	—	245.6
Other receivables, net	22.9	0.9	—	—	23.8
Inventories, net	449.9	—	—	—	449.9
Prepaid expenses and other current assets	38.2	—	—	—	38.2
Current assets of businesses held for sale	601.0	—	—	—	601.0
Total current assets	1,632.9	2,596.1	—	(2,405.3)	1,823.7
Property, plant and equipment, net	366.1	1.3	—	—	367.4
Goodwill	2,133.3	—	—	—	2,133.3
Intangibles, net	1,534.8	—	—	—	1,534.8
Deferred charges and other assets	28.2	34.6	—	—	62.8
Noncurrent assets of businesses held for sale	1,373.8	—	26,284.3	—	27,658.1
Total assets	$7,069.1	$2,632.0	$26,284.3	$(2,405.3)	$33,580.1

Liabilities and Equity:
Current liabilities:
Current portion of long-term debt	$145.3	$94.0	$—	$—	$239.3
Accounts payable	314.8	1.2	—	—	316.0
Accrued wages and salaries	79.6	22.2	—	—	101.8
Accrued interest	39.3	29.0	—	—	68.3
Other current liabilities	104.5	(0.8)	—	—	103.7
Current liabilities of businesses held for sale	412.1	—	—	—	412.1
Total current liabilities	1,095.6	145.6	—	—	1,241.2
Long-term debt, net of current portion	3,414.7	1,653.7	—	157.9	5,226.3
Employee benefit obligations	42.8	5.2	—	—	48.0
Deferred tax liabilities	498.8	13.3	—	—	512.1
Other long-term liabilities	17.7	8.3	—	—	26.0
Affiliated debt and payables	—	171.2	—	(171.2)	—
Noncurrent liabilities of businesses held for sale	155.5	—	24,553.8	—	24,709.3
Total liabilities	5,225.1	1,997.3	24,553.8	(13.3)	31,762.9
Total shareholders’ equity	1,040.4	638.1	1,351.6	(2,392.0)	638.1
Noncontrolling interests	803.6	(3.4)	378.9	—	1,179.1
Total shareholders’ equity	1,844.0	634.7	1,730.5	(2,392.0)	1,817.2
Total liabilities and equity	$7,069.1	$2,632.0	$26,284.3	$(2,405.3)	$33,580.1

HRG Group, Inc. - Consolidating Statements of Operations Information

Fiscal 2017	Consumer Products	Corporate and Other	Discontinued Operations	Eliminations and adjustments	Total
Revenues:
Net sales	$3,009.5	$—	$—	$—	$3,009.5
Net investment income	—	1.1	—	—	1.1
Total revenues	3,009.5	1.1	—	—	3,010.6
Operating costs and expenses:
Cost of goods sold	1,833.5	—	—	—	1,833.5
Selling, acquisition, operating and general expenses	847.9	46.8	—	(0.6)	894.1
Total operating costs and expenses	2,681.4	46.8	—	(0.6)	2,727.6
Operating income (loss)	328.1	(45.7)	—	0.6	283.0
Equity in net income of subsidiaries	—	297.1	—	(297.1)	—
Interest expense	(160.9)	(148.3)	—	(0.7)	(309.9)
Affiliated interest income	—	11.4	—	(11.4)	—
Other (expense) income, net	(4.9)	0.7	—	—	(4.2)
(Loss) income from continuing operations before income taxes	162.3	115.2	—	(308.6)	(31.1)
Income tax expense (benefit)	37.3	9.3	—	(8.5)	38.1
Net (loss) income from continuing operations	125.0	105.9	—	(300.1)	(69.2)
Income (loss) from discontinued operations, net of tax	172.1	—	170.3	—	342.4
Net income (loss)	297.1	105.9	170.3	(300.1)	273.2
Less: Net income attributable to noncontrolling interest	123.6	(0.1)	43.7	—	167.2
Net income (loss) attributable to controlling interest	$173.5	$106.0	$126.6	$(300.1)	$106.0

Fiscal 2016	Consumer Products	Corporate and Other	Discontinued Operations	Eliminations and adjustments	Total
Revenues:
Net sales	$3,029.4	$—	$—	$—	$3,029.4
Net investment income	—	8.9	—	—	8.9
Total revenues	3,029.4	8.9	—	—	3,038.3
Operating costs and expenses:
Cost of goods sold	1,791.7	—	—	—	1,791.7
Selling, acquisition, operating and general expenses	820.0	91.7	—	—	911.7
Total operating costs and expenses	2,611.7	91.7	—	—	2,703.4
Operating income (loss)	417.7	(82.8)	—	—	334.9
Equity in net income of subsidiaries	—	43.0	—	(43.0)	—
Interest expense	(182.0)	(144.3)	—	(8.2)	(334.5)
Affiliated interest expense	—	(12.2)	—	12.2	—
Other (expense) income, net	(4.6)	11.1	—	2.3	8.8
(Loss) income from continuing operations before income taxes	231.1	(185.2)	—	(36.7)	9.2
Income tax expense (benefit)	(50.0)	18.9	—	(27.3)	(58.4)
Net (loss) income from continuing operations	281.1	(204.1)	—	(9.4)	67.6
Income (loss) from discontinued operations, net of tax	76.6	—	(178.1)	—	(101.5)
Net income (loss)	357.7	(204.1)	(178.1)	(9.4)	(33.9)
Less: Net income attributable to noncontrolling interest	151.1	(5.3)	19.1	—	164.9
Net income (loss) attributable to controlling interest	$206.6	$(198.8)	$(197.2)	$(9.4)	$(198.8)

Fiscal 2015	Consumer Products	Corporate and Other	Discontinued Operations	Eliminations and adjustments	Total
Revenues:
Net sales	$2,598.2	$42.7	$—	$—	$2,640.9
Net investment income	—	20.7	—	—	20.7
Total revenues	2,598.2	63.4	—	—	2,661.6
Operating costs and expenses:
Cost of goods sold	1,619.7	30.9	—	—	1,650.6
Selling, acquisition, operating and general expenses	732.3	327.5	—	—	1,059.8
Total operating costs and expenses	2,352.0	358.4	—	—	2,710.4
Operating income (loss)	246.2	(295.0)	—	—	(48.8)
Equity in net loss of subsidiaries	—	(232.4)	—	232.4	—
Interest expense	(185.8)	(125.9)	—	(10.0)	(321.7)
Affiliated interest expense	—	(29.6)	—	29.6	—
Gain on deconsolidation of subsidiary	—	38.5	—	—	38.5
Other (expense) income, net	(4.0)	29.8	—	(10.8)	15.0
(Loss) income from continuing operations before income taxes	56.4	(614.6)	—	241.2	(317.0)
Income tax expense (benefit)	5.6	(17.5)	—	13.2	1.3
Net (loss) income from continuing operations	50.8	(597.1)	—	228.0	(318.3)
Income (loss) from discontinued operations, net of tax	98.6	—	(292.7)	—	(194.1)
Net income (loss)	149.4	(597.1)	(292.7)	228.0	(512.4)
Less: Net income attributable to noncontrolling interest	62.7	(40.3)	22.0	—	44.4
Net income (loss) attributable to controlling interest	$86.7	$(556.8)	$(314.7)	$228.0	$(556.8)

(26) Subsequent Events
Subsequent Events
ASC Topic 855, “Subsequent Events” (“ASC 855”), establishes general standards of accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 requires the Company to evaluate events that occur after the balance sheet date through the date the Company’s financial statements are issued and to determine whether adjustments to or additional disclosures in the financial statements are necessary. The Company has evaluated subsequent events through the date these financial statements were issued. See Note 1, Basis of Presentation and Nature of Operations, for updates regarding the regulatory approvals related to the FGL Merger, Front Street Sale and the planned sale of Spectrum Brands’ GBA business.
Corporate and Other Segment
On November 30, 2017, HRG disposed of its interest in FGL and Front Street in connection with the closing of the FGL Merger and the Front Street Sale.
In addition, on May 24, 2017, HRG, FS Holdco II Ltd. (“FS Holdco”), CF Corp and CF/FGL US entered into an agreement (the “338 Agreement”) pursuant to which CF/FGL US agreed that FS Holdco may, at its option, cause CF/FGL US and FS Holdco to make a joint election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with respect to the FGL Merger and the deemed share purchases of FGL’s subsidiaries (the “338 Tax Election”). On March 8, 2018, FS Holdco exercised the 338 Tax Election. In connection with such election, CF/FGL US paid to FS Holdco $30.0 on March 22, 2018 and is required to pay FS Holdco $26.6 by May 21, 2018.
Also on December 15, 2017, HRG issued a notice of redemption to redeem all $864.4 outstanding principal amount of its 7.875% Note at a redemption price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. The 7.875% Notes were redeemed on January 16, 2018.
Tax Reform Act
On December 22, 2017, the Tax Reform Act was signed into law. The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a dividends received deduction for dividends from foreign subsidiaries and imposing a tax on deemed repatriated accumulated earnings of foreign subsidiaries. The Tax Reform Act reduces the U.S. corporate income tax rate from a maximum of 35.0% to a flat 21.0% rate, effective January 1, 2018. HRG is a calendar year taxpayer, therefore HRG will be using the flat 21.0% rate for the January 1 to September 30, 2018 tax period and 35.0% for the October 1 to December 31, 2017 tax period. However, Spectrum Brands files its U.S. tax returns on a September fiscal year basis, its U.S. tax rate for Fiscal 2018 will be a blended rate of 24.4%.

Deferred tax assets and liabilities are measured using enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to reverse. As a result of the reduction in the U.S. Corporate tax rate from 35.0% to 21.0% under the Tax Reform Act, the Company revalued its deferred tax liabilities subsequent to the year ended September 30, 2017 and recognized a provisional $206.7 tax benefit. The Company determined the impact of the U.S. federal corporate income tax rate change on the U.S. deferred tax assets and liabilities is provisional because certain of the timing differences reversing at the Company’s Fiscal 2018 blended rate must be estimated until Fiscal 2018 reversing timing differences are known.
The Tax Reform Act provided for a one-time deemed mandatory repatriation of post-1986 undistributed foreign subsidiary earnings and profits (“E&P”). The Company had an estimated $623.1 of undistributed foreign E&P subject to the deemed mandatory repatriation and recognized a provisional $78.8 of income tax expense subsequent to the year ended September 30, 2017. The mandatory repatriation tax is payable over 8 years and recognized as a long-term liability. The provisional tax expense for the mandatory repatriation is based on currently available information and additional information needs to be prepared, obtained and analyzed in order to determine the final amount, including further analysis of certain foreign exchange gains or losses, earnings and profits, foreign tax credits, and estimated cash and cash equivalents as of the measurement dates in the Tax Reform Act. Tax effects for changes to these items will be recorded in a subsequent quarter, as discrete adjustments to our income tax provision, once complete.
It is currently unclear which of the Tax Reform Act provision will be adopted by the U.S. states. State conformity to the provisions of the Tax Reform Act could have a material impact on the valuation allowance recorded on U.S. state net operating losses.
The Tax Reform Act provides for additional limitations on the deduction of business interest expense, effective with the Company’s Fiscal 2019 tax year. Unused interest deductions can be carried forward and may be used in future years to the extent the interest limitation is not exceeded in those periods. It is possible that a portion of the Company’s future U.S. interest expense could be nondeductible and impact the Company’s effective tax rate.
The Tax Reform Act also contains additional limits on deducting compensation, including performance-based compensation, in excess of $1.0 paid to certain executive officers for any fiscal year, effective with the Company’s Fiscal 2019 tax year. The Company’s future compensation payments will be subject to these limits, which could impact the Company’s effective tax rate.
The Company continues to review the anticipated impacts of the global intangible low taxed income (“GILTI”) and base erosion anti-abuse tax (“BEAT”) on the Company, which are not effective until fiscal year 2019. The Company has not concluded on any impact associated with either GILTI or BEAT in the tax rate. The FASB allows an accounting policy election of either recognizing deferred taxes for temporary differences expected to reverse as GILTI in future years or treating such taxes as a current-period expense when incurred. Due to the complexity of calculating GILTI under the new law, we have not determined which method we will apply.
In response to the enactment of the Tax Reform Act, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. SAB 118 allows registrants to record provisional amounts during a one year measurement period in a manner similar to accounting for business combinations. The Company has assessed provisional tax impacts related to the deemed repatriated earnings and the revaluation of deferred tax assets and liabilities as previously discussed. We have not fully assessed the impact of the Tax Reform Act and SAB 118 and the ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Reform Act. The Company will follow the SAB 118 guidance in the preparation of the Company’s Fiscal 2018 financial statements.
Spectrum Brands Merger
On February 24, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spectrum Brands, HRG SPV Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of HRG (“Merger Sub 1”), and HRG SPV Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of HRG (“Merger Sub 2”, and together with Merger Sub 1, “Merger Sub”).
The Merger Agreement provides that, subject to the terms and conditions thereof, Merger Sub 1 will merge with and into Spectrum Brands (the “First Merger”, and if the Second Merger Opt-Out Condition has occurred, the “Merger”), with Spectrum Brands continuing as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of HRG. Following the effective time of the First Merger (the “Effective Time”) but only if HRG or Spectrum Brands (or both) do not receive and provide to the other, on the closing date but prior to the Effective Time, a tax opinion to the effect that, assuming the Second Merger does not occur, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code (the “Second Merger Opt-Out Condition”), the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger”, and if the Second Merger Op-Out Condition has not occurred, together with the First Merger, the “Merger”), with Merger Sub 2 surviving as a wholly owned subsidiary of HRG.
Immediately prior to the Effective Time, the certificate of incorporation of HRG will be amended and restated (the “Amended HRG Charter”, pursuant to which, among other things, at or as soon as practicable following the Effective Time, the corporate name of HRG will change to “Spectrum Brands Holdings, Inc.”, and each issued and outstanding share of common stock, par value $0.01 per share, of HRG (“HRG Common Stock”) will, by means of a reverse stock split (the “Reverse Split”), be combined into a fraction of a share of HRG Common Stock equal to (i) the number of shares of common stock, par value $0.01 per share, of Spectrum Brands (“Spectrum Brands Common Stock”) held by HRG and its subsidiaries as of immediately prior to the Effective Time, adjusted for HRG’s net indebtedness as of closing, certain transaction expenses of HRG that are unpaid as of closing and a $200.0 upward adjustment, divided by (ii) as of immediately prior to the Reverse Split, the number of outstanding shares of HRG Common Stock on a fully-diluted basis.
At the Effective Time, by virtue of the Merger each share of Spectrum Brands Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of Spectrum Brands or owned or held, directly or indirectly, by HRG or any wholly owned subsidiary of Spectrum Brands or HRG, which shall be cancelled and no consideration will be paid with respect thereto) will be converted into the right to receive one share of newly issued HRG Common Stock (and the issuance of HRG Common Stock in the Merger, the “Share Issuance”). No HRG Common Stock will be issued in the Merger in violation of the Amended HRG Charter, including if as a result of such issuance a person would become a holder of more than 4.9% of Corporation Securities (as defined in the Amended HRG Charter). Any shares of HRG Common Stock that would be issuable to a Spectrum Brands’ stockholder but for the operation of the Merger Agreement and the provisions of Article XIII of the Amended HRG Charter shall instead be treated as Excess Securities (as defined in the Amended HRG Charter) and be delivered to one or more 501(c)(3) charitable organizations or escheated to the state of residence, incorporation or formation (as applicable) of the relevant Spectrum Brands’ stockholder.
At the Effective Time, pursuant to the Merger Agreement, each restricted stock award, restricted stock unit and performance stock unit granted under an equity plan of Spectrum Brands’, whether vested or unvested (collectively, the “Spectrum Brands’ Equity Awards”), that is outstanding immediately prior to the Effective Time, will be assumed by HRG and will be automatically converted, by virtue of the Merger, into a corresponding equity-based award in HRG (each a “New HRG Equity Award”) with the right to hold or acquire shares of HRG Common Stock equal to the number of shares of Spectrum Brands’ Common Stock previously underlying such Spectrum Brands’ Equity Award. Each New HRG Equity Award will be subject to the same terms and conditions as the corresponding Spectrum Brands’ Equity Award. At the effective time, pursuant to the Merger Agreement, HRG will assume all rights and obligations in respect of each equity-based plan of the Spectrum Brands’.
Prior to the closing of the Merger, each stock option, warrant and restricted stock award granted under an equity-based plan of HRG that is outstanding and unvested immediately prior to the closing will become fully vested and each stock option and warrant (the “HRG Exercisable Awards”) will become exercisable. Each HRG Exercisable Award that is unexercised shall be adjusted (including to give effect to the Reverse Split) and shall remain outstanding, subject to the same terms and conditions as applied to the corresponding award as of immediately prior to the Effective Time. Immediately prior to the Reverse Split, pursuant to the Merger Agreement, each HRG restricted stock award shall become fully vested and be treated as a share of HRG Common Stock for purposes of the Reverse Split and the Merger.
The consummation of the Merger, the filing of the Amended HRG Charter and the Share Issuance are subject to the satisfaction or waiver of certain closing conditions, including, (i) the approval of Spectrum Brands’ stockholders (including the approval of the holders of a majority of the Spectrum Brands’ Common Stock not held by HRG, its affiliates and the executive officers of Spectrum Brands, and the approval required under Section 12 of Spectrum Brands’ certificate of incorporation in connection with a “Going-Private Transaction” (as defined therein)), (ii) the approval of HRG stockholders, (iii) the effectiveness of a registration statement on Form S-4 registering the HRG Common Stock to be issued in the Merger, (iv) the approval of the shares of HRG Common Stock to be issued in the Merger for listing on the NYSE, (v) the absence of any temporary restraining order, injunction or other judgment, order or decree issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Merger, (vi) the receipt of certain tax opinions by Spectrum Brands’ and/or HRG that the Merger will qualify as a reorganization under the Internal Revenue Code, (vii) the accuracy of certain representations and warranties of the Spectrum Brands’, Merger Sub and HRG contained in the Merger Agreement and the compliance by the parties with the covenants contained in the Merger Agreement, and (viii) other conditions specified in the Merger Agreement.
Fifth Amendment to Credit Agreement
On March 28, 2018, Spectrum Brands entered into a fifth amendment to the Credit Agreement, expanding the overall capacity of the Revolver Facility to $800.0.

(27) Quarterly Results (Unaudited)

	Quarter Ended
	September 30,		June 30,		March 31,		December 31,
	2017	2016	2017	2016	2017	2016	2016	2015
Net sales	$787.8	$729.6	$862.9	$907.6	$756.5	$784.7	$602.3	$607.5
Total revenues	787.8	729.7	863.0	908.8	757.2	786.3	602.6	613.5
Net consumer and other product gross profit	310.0	305.1	320.1	376.2	306.8	320.5	239.1	235.9
Net (loss) income from continuing operations	(23.3)	(24.1)	3.8	328.2	(7.4)	(117.5)	(42.3)	(119.0)
Income (loss) from discontinued operations, net of tax	47.3	60.3	36.0	(421.2)	(44.0)	133.4	303.1	126.0
Net income (loss)	24.0	36.2	39.8	(93.0)	(51.4)	15.9	260.8	7.0
Net income (loss) attributable to controlling interest	(26.2)	(7.3)	2.1	(132.9)	(82.1)	(24.7)	212.2	(33.9)

Net income (loss) per common share attributable to controlling interest:
Basic loss from continuing operations	$(0.16)	(0.27)	$(0.09)	$0.96	$(0.12)	$(0.46)	$(0.24)	$(0.46)
Basic income (loss) from discontinued operations	0.03	0.23	0.10	(1.63)	(0.29)	0.34	1.30	0.28
Basic	$(0.13)	$(0.04)	$0.01	$(0.67)	$(0.41)	$(0.12)	$1.06	$(0.18)

Diluted loss from continuing operations	$(0.16)	$(0.27)	$(0.09)	$0.95	$(0.12)	$(0.46)	$(0.24)	$(0.46)
Diluted income (loss) from discontinued operations	0.03	0.23	0.10	(1.60)	(0.29)	0.34	1.30	0.28
Diluted	$(0.13)	$(0.04)	$0.01	$(0.65)	$(0.41)	$(0.12)	$1.06	$(0.18)
As previously discussed in Note 1, Basis of Presentation and Nature of Operations, and Note 5, Divestitures, during the third quarter of Fiscal 2017, Front Street entered into the Front Street Purchase Agreement. As a result, Front Street was presented as discontinued operations in the accompanying Consolidated Statements of Operations. In addition, subsequent to Fiscal 2017, effective December 29, 2017, Spectrum Brands’ operations of the GBA business have been classified as discontinued operations in the accompanying Consolidated Statements of Operations. The impact of the adoption of classifying the results of operations of Front Street and Spectrum Brands’ GBA business as discontinued operations and to the Company’s previously reported quarterly results are presented below.

	Quarter Ended September 30, 2017			Quarter Ended September 30, 2016
	Reported	Adjustment	As Revised	Reported	Adjustment	As Revised
Net sales	$1,321.8	$(534.0)	$787.8	$1,249.7	$(520.1)	$729.6
Total revenues	1,321.8	(534.0)	787.8	1,249.8	(520.1)	729.7
Net consumer and other product gross profit	496.3	(186.3)	310.0	485.7	(180.6)	305.1
Net (loss) income from continuing operations	49.1	(72.4)	(23.3)	(8.3)	(15.8)	(24.1)
Income (loss) from discontinued operations, net of tax	(25.1)	72.4	47.3	44.5	15.8	60.3
Net income (loss)	24.0	$—	24.0	36.2	—	36.2
Net income (loss) attributable to controlling interest	(26.2)	—	(26.2)	(7.3)	—	(7.3)

Net income (loss) per common share attributable to controlling interest:
Basic loss from continuing operations	$0.05	$(0.21)	$(0.16)	$(0.23)	$(0.04)	$(0.27)
Basic income (loss) from discontinued operations	(0.18)	0.21	0.03	0.19	0.04	0.23
Basic	$(0.13)	$—	$(0.13)	$(0.04)	$—	$(0.04)

Diluted loss from continuing operations	$0.05	$(0.21)	$(0.16)	$(0.23)	$(0.04)	$(0.27)
Diluted income (loss) from discontinued operations	(0.18)	0.21	0.03	0.19	0.04	0.23
Diluted	$(0.13)	$—	$(0.13)	$(0.04)	$—	$(0.04)

	Quarter Ended June 30, 2017			Quarter Ended June 30, 2016
	Reported	Adjustment	As Revised	Reported	Adjustment	As Revised
Net sales	$1,303.9	$(441.0)	$862.9	$1,361.6	$(454.0)	$907.6
Total revenues	1,304.0	(441.0)	863.0	1,362.8	(454.0)	908.8
Net consumer and other product gross profit	473.3	(153.2)	320.1	530.7	(154.5)	376.2
Net (loss) income from continuing operations	32.1	(28.3)	3.8	92.5	235.7	328.2
Income (loss) from discontinued operations, net of tax	7.7	28.3	36.0	(185.5)	(235.7)	(421.2)
Net income (loss)	39.8	—	39.8	(93.0)	—	(93.0)
Net income (loss) attributable to controlling interest	2.1	—	2.1	(132.9)	—	(132.9)

Net income (loss) per common share attributable to controlling interest:
Basic loss from continuing operations	$(0.01)	$(0.08)	$(0.09)	$0.27	$0.69	$0.96
Basic income (loss) from discontinued operations	0.02	0.08	0.10	(0.94)	(0.69)	(1.63)
Basic	$0.01	$—	$0.01	$(0.67)	$—	$(0.67)

Diluted loss from continuing operations	$(0.01)	$(0.08)	$(0.09)	$0.27	$0.68	$0.95
Diluted income (loss) from discontinued operations	0.02	0.08	0.10	(0.93)	(0.67)	(1.60)
Diluted	$0.01	$—	$0.01	$(0.66)	$0.01	$(0.65)

	Quarter Ended March 31, 2017			Quarter Ended March 31, 2016
	Reported	Adjustment	As Revised	Reported	Adjustment	As Revised
Net sales	$1,169.9	$(413.4)	$756.5	$1,209.6	$(424.9)	$784.7
Total revenues	1,216.1	(458.9)	757.2	1,267.3	(481.0)	786.3
Net consumer and other product gross profit	455.2	(148.4)	306.8	462.8	(142.3)	320.5
Net (loss) income from continuing operations	3.0	(10.4)	(7.4)	63.5	(181.0)	(117.5)
Income (loss) from discontinued operations, net of tax	(54.4)	10.4	(44.0)	(47.6)	181.0	133.4
Net income (loss)	(51.4)	—	(51.4)	15.9	—	15.9
Net income (loss) attributable to controlling interest	(82.1)	—	(82.1)	(24.7)	—	(24.7)

Net income (loss) per common share attributable to controlling interest:
Basic loss from continuing operations	$(0.11)	$(0.01)	$(0.12)	$0.12	$(0.58)	$(0.46)
Basic income (loss) from discontinued operations	(0.30)	0.01	(0.29)	(0.24)	0.58	0.34
Basic	$(0.41)	$—	$(0.41)	$(0.12)	$—	$(0.12)

Diluted loss from continuing operations	$(0.11)	$(0.01)	$(0.12)	$0.12	$(0.58)	$(0.46)
Diluted income (loss) from discontinued operations	(0.30)	0.01	(0.29)	(0.24)	0.58	0.34
Diluted	$(0.41)	$—	$(0.41)	$(0.12)	$—	$(0.12)

	Quarter Ended December 31, 2016			Quarter Ended December 31, 2015
	Reported	Adjustment	As Revised	Reported	Adjustment	As Revised
Net sales	$1,211.8	$(609.5)	$602.3	$1,218.8	$(611.3)	$607.5
Total revenues	1,189.6	(587.0)	602.6	1,209.4	(595.9)	613.5
Net consumer and other product gross profit	450.0	(210.9)	239.1	440.7	(204.8)	235.9
Net (loss) income from continuing operations	2.0	(44.3)	(42.3)	9.5	(128.5)	(119.0)
Income (loss) from discontinued operations, net of tax	258.8	44.3	303.1	(2.5)	128.5	126.0
Net income (loss)	260.8	—	260.8	7.0	—	7.0
Net income (loss) attributable to controlling interest	212.2	—	212.2	(33.9)	—	(33.9)

Net income (loss) per common share attributable to controlling interest:
Basic loss from continuing operations	$(0.13)	$(0.11)	$(0.24)	$(0.11)	$(0.35)	$(0.46)
Basic income (loss) from discontinued operations	1.19	0.11	1.30	(0.06)	0.34	0.28
Basic	$1.06	$—	$1.06	$(0.17)	$(0.01)	$(0.18)

Diluted loss from continuing operations	$(0.13)	$(0.11)	$(0.24)	$(0.11)	$(0.35)	$(0.46)
Diluted income (loss) from discontinued operations	1.19	0.11	1.30	(0.06)	0.34	0.28
Diluted	$1.06	$—	$1.06	$(0.17)	$(0.01)	$(0.18)

SCHEDULE II
Condensed Financial Information of the Registrant
HRG GROUP, INC. (Registrant Only)
BALANCE SHEETS
(In millions)

	September 30,
	2017	2016
ASSETS
Cash and cash equivalents	$92.9	$170.9
Receivables, net	—	0.1
Total current assets	92.9	171.0
Investments in consolidated subsidiaries (a)	2,423.9	1,870.1
Advances to consolidated subsidiaries	0.2	9.6
Deferred tax assets	—	351.2
Properties, net	0.8	1.1
Other assets	0.5	0.6
Total assets	$2,518.3	$2,403.6
LIABILITIES AND EQUITY
Accounts payable	$0.8	$0.2
Accrued and other current liabilities	36.1	48.2
Total current liabilities	36.9	48.4
Long-term debt	1,718.3	1,711.2
Employee benefit obligations	4.2	5.2
Other liabilities	0.9	0.7
Total liabilities	1,760.3	1,765.5
Shareholders’ equity:
Common stock	2.0	2.0
Additional paid-in capital	1,372.9	1,447.1
Accumulated deficit	(925.9)	(1,031.9)
Accumulated other comprehensive income	309.0	220.9
Total shareholders’ equity	758.0	638.1
Total liabilities and equity	$2,518.3	$2,403.6
(a) Includes $1,536.3 and $1,351.6 at September 30, 2017 and 2016 related to the Company’s investment in the Insurance Operations, which were classified as businesses held for sale.
See accompanying Report of Independent Registered Public Accounting Firm.

SCHEDULE II
(continued)

HRG GROUP, INC. (Registrant Only)
STATEMENTS OF OPERATIONS
(In millions)

	Fiscal
	2017	2016	2015
Revenues	$—	$—	$—
Cost of revenues	—	—	—
Gross profit	—	—	—
Operating expenses:
General and administrative	40.4	50.7	100.2
Acquisition related charges	—	0.2	0.4
Total operating expenses	40.4	50.9	100.6
Operating loss	(40.4)	(50.9)	(100.6)
Other income (expense):
Equity in net income (loss) of subsidiaries (a)	497.8	(214.8)	(357.2)
Interest expense	(144.1)	(143.1)	(124.2)
Gain on contingent purchase price reduction	—	—	8.5
Other, net	1.3	2.0	15.2
Income (loss) before income taxes	314.6	(406.8)	(558.3)
Income tax expense (benefit) (b)	208.6	(208.0)	(1.5)
Net income (loss)	$106.0	$(198.8)	$(556.8)
(a) Includes $332.5, $(444.1), and $52.8 for Fiscal 2017, 2016 and 2015, respectively, related to the Company’s investments in the Insurance Operations and Compass, which were classified as discontinued operations.
(b) Fiscal 2016 includes income tax benefit of $206.2 related to classifying the Company’s ownership interest in FGL as held for sale. Fiscal 2017 includes income tax expense of $205.9 related to the Company’s current intent to exercise the 338 Tax Election related to the FGL Merger which resulted in the reversal of the income tax benefit recorded in Fiscal 2016, as discussed above.
See accompanying Report of Independent Registered Public Accounting Firm.

SCHEDULE II
(continued)

HRG GROUP, INC. (Registrant Only)
STATEMENTS OF CASH FLOWS
(In millions)

	Fiscal
	2017	2016	2015
Cash flows from operating activities:
Net income (loss)	$106.0	$(198.8)	$(556.8)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in net (loss) income of subsidiaries	(497.8)	214.8	357.2
Dividends from subsidiaries	118.9	63.5	65.7
Depreciation of properties	0.3	0.3	0.5
Stock-based compensation	5.2	13.7	25.0
Amortization of debt issuance costs	6.1	2.7	4.4
Amortization of debt discount	1.0	3.3	1.8
Deferred income taxes	205.9	(205.8)	—
Gain on contingent purchase price reduction	—	—	(8.5)
Changes in operating assets and liabilities	(10.6)	(3.6)	29.0
Net change in cash due to operating activities	(65.0)	(109.9)	(81.7)
Cash flows from investing activities:
Capital contributions to consolidated subsidiaries	(3.1)	(2.9)	(406.4)
Capital expenditures	—	(0.1)	(1.2)
Net change in cash due to investing activities	(3.1)	(3.0)	(407.6)
Cash flows from financing activities:
Proceeds from senior secured notes	—	—	409.6
Debt issuance costs	—	—	(6.8)
Common stock repurchased	—	—	(22.1)
Share based award tax withholding payments	(16.4)	(17.8)	(18.3)
Other financing activities	6.5	4.4	4.1
Net change in cash due to financing activities	(9.9)	(13.4)	366.5
Net increase in cash and cash equivalents	(78.0)	(126.3)	(122.8)
Cash and cash equivalents at beginning of period	170.9	297.2	420.0
Cash and cash equivalents at end of period	$92.9	$170.9	$297.2
See accompanying Report of Independent Registered Public Accounting Firm.